As filed with the Securities and Exchange Commission on January 26, 2007.
Registration No. 333-134969.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 3 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Lighting Science Group Corporation (Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3646 (Primary Standard Industrial Classification Code Number)	23-2596710 (I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (214) 382-3630 (Address and telephone number of principal executive offices)
2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (Address of principal place of business or intended principal place of business)

Ronald E. Lusk
Chairman and Chief Executive Officer
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201
(214) 382-3630
(Name, address, and telephone number of agent for service)

Copies to:
Mr. Greg Samuel
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202 -3789
(214) 651-5000

Approximate date of proposed sale to the public: At such time or times, as determined by the selling stockholders, after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered (1)	Proposed Maximum Offering Price Per Unit/Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	14,260,823 (3)	(4)	(4)	$1,544.22 (4)
Common Stock, $0.001 par value per share	9,043,864 (5)	(6)	(6)	$979.31 (6)
Common Stock, $0.001 par value per share	4,957,562 (7)	(8)	(8)	$217.49 (8)
Common Stock, $0.001 par value per share	8,814,000 (9)	(10)	(10)	$386.67 (10)
Common Stock, $0.001 par value per share	4,500,000 (11)	(12)	(12)	$238.34 (12)
Common Stock, $0.001 par value per share	7,422,733 (13)	(14)	(14)	$803.76 (14)

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover the additional shares of common stock that may be (i) offered or issued in connection with the provisions of the 6% Convertible Preferred Stock, $0.001 par value per share, of the registrant or the warrants of the registrant that provide for a change in the amount of shares offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar or other transactions or (ii) issuable or issued as a result of a split of, or a stock dividend on, the registered securities prior to completion of the distribution of the securities covered by this registration statement.

(2)	Estimated solely for the purpose of computing the registration fee based on and in reliance upon Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Represents shares issued by the registrant to selling stockholders in connection with private placements, for services rendered, and pursuant to various other transactions.
(4)
Based on $0.92 per share, the average of the bid and asked price for the common stock reported by the Pink Sheets as of July 6, 2005. These securities were previously registered on Registration Statement No. 333-126530, which was declared effective on August 23, 2005. A registration fee of $1,544.22 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(5)	Includes 781,252 shares issued, and 8,262,612 shares issuable, by the registrant to selling stockholders pursuant to the conversion of 6% Convertible Preferred Stock.
(6)
Based on $0.92 per share, the average of the bid and asked price for the common stock reported by the Pink Sheets as of July 6, 2005. These securities were previously registered on Registration Statement No. 333-126530, which was declared effective on August 23, 2005. A registration fee of $979.31 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(7)
On June 2, 2006, in connection with a waiver of certain anti-dilution rights by such holders, the registrant entered into an agreement with the holders of at least a majority of the shares of 6% Convertible Preferred Stock then outstanding (the “Waiver, Consent and Amendment Agreement”) that (i) reduced the conversion price of the 6% Convertible Preferred Stock from $0.80 to $0.50 per share of common stock and (ii) increased the total number of shares of common stock issued and issuable pursuant to the conversion of the 6% Convertible Preferred Stock from 9,043,864 to 14,001,426. Represents the additional shares issued and issuable by the registrant to selling stockholders pursuant to the conversion of 6% Convertible Preferred Stock in connection with the reduction of the conversion price of the 6% Convertible Preferred Stock from $0.80 to $0.50 per share of common stock. These securities were previously registered on this registration statement.

(8)
Based on $0.41 per share, the average of the bid and asked price for the common stock reported by the OTC Bulletin Board as of June 5, 2006. A registration fee of $217.49 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(9)
On June 2, 2006, in connection with a waiver of certain anti-dilution rights by such holders, the registrant entered into the Waiver, Consent and Amendment Agreement with the holders of at least a majority of the shares of 6% Convertible Preferred Stock then outstanding that (i) provide for a contingent reduction of the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock in the event that the current market price, as defined in the Waiver, Consent and Amendment Agreement of the 6% Convertible Preferred Stock, of the common stock is less than $0.50 per share on December 29, 2006 and (ii) further increased the total number of shares of common stock issued and issuable pursuant to the conversion of the 6% Convertible Preferred Stock from 14,001,426 to 22,814,879. Represents the additional shares issued and issuable by the registrant to selling stockholders pursuant to the conversion of 6% Convertible Preferred Stock in connection with the contingent reduction of the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock. These securities were previously registered on this registration statement. Because the current market price, as defined in the Waiver, Consent and Amendment Agreement, of common stock was less than $0.50 per share, the Certificate of Designation was modified to reduce the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock.

(10)
Based on $0.41 per share, the average of the bid and asked price for the common stock reported by the OTC Bulletin Board as of June 5, 2006. A registration fee of $386.67 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(11)
Includes 1,192,168 shares issued, and 3,307,832 shares issuable, by the registrant to selling stockholders in connection with the payment by the registrant of payment-in-kind (PIK) dividends on 6% Convertible Preferred Stock.

(12)
Based on $0.45 per share, the average of the bid and asked price for the common stock reported by the OTC Bulletin Board as of February 6, 2004. These securities were previously registered on Registration Statement No. 333-131884, which was declared effective on or about February 20, 2006. A registration fee of $238.34 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(13)	Includes 87,422 shares issued, and 7,335,311 shares issuable, by the registrant to selling stockholders pursuant to the exercise of warrants of the registrant.
(14)
Based on $0.92 per share, the average of the bid and asked price for the common stock reported by the Pink Sheets as of July 6, 2005. These securities were previously registered on Registration Statement No. 333-126530, which was declared effective on August 23, 2005. A registration fee of $803.76 was paid for these securities and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and other offerings registered on earlier registration statements. The combined prospectus in this registration statement relates to, and shall act, upon effectiveness, as a post-effective amendment to, Registration Statement Nos. 333-126530 and 333-131884. Any of the previously registered securities that are or were offered or sold before the effective date of this registration statement shall not be included in any prospectus hereunder.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 26, 2007

PROSPECTUS

Lighting Science Group Corporation

Up to 48,998,982 shares of common stock, $0.001 par value per share, to be offered by certain holders of securities of Lighting Science Group Corporation

This prospectus relates to the offer of up to 48,998,982 shares of common stock, $.001 par value per share, of Lighting Science Group Corporation by stockholders of Lighting Science Group identified under "Selling Stockholders" in this prospectus (or their permitted transferees, assignees, pledgees, donees, or other successors-in-interest). The shares of common stock offered by this prospectus (the “Offered Shares”) include (i) 14,260,823 shares issued by us to selling stockholders in connection with private placements, for services rendered, and pursuant to various other transactions (the “Lock-Up Shares”), (ii) 781,252 shares issued, and 22,033,627 shares issuable, by us to selling stockholders pursuant to the conversion of the 6% Convertible Preferred Stock, $0.001 par value per share, of Lighting Science Group (the “Conversion Shares”), (iii) 1,192,168 shares issued, and 3,307,832 shares issuable, by us to selling stockholders in connection with the payment by us of payment-in-kind (“PIK”) dividends on the 6% Convertible Preferred Stock (the “PIK Dividend Shares”), and (iv) 87,422 shares issued and 7,335,311 shares issuable (the “Warrant Shares”) by us to selling stockholders pursuant to the exercise of warrants of Lighting Science Group, which were issued by us to selling stockholders in connection with the sale of the 6% Convertible Preferred Stock by us to selling stockholders (the “PIPE Warrants”). The Offered Shares also include additional shares that may be issuable or issued in connection with or as a result of anti-dilution provisions of the 6% Convertible Preferred Stock or the warrants (the “Additional Adjustment Shares”).

We are obligated to register the Offered Shares pursuant to registration rights granted by us to selling stockholders with respect to the Lock-Up Shares, Conversion Shares, PIK Dividend Shares, Warrant Shares, and Additional Adjustment Shares. All of the Offered Shares are to be offered by and for the account of the selling stockholders. We are not offering or selling any shares of the common stock or any other securities pursuant to this prospectus. We will not receive any proceeds from any sales of the Offered Shares by selling stockholders, except in connection with any cash exercise of any of the PIPE Warrants.

Selling stockholders, or their permitted transferees, assignees, pledgees, donees, or other successors-in-interest, may offer and sell the Offered Shares, at such time or times as determined by the Selling Stockholders, pursuant to public or private transactions at market prices or privately negotiated or other prices, as determined by the selling stockholders. We do not know whether any selling stockholder will offer or sell any or all of the Offered Shares or when, at what price, or in what amount any selling stockholder may offer or sell any of the Offered Shares.

The common stock is quoted on the OTC Bulletin Board under the symbol “LSGP.” On January 23, 2007, the last reported sales price of the common stock was $0.41 per share.

We will bear the expenses of registration incurred in connection with this offering. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not be paying any underwriting discounts or commissions in connection with this offering.

These securities are speculative securities and this offering involves substantial risks. Please carefully review and consider the risk factors described under the “Risk Factors” section in this prospectus beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or the disclosures in this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section of this prospectus and the Consolidated Financial Statements and Notes herein, before making any investment decision with respect to the securities offered by this prospectus or Lighting Science Group Corporation.

Lighting Science Group Corporation

We design, develop and own certain intellectual property related to solid-state lighting products utilizing light emitting diodes, or LEDs, as a source of light. Through the development of our Optimized Digital Lighting™, or ODL™, technology, we believe we have narrowed the gap between the theoretical performance capability of LEDs and the current level of LED performance in the existing generation of general illumination products. We are positioned to offer our ODL products through traditional commercial and retail distribution channels, on a direct basis through our sales force, and through our shared savings program with larger commercial and municipal customers (see "Management Discussion and Analysis" on page 14 for a discussion of our shared savings program). Our near-term product portfolio includes flashlights and floodlights for the consumer market, cabinet lighting for the furniture manufacturing and hospitality markets, outdoor lighting products for parking garages and street lighting for the commercial and municipal markets.

Our principal executive offices are located at 2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201. Our telephone number at our principal executive offices is (214) 382-3630.

The Private Placement

On May 12, 2005, we entered into a Securities Purchase Agreement with Western Reserve Hedged Equity, LP, AG Domestic Convertibles, L.P., A.G. Offshore Convertibles, Ltd., the Gryphon Master Fund, L.P., the GSSF Master Fund, L.P., Xerion Partners I LLC, Xerion Partners II Master Fund Limited, Telemark Asset Management, LLC and certain other accredited investors, including certain of our officers and directors (collectively, the “Purchasers”), for the purchase and sale of shares of 6% Convertible Preferred Stock and the PIPE Warrants pursuant to which the Purchasers purchased 2,260,966 shares of 6% Convertible Preferred Stock at $3.20 per share for an aggregate purchase price of $7,235,086 and PIPE Warrants to purchase 6,782,889 shares of common stock. We also executed a registration rights agreement and lock-up agreements with certain affiliates and unaffiliated stockholders of Lighting Science Group.

On June 2, 2006, in connection with a waiver of certain anti-dilution rights by such holders, the Company entered into the Waiver, Consent and Amendment Agreement with the holders of at least a majority of the shares of 6% Convertible Preferred Stock then outstanding that (i) reduced the conversion price of the 6% Convertible Preferred Stock from $0.80 to $0.50 per share of common stock, (ii) provided for a contingent reduction of the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock in the event that the current market price, as defined in the Waiver, Consent and Amendment Agreement, of the common stock is less than $0.50 per share on December 29, 2006, and (iii) increased the total number of shares of common stock issued and issuable pursuant to the conversion of the 6% Convertible Preferred Stock from 9,043,864 to 22,814,844 shares of common stock.

Because the current market price of the Company’s common stock, as defined in the Waiver, Consent and Amendment Agreement, was less than $0.50 per share on December 29, 2006, the Certificate of Designation was modified to reduce the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock. Therefore, the 6% Convertible Preferred Stock is currently convertible into shares of common stock at a conversion price of $0.30 per share of common stock, subject to anti-dilution adjustments. The Certificate of Designation of the 6% Convertible Preferred Stock sets forth the rights, preferences, terms and conditions of the 6% Convertible Preferred Stock. The Amended and Restated Certificate of Designation was filed with the Secretary of State of the State of Delaware on January 8, 2007. As of January 12, 2007, 2,065,653 shares of 6% Convertible Preferred Stock were outstanding.

PIPE Warrants to purchase 6,782,889 shares of common stock were issued to the Purchasers and are currently exercisable for shares of common stock at an exercise price of $0.30 per share of common stock, subject to anti-dilution adjustments. PIPE Warrants to purchase 639,844 shares of common stock, in the aggregate, were also issued to Merriman Curhan Ford & Co. and MRM Capital LP, who acted as our placement agent and financial advisor, respectively, in connection with the purchase and sale of the 6% Convertible Preferred Stock and the PIPE Warrants, and are currently exercisable for shares of common stock at an exercise price of $1.50 per share of common stock, subject to anti-dilution adjustments. The PIPE Warrants expire on May 12, 2010. In December 2006, the Company made an offer to adjust the exercise price of the warrants issued to Merriman Curhan Ford & Co. and MRM Capital LP from $1.50 to $0.30 per share of common stock if the warrants were exercised prior to December 31, 2006. Of the 639,844 warrants issued to Merriman Curhan Ford & Co. and MRM Capital LP, 63,984 warrants were exercised pursuant to the terms of this offer. As of January 12, 2007, PIPE Warrants to purchase 7,335,311 shares of common stock were outstanding.

The 6% Convertible Preferred Stock and the PIPE Warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold until such securities have been registered, except as otherwise provided exemption from registration. We are obligated to register the common stock underlying the 6% Convertible Preferred Stock and the PIPE Warrants and certain other securities pursuant to registration rights agreements with the selling stockholders. This prospectus has been prepared, and the registration statement, including all amendments thereto, of which this prospectus is a part has been filed with the Commission, in order to satisfy our obligations to the selling stockholders. Accordingly, this prospectus covers:

•	the resale by selling stockholders that executed lock-up agreements of shares of common stock purchased prior to the date of the Securities Purchase Agreement;

•	the resale by selling stockholders of shares of common stock issued and issuable pursuant to conversion of 6% Convertible Preferred Stock;

•	the resale by selling stockholders of shares of common stock issued and issuable in connection with the payment by us of PIK dividends on 6% Convertible Preferred Stock;

•	the resale by selling stockholders of shares of common stock issued and issuable pursuant to exercise of the PIPE Warrants.

•	any additional shares of common stock that may be issued or issuable pursuant to anti-dilution provisions of the 6% Convertible Preferred Stock or the PIPE Warrants.

The Offering

Common stock currently outstanding(1)	64,732,598 shares
Common stock offered by the selling stockholders(2)	48,998,982 shares
Common stock to be outstanding after the offering(3)	97,409,368 shares
Use of proceeds
The exercise of warrants, if exercised for cash, for shares of common stock registered under this registration statement would result, together with proceeds previously realized, in proceeds of up to $2,994,633 to Lighting Science Group. These proceeds, if any, are anticipated to be used for working capital and general corporate purposes.

Trading Symbol	LSGP

(1)	Includes approximately 17,401,868 shares beneficially owned by affiliates of Lighting Science Group.
(2)
Includes approximately 34,737,617 shares issued and issuable pursuant to conversion of 6% Convertible Preferred Stock and exercise of the PIPE Warrants. Also includes shares issued and issuable by us to selling stockholders in connection with the payment of PIK dividends by us on the 6% Convertible Preferred Stock.

(3)
Assumes the conversion of 2,065,653 shares of 6% Convertible Preferred Stock into 22,033,627 shares of common stock and the exercise of PIPE Warrants held by selling stockholders for 7,422,733 shares of common stock.

Summary Consolidated Financial Information

Set forth below are our summary consolidated statements of operations for the three-month periods ended September 30, 2006 and 2005,the nine-month periods ended September 30, 2006 and 2005, the year ended December 31, 2005 and for the cumulative period beginning September 26, 2003 and ended September 30, 2006 and our summary consolidated balance sheets as of September 30, 2006 and December 31, 2005. This information should be read in conjunction with our unaudited interim consolidated financial statements as of and for the nine-month period then ended and the notes thereto and the audited consolidated financial statements as of and for the years ended December 31, 2005 and 2004 and the notes thereto and the “Management Discussion and Analysis of Financial Condition and Results of Operations,” which appear elsewhere in this prospectus.

Income Statement Data:
	For the Three-Month Period Ended September 30, 2006	For the Three-Month Period Ended September 30, 2005	For the Nine-Month Period Ended September 30, 2006	For the Nine-Month Period Ended September 30, 2005	For the Year Ended December 31, 2005	Cumulative from September 26, 2003 through September 30, 2006
Revenue	$125,522	$43,943	$262,516	$42,868	$72,564	$338,484
Cost of goods sold	(107,094)	(16,487)	(217,798)	(16,487)	(33,110)	(252,984)
Gross margin	18,428	27,456	44,718	26,381	39,454	85,500

Operating expenses:
Selling, general and administrative	344,921	406,913	1,428,551	1,158,278	1,823,020	4,555,036
Compensation and related expenses	624,139	552,672	2,128,638	1,441,424	1,976,549	5,461,673
Consulting fees	96,585	386,116	422,688	1,154,996	1,627,684	2,675,306
Directors fees	260,530	75,000	385,530	225,000	294,445	1,156,050
Depreciation and amortization	127,291	122,623	377,375	364,736	487,766	1,124,392
Total operating expenses	1,453,466	1,543,324	4,742,782	4,344,434	6,209,464	14,972,457
Operating income (loss)	(1,435,038)	(1,515,868)	(4,698,064)	(4,318,053)	(6,170,010)	(14,886,957)

Interest, net and other income and expense, net	142,690	1,687,975	2,993,620	(733,494)	3,064,673	5,896,983
Net income (loss)	(1,292,348)	172,107	(1,704,444)	(5,051,547)	(3,105,337)	(8,989,974)

Dividend on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	432,091	477,378	1,217,413	729,982	1,202,901	2,420,314
Net loss applicable to common stock	$(1,724,439)	$(305,271)	$(2,921,857)	$(5,781,529)	$(4,308,238)	$(11,410,288)

Basic net loss per weighted average common share	$(0.03)	$(0.01)	$(0.05)	$(0.10)	$(0.08)	$(0.26)

Weighted average number of common shares outstanding	58,191,254	54,969,055	56,283,577	55,214,668	53,807,907	43,192,045

Balance Sheet Data:
	September 30, 2006	December 31, 2005

Cash and cash equivalents	$86,295	$1,984,477
Other current assets	1,622,674	757,772
Total current assets	1,708,969	2,742,249

Property and equipment, net	345,793	295,336
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224	2,793,224
Intellectual property, net	1,063,533	1,108,683
Property rights agreement, net	236,222	501,972
Other non-current assets	154,097	154,097
TOTAL ASSETS	$6,301,838	$7,595,561

Accounts payable	$305,442	$247,969
Accrued expenses	303,892	155,329
Accrued dividend on 6% Convertible Preferred Stock	54,814	59,957
Line of credit	1,253,804	-
Current portion of note payable to related party	98,750	38,889
Total current liabilities	2,016,702	502,144

Note payable - related party	81,250	111,111
Liability under derivative contracts	50,267	3,327,437
Total other liabilities	131,517	3,438,548
TOTAL LIABILITIES	2,148,219	3,940,692

6% Convertible preferred stock	1,839,960	927,677

Common stock	60,841	55,475
Additional paid-in-capital	15,333,791	12,830,833
Deficit accumulated during the development stage	(13,080,973)	(10,159,116)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	2,313,659	2,727,192
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,301,838	$7,595,561

RISK FACTORS

An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

Because We Have A Lack Of Revenues And A History Of Losses, We May Be Unable To Continue Operations Unless We Can Generate Operating Income By Completing Development Of, And Successfully Marketing, Our Products.

Since we emerged from bankruptcy on September 26, 2003, we have sustained operating losses. For the nine- month period ended September 30, 2006 and for the year ended December 31, 2005, we had limited revenues of $262,516 and $72,564, respectively, and as of September 30, 2006 and December 31, 2005, we had an accumulated deficit of $13,080,973 and $10,159,116, respectively. We expect to begin generating more revenues from the sale of our products during the first quarter of 2007. Our ability to generate revenue is, however, dependent on receiving purchase commitments from new customers as well as the timing that such purchase commitments, if any, are received.

It Is Difficult To Evaluate The Likelihood That We Will Achieve Or Maintain Profitability In The Future.

We are seeking to make the transition from a development stage company to one that is focusing on sales and growth in the lighting industry marketplace. Accordingly, we have not yet achieved profitability on an annual basis. As we begin concentrating on sales and growth and commercializing our products, our limited operating history makes an evaluation of our future prospects difficult. If we do not achieve sufficient growth in our revenues or achieve and sustain profitability in the future, we will be unable to continue operations.

If We Are Unable To Obtain Outside Sufficient Capital When Needed, Our Business And Future Prospects Will or Could Be Adversely Affected And We Could Be Forced To Suspend Or Discontinue Operations.

Our current cash balances together with revenues received from the sale of our products, the proceeds of draws against our $2,300,000 line of credit and amounts available under our working capital facility may not be sufficient to meet our operating needs during the first quarter of 2007. The actual amount of funds that we will need will be determined by many factors, many of which are beyond our control. These factors include timing and volume of sales transactions, market acceptance of our products, the success of our research and development efforts (including any unanticipated delays), the costs and timing of obtaining new patent rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.

Potential sources of outside capital include entering strategic business relationships, bank borrowings, public or private sales of shares of our capital stock or debt or other similar arrangements. We do not have any committed sources of outside capital at this time other than the line of credit recently obtained by us and the working capital facility. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

If Our Optimized Digital Lighting Technology Does Not Achieve Market Acceptance, Prospects For Our Growth And Profitability May Be Limited.

Our future success depends on market acceptance of our Optimized Digital Lighting technology. Potential customers may be reluctant to adopt solid-state lighting as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness and cost-effectiveness when compared to other lighting sources available in the market. If acceptance of solid-state lighting in general, and of our ODL lighting systems in particular, does not continue to grow within the high performance lighting markets that we may serve directly, and in the markets that we intend to serve through future customers, then opportunities to increase our revenues and operate profitably may be limited.

Our long-term business strategy includes penetration of the general lighting market with our ODL and other lighting products. Failure to obtain and incorporate into our products, on a timely basis, LEDs having satisfactory performance, quality and cost characteristics could delay our planned introduction of our products, or reduce the attractiveness to potential customers of our products that incorporate LEDs. In addition, the characteristics of our Optimized Digital Lighting technology that we believe are desired by customers in the high performance color lighting markets that we currently serve may not provide us with competitive advantages in the general lighting market. For example, end-users in the general lighting market may not require the complex, dynamic lighting effects or sophisticated digital control that our systems provide. Similarly, if LED manufacturers are able to develop single LEDs that produce light of acceptable consistency and color, our color temperature control technologies may be of less importance in the general lighting market than in the high performance color lighting market. In addition, patents that have been or will be issued may not afford meaningful protection for our products or provide us with a significant competitive advantage.

Because We Rely Upon Ronald E. Lusk And Other Key Personnel, A Loss Of Any Key Personnel Could Prevent Or Significantly Delay The Achievement Of Our Goals.

Our success will depend to a large extent on the abilities and continued service of Ronald E. Lusk and other key personnel. The loss of Mr. Lusk, the CEO, or other key personnel could prevent or significantly delay the achievement of our goals. We have employment agreements with Ronald E. Lusk, Fredric S. Maxik, Stephen Hamilton and K. Shane Hartman. We maintain a key man life insurance policy with respect to Fredric S. Maxik. If any of these persons were to leave us, it could delay implementation of our business plan and marketing efforts. If we continue to grow, we will need to add additional management and other personnel. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. Our efforts to obtain or retain such personnel may not be successful.

If Critical Components That We Currently Purchase From Our Suppliers Become Unavailable, We May Incur Delays In Shipment Which Could Damage Our Business.

We depend on our suppliers for certain components critical to the manufacture of our solid-state lighting systems. For certain types of LEDs used in our lighting systems, we currently have a limited number of suppliers. We depend on our vendors to supply critical components in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components and obtaining them in needed quantities may be a time-consuming process and there can be no assurance that an adequate alternative source of supply could be found at an acceptable cost.

We could experience shortages of standard electronic components as well as custom components specific to our products. If our suppliers are unable to meet our demand for critical components at reasonable costs, and if we are unable to obtain an alternative source or the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products will or could be harmed. Because we generally rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to obtain components in adequate quantities and at acceptable prices in the longer term. If we are unable to obtain components in adequate quantities, we may incur delays in shipment or be unable to meet demand for our products which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

The principal raw materials used in the manufacture of our LED components and sensor assemblies are silicon wafers, gold wire, lead frames, and a variety of packages and substrates, including metal, printed circuit board, flex circuits, ceramic and plastic packages. All of these raw materials can be obtained from several suppliers. From time to time, particularly during periods of increased industry-wide demand, silicon wafers and other materials have been in short supply. Any significant interruption in the supply of these raw materials could have a material adverse effect upon us.

We are Dependent on Key Outside Contract Manufacturers to Deliver Custom Products.

We depend on key outside contract manufacturers’ equipment and assembly processes. We believe that these key manufacturing and assembly processes give us the flexibility and responsiveness to meet our customer delivery schedules and performance specifications with respect to custom products. This value proposition is an important component of our offering to our customers. A loss of these capabilities or access to key outside contract manufacturers could have an adverse effect on our existing operations and new business growth.

If The Companies To Which We Outsource The Manufacture Of Our Products Fail To Meet Our Requirements For Quality, Quantity And Timeliness, Our Revenues And Reputation In The Marketplace Could Be Harmed.

We outsource substantially all of the manufacture of our products, and do not own or operate a manufacturing facility with significant capacity. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly), provide all necessary facilities and labor to manufacture our products, and stock and arrange for transport of our finished goods, generally by ship, to our distributors and customers. If these companies were to terminate their arrangements with us or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production may be a costly and time-consuming process. Therefore, we may be unable to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance, manufacturing yields and production costs; and

•	risk of loss of inventory while in transit.

Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.

If We Are Unable To Increase Production Capacity For Our Products In A Timely Manner, We May Incur Delays In Shipment And Our Revenues And Reputation In The Marketplace Could Be Harmed.

An important part of our business strategy is the expansion of production capacity for our products. We plan to increase production capacity by adding new contract manufacturers and by expanding capacity with our existing contract manufacturers. Our ability to successfully increase production capacity will depend on a number of factors, including the following:

•	identification and availability of appropriate and affordable contract manufacturers;

•	ability of our current contract manufacturers to allocate more existing capacity to us or their ability to add new capacity quickly;

•	availability of critical components used in the manufacture of our products;

•	establishment of adequate management information systems, financial controls and supply chain management and quality control procedures; and

•	ability of our future contract manufacturers to implement our manufacturing processes.

If we are unable to increase production capacity for our products in a timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

If We Are Not Able To Compete Effectively Against Larger Lighting Manufacturers With Greater Resources, Our Prospects For Future Success Will Be Jeopardized.

In the high performance lighting markets in which we plan to sell our Optimized Digital Lighting and other LED lighting systems, and in the licensing markets in which we participate, our systems compete with lighting products utilizing traditional lighting technology provided by many vendors. In addition, we face competition from a smaller number of manufacturers, including manufacturers of traditional lighting equipment that have developed one or more solid-state lighting products. Some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing than we have.

Additionally, to the extent that we seek to introduce Optimized Digital Lighting products for use in general lighting applications, such as retrofit bulbs and lamps for standard fixtures, we expect to encounter competition from large, established companies in the general lighting industry such as General Electric, Matsushita, Osram Sylvania and Philips Lighting, each of which has, we believe, undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of solid-state lighting systems than we have. We will also be competing with domestic and international manufacturers of lighting components of various sizes and resources. We may be unable to compete successfully in such markets against these or future competitors.

In each of our markets, we anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us by introducing more complete systems that do not infringe upon our patents.

Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenues and profitability, and our future prospects for success may be harmed.

If We Are Unable To Manage Any Future Growth Effectively, Our Profitability And Liquidity Could Be Adversely Affected.

Our anticipated growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. For example, we may need to implement new modules of our management information system, hire and train new sales representatives and expand our supply chain management and quality control operations. Additionally, we may need to make additions to our operations and administrative management teams. If we are unable to manage our growth effectively, we may be unable to operate profitability and we may not be able to effectively pursue our business plan.

We Have Limited Experience Conducting Operations Internationally, Which May Make Expansion More Difficult And Costly Than We Expect And Adversely Affect Our Revenue Growth And Profitability.

We currently outsource the manufacture of our products to international facilities. To the extent that we continue to outsource to international locations, we are exposed to differing laws, regulations and business cultures than what we experience domestically that may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we hope to enter into agreements with manufacturers, shippers and distributors that attempt to minimize these risks, such agreements may not be honored and we may not be able to adequately protect our interests.

We intend to continue outsourcing the manufacture of our products internationally for the foreseeable future. There are many barriers and risks to operating successfully in the international marketplace, including the following:

•	intellectual property protection risks;

•	foreign currency risks;

•	dependence on foreign manufacturers, shippers and distributors;

•	compliance with multiple, conflicting and changing governmental laws and regulations; and

•	import and export restrictions and tariffs.

If we are not able to successfully deliver our products and services to our anticipated markets in a timely and cost-effective manner, our revenue growth and profitability may be adversely affected.

Our Products Could Contain Defects That Could Reduce Sales Or Result In Claims Against Us.

Despite testing by us and our customers, defects could be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Risks Related To Intellectual Property

If We Are Unable To Respond Effectively As New Lighting Technologies And Market Trends Emerge, Our Competitive Position And Our Ability To Generate Revenues And Profits May Be Harmed.

To be successful, we must keep pace with rapid changes in lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. For example, if new solid-state lighting devices are introduced that can be controlled by methods not covered by our proprietary technology, or if effective new sources of light other than solid-state devices are discovered, our current products and technology could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain, or sustain, profitability.

If We Are Unable to Obtain and Protect Our Intellectual Property Rights, Our Ability to Commercialize Our Products Could Be Substantially Limited.

We have filed thirty (30) patent applications. From these applications, eight (8) patents have been issued, one (1) has been approved and is awaiting patent issuance, fifteen (15) are currently pending approval, and six (6) are no longer active. Any patent applications filed by us, or by others under which we have rights, may not result in patents being issued in the United States or foreign countries. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Competitors may develop products similar to our products that do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. Our ODL technology may inadvertently infringe on patents or rights owned by others or licenses which might not be available to us.

In some cases, we may rely on trade secrets to protect our innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, disputes might arise as to the proprietary rights to such information that may not be resolved in our favor.

We may not be able to afford the legal costs associated with defending or enforcing any of our patents.

If We Are Unable To Protect Our Intellectual Property Rights Adequately, The Value Of Our Products Could Be Diminished.

Litigation of intellectual property rights can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of our management and key technical personnel. which could severely harm our business. Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business.

Risks Related to This Offering

Because Our Stock Price Is Volatile, It Can Be Difficult For Stockholders To Predict The Value Of Our Shares At Any Given Time.

The price of our common stock has been and may continue to be volatile, which makes it difficult for stockholders to assess or predict the value of their shares. In the last two fiscal years, the price of our common stock has ranged from $0.15 to $2.08. A variety of factors may affect the market price of our common stock including, but not limited to:

•	changes in expectations as to our future financial performance;
•	announcements of technological innovations or new products by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	changes in laws and government regulations;

•	developments concerning our proprietary rights;
•	public perception relating to the commercial value or reliability of any of our lighting products;
•	future sales of our common stock; and
•	general stock market conditions.

Trading In Our Common Stock is Sporadic And An Established Trading Market May Not Be Developed or Sustained.

Although our common stock is quoted in the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq stock market. Quotes for stocks listed in the OTC Bulletin Board generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely in the OTC Bulletin Board. Accordingly, prices for and coverage of securities quoted solely in the OTC Bulletin Board may be difficult to obtain. In addition, stock quoted solely in the OTC Bulletin Board tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, AMEX or Nasdaq. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of its securities.

Our Common Stock May Be Considered A “Penny Stock” And May Be Difficult to Sell.

SEC regulations generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock currently is less than $5.00 per share and, therefore, is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Because We Have Never Paid Dividends On Our Common Stock And Have No Plans To Do So, The Only Return On Your Investment Will Come From Any Increase In The Value Of The Common Stock.

Since beginning our current business, we have not paid cash dividends on the common stock and do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of the common stock.

Our Directors And Management Collectively Control Approximately 37% Of Our Outstanding Common Stock.

Our directors and certain members of our management, as a group, currently control approximately 37% of our outstanding common stock on a beneficial basis and 23% on a fully diluted basis. As a result, these stockholders, if they act together, will be able to significantly influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. You and other stockholders may have a limited influence over these actions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Because There Is A Potential For Future Dilution To Existing Stockholders, Their Percentage Ownership And Control Over Company Matters Could Be Reduced.

Currently, we are authorized to issue up to 495,000,000 shares of our common stock. As of  January 12, 2007, there were issued and outstanding 64,732,598 shares of our common stock and we may be obligated to issue up to 40,259,938 shares of our common stock to the holders of our outstanding 6% Convertible Preferred Stock, warrants, and stock options. The authorized but unissued shares of common stock may be issued by us in such transactions and at such times as our board of directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Additionally, under the terms of the certificate of designation governing the 6% Convertible Preferred Stock, we have issued, and have the ability to issue, shares of common stock in lieu of cash dividends. Any such issuance that is not made solely to all then-existing common stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.

    Substantial Sales Of Our Common Stock Could Cause Our Stock Price To Decline.

Sales of a substantial number of shares of common stock pursuant to this offering, or the perception that sales could occur, could adversely affect the market price of our common stock. As of January 12, 2007, there were 64,732,598 shares of common stock outstanding, 22,033,627 shares of common stock issuable pursuant to conversion of the 6% Convertible Preferred Stock, 4,630,000 shares of common stock issuable pursuant to the exercise of outstanding stock options, and 13,096,311 shares of common stock issuable pursuant to the exercise of outstanding warrants.  Immediately after this offering, there could be up to 97,409,368 shares of common stock outstanding. In general, if offered and sold pursuant to this prospectus, the 48,998,982 shares of common stock covered by this prospectus will be freely tradable without restriction or further registration under the federal securities laws.

Anti-Takeover Provisions In Our Charter Documents And Under Delaware Law Could Prevent Or Delay A Change In Control Of Our Company.

Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions include the ability to issue “blank check” preferred stock. The existence of this provision could limit the price that investors might be willing to pay in the future for shares of our common stock.

Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us or obtaining control of us.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.

USE OF PROCEEDS

We will not receive any proceeds from any sales of the Offered Shares by selling stockholders, except in connection with any cash exercise of any of the PIPE Warrants. We are not offering or selling any shares of the common stock or any other securities pursuant to this prospectus. All of the Offered Shares are to be offered by and for the account of the selling stockholders.

We may receive proceeds from the exercise of PIPE Warrants, if and when they are exercised, to the extent they are not exercised under a cashless exercise provision. The terms of the PIPE Warrants permit the PIPE Warrants to be exercised without tendering cash at a value based on the market value of the common stock under certain conditions. A cashless exercise would result in less shares being issued than under a cash exercise of the PIPE Warrants. We anticipate that the net proceeds from any cash exercises of the PIPE Warrants, if any, will be used for working capital and general corporate purposes. The actual allocation of proceeds realized from any cash exercise of any of the PIPE Warrants will depend upon the amount and timing of any such exercises and our operating revenues/losses and cash position and working capital requirements at the time of any such exercises. There can be no assurances that any of the PIPE Warrants will be exercised for cash.

We will bear the costs, fees, and expenses incurred in connection with effecting the registration of the Offered Shares, including, without limitation, all registration and filing fees, listing fees, and expenses of our counsel and our accountants. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not be paying any underwriting discounts or commissions in connection with this offering.

DESCRIPTION OF BUSINESS

We are a Delaware corporation incorporated on June 16, 1988. On December 23, 2004, The Phoenix Group Corporation, our predecessor entity, announced its decision to change its name to Lighting Science Group Corporation by means of a parent/subsidiary merger with its wholly-owned subsidiary, Lighting Science, Inc. The Phoenix Group Corporation filed a certificate of merger with the office of the Secretary of State of Delaware on December 23, 2004 to complete the merger of Lighting Science, Inc. with and into The Phoenix Group Corporation and to change its name. We began conducting our operations under the name Lighting Science Group Corporation on January 1, 2005.

On or about August 20, 2002, we filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The case was subsequently transferred to the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division bankruptcy court. During the summer of 2003, we filed a Disclosure Statement and Plan of Reorganization that was confirmed by the bankruptcy court on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the plan of reorganization, the holder of the Series A Preferred Stock, Match, Inc., a company controlled by our Chief Executive Officer, Ronald E. Lusk, agreed to waive its rights, including its voting and conversion rights, and our creditors received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the plan of reorganization - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified us to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position 90-7.

On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a corporation that developed and owned certain intellectual property related to the design, development and power management of lighting products utilizing light emitting diodes as a source of light.

Products/Distribution

We have begun to introduce our Optimized Digital Lighting products through traditional commercial and retail distribution channels and on a direct basis. Currently the Company sells products through lighting and electrical distributors, parking garage operators, distributors in the spa, hospitality and leisure sectors, retailers of energy efficient products and the Company’s own website. The Company continues to expand the number of distribution channels through which it will sell products. Our near-term product portfolio consists of the following:

Flashlights - Our flashlight is currently available on the website of the Home Depot, a big box retailer, and is currently under evaluation by Home Depot for sale in its stores. We are aggressively marketing this product to other retailers as well as through distributors.

Cabinet Lighting - We intend to aggressively market cabinet and display case lighting products to potential users in the retail, hotel and recreation industries.

Floodlights - We intend to market these lights through warehouse-style and other big-box retailers, lighting distributors, under our Shared Savings Program and on a direct basis in certain industries. The Company currently is selling lights in a number of form factors including R-16, MR-16, R-20, R-25, R-30, G-11 and S-6.

Parking Garage Lighting - We have established direct contact with major parking garage operators across the country and these parking garage lights will be made available for outright sales, as well as under the Shared Savings Program. In conjunction therewith, we have formed an alliance with Amtech Lighting Services (see below) to install our parking garage lights and fixtures in facilities that Amtech services.

Outdoor Lighting - We expect to make streetlights available under our Shared Savings Program either directly or via Energy Service Company (ESCO) partners.

Operations

We have begun to work with major international design, engineering and manufacturing companies to support the development of our products and the transition of such products into the manufacturing process.

In order to minimize our investment in plant and equipment and enable us to focus on research and development, our manufacturing strategy is to outsource the manufacture of our Optimized Digital Lighting products, and, therefore, we do not own or operate a manufacturing facility. We currently partner with a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly), provide all necessary facilities and labor to manufacture our products, and stock and arrange for transport of our finished goods, generally by ship, to our distributors and customers.

We currently have multiple sources of supply for the LEDs used in the assembly of our lighting products. We currently buy LEDs from two domestic manufacturers and two foreign manufacturers. All suppliers currently have adequate capacity to provide sufficient quantities of LEDs to meet our forecasted needs. Our lighting products incorporate a proprietary power supply module. These modules are fabricated by two manufacturers, each of which has adequate capacity to produce estimated quantities of power modules to meet our forecasted needs. One domestic supplier and several foreign suppliers provide microelectronic components for the various lighting products. We have no sole source supply for any of the assemblies required for the manufacture of our lighting products.

Employees

As of January 12, 2007, we have 14 full-time employees. We believe that our relationship with our employees is good. None of our employees is represented by an employee union.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Information contained herein, other than historical information, should be considered forward-looking and subject to various risk factors and uncertainties. Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward looking statements.  Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and inherent risks and uncertainties.  For a detailed description of the factors that could cause actual results to differ materially from those expressed in any forward looking statement, please see the "Risk Factors" section herein.

Overview

We are a producer of lighting products utilizing Optimized Digital Lighting™ (ODL®) technology, a refinement of light emitting diode (“LED”) technology. We are seeking to make the transition to an operating company, focusing on sales and growth in the lighting industry marketplace.

Our revenues are primarily derived from sales of garage lights, standard form factor bulbs (including R-30, R-25, R-16 and MR-16), candles, flashlights and small bulbs. Although our financial results are dependent in part on the pricing and cost of these products, they are currently primarily dependent on the level of selling, general and administrative (“SG&A”), compensation and other operating and interest expenses while we implement and finance our transition to an operating company.

Results of Operations

Revenues

For the three and nine-month periods ended September 30, 2006, total revenues of $126,000 and $263,000, were higher than the comparable periods in 2005. The Company began offering products for sale during the second half of 2005 and had only nominal sales in prior periods. For the nine-month period ended September 30, 2006, our revenues consisted of sales of lighting products.

Cost of Goods Sold

For the three- and nine-month periods ended September 30, 2006, cost of goods sold were $107,094 and $217,798, respectively, as compared to $16,487 and $16,487, respectively, for the comparable periods of the prior year. The increase in cost of goods sold over this period was primarily due to the increased sales volume.

Selling, General and Administrative Expenses

Summarized in the table below are SG&A expenses comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
SG&A expenses	$344,921	$406,913	$1,428,551	$1,158,278

SG&A expenses for the three- and nine-month periods ended September 30, 2006 decreased by 15% and increased by 23%, respectively, from the comparable periods in 2005. The decrease in SG&A expenses in the three-month period ended September 30, 2006 was primarily due to the Company reducing its research and development activities to focus on customer testing, sales, marketing and production activities. The increase in SG&A expenses in the nine-month period was primarily due to increased selling costs, product development, product testing and marketing costs in 2006 as the Company began to deploy its products and continued to develop its distribution network. The Company also recorded a reserve for obsolescence against the carrying value of certain raw materials and components of approximately $85,000 in the nine-month period ended September 30, 2006 whereas no reserve was recorded in the corresponding period in 2005.

Compensation and Related Expenses

Summarized in the table below are compensation and related expenses comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Compensation and related expenses	$624,139	$552,672	$2,128,637	$1,441,424

Compensation and related expenses increased by approximately $71,000 for the three-month period ended September 30, 2006 and by approximately $687,000 for the nine-month period ended September 30, 2006 compared to the respective comparable periods in 2005. The principal reason for the increase in both periods was related to stock option expenses. The Company granted stock options to employees, directors and consultants in the fourth quarter of 2005 and in the first quarter of 2006. No stock option grants were made by the Company in the first nine months of 2005. The total amounts of the stock option expense recorded in the three-month period and the nine-month period ended September 30, 2006 was $118,000 and $680,000, respectively.

Professional Fees

Summarized in the table below are professional fees comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Professional fees	$96,585	$386,116	$422,688	$1,154,996

Professional fees decreased by approximately $290,000 in the three-month period ended September 30, 2006 compared to the three-month period ended September 30, 2005. The principal reason for this decrease was that the Company had recorded expenses during the three-month period ended June 30, 2005 related to its filing of the initial registration statement for the common stock to be issued upon the conversion of the 6% Convertible Preferred Stock, the warrants issued to purchasers of the 6% Convertible Preferred Stock, and other common stock registered pursuant to lock-up agreements. The professional fees in the three-month period ended September 30, 2006 related primarily to the filing of patent applications and to costs associated with its requisite securities filings. Professional fees for the nine-month period ended September 30, 2006 were approximately $732,000 lower than for the same period in 2005, mainly due to no costs being incurred in the nine-month period ended September 30, 2006 with respect to the sale of the 6% Convertible Preferred Stock and the registration of the 6% Convertible Preferred Stock and other common stock for resale by the holders thereof.

Directors’ Fees

Summarized in the table below are directors’ fees comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Directors’ fees	$260,530	$75,000	$385,530	$225,000

Directors’ fees increased to $260,000 in the three-month period ended September 30, 2006 from $75,000 in the three-month period ended September 30, 2005. The increase is related to the accrual of additional fees paid to directors for their increased participation on board committees. Total directors fees increased to $385,000 in the nine-month period ended September 30, 2005 from $225,000 for the nine-month period ended September 30, 2006. The increase is due primarily to the accrual of additional fees paid to directors in September 2006 for their increased participation on board committees.

Depreciation and Amortization Expenses

Summarized in the table below are depreciation and amortization expenses comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Depreciation and amortization	$127,291	$122,623	$377,375	$364,736

Depreciation and amortization expense increased only slightly in each of the three-month and nine-month periods ended September 30, 2006 as compared to the similar periods in 2005, due to the increased depreciation expense related to capital assets acquired subsequent to September 2005.

Interest Expense (Net)

Summarized in the table below is interest expense, net of interest income, comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Interest expense (net)	$171,550	$(26,908)	$160,379	$29,940

Interest expense, net of interest income, increased substantially in each of the three-month and nine-month periods ended September 30, 2006 compared to the respective comparable periods in 2005. In the three-month period ended September 30, 2006, approximately $152,000 of the interest expense recorded related to the amortization of the guarantee fees that were paid to a group of directors and stockholders (the “Guarantors”) to provide guarantees of the line of credit negotiated with the Company’s lender in June 2006. The increase in interest expense relates primarily to the interest expense paid on the balance of the line of credit that was drawn upon by the Company. In 2005, the Company had no significant interest bearing debt as all amounts previously borrowed from a group of officers and directors were either repaid from the proceeds of the issue of the 6% Convertible Preferred Stock or were converted to 6% Convertible Preferred Stock. For the nine-month period ended September 30, 2006, interest expense increased because the amount of the amortization of the guarantee fees and the interest payable on balances due under the line of credit exceeded the interest expense related to the director and officer loans outstanding during the same period in 2005.

Other Income (Net)

Summarized in the table below is other income, net of other expenses, comparing the three-month and nine-month periods ended September 30, 2006 with the three-month and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Other income (net)	$314,240	$1,661,067	$3,153,999	$(703,554)

Other income, net of other expenses, decreased from an income of $1,688,000 in the three-month period ended September 30, 2005 to income of $143,000 in the three-month period ended September 30, 2006. The majority of this decrease is related to a lesser reduction in the value of the derivative instruments (preferred stock conversion rights and common share purchase warrants) related to the 6% Convertible Preferred Stock. In accordance with generally accepted accounting principles, these derivatives are valued on a quarterly basis taking into account a number of variables including current market price for common stock and current interest rates. For the nine-month period ended September 30, 2006, other income (expense) was income of $2,993,620 compared to an expense of $733,494 in the same period in 2005. The income amount in 2006 is mainly due to the adjustment in the value of the derivative instruments related to the 6% Convertible Preferred Stock. The expense in the nine-month period ended September 30, 2005 is mainly due to the Company incurring expenses related to the issuance of the 6% Convertible Preferred Stock, partially offset by adjustments in the value of the derivative instruments related to the 6% Convertible Preferred Stock.

Dividends and Accretion of Preferred Stock Redemption Value

Summarized in the table below are dividends on 6% convertible preferred stock and accretion of preferred stock redemption value comparing the three- and nine-month periods ended September 30, 2006 with the three- and nine-month periods ended September 30, 2005:

	For the Three-Month Period Ended:		For the Nine-Month Period Ended:
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Dividends on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	$432,091	$477,378	$1,217,413	$729,982

The total dividends on the 6% Convertible Preferred Stock and the accretion of the redemption value of the 6% Convertible Preferred Stock increased significantly in the three-month and nine-month periods ended September 30, 2006 compared to the same periods in 2005. As the 6% Convertible Preferred Stock was only issued in May 2005, the accretion and accrued and paid dividends were recorded by the Company for a longer period in 2006, resulting in the higher expenses in 2006.

Liquidity and Capital Resources

Our current cash balances together with revenues received from the sale of our products may not be sufficient to meet our operating needs for the next twelve months. The actual amount of funds we will need will be determined by several factors, many of which are beyond our control. These factors include timing and volume of sales transactions, market acceptance of our products, the success of our research and development efforts (including any unanticipated delays), the cost and timing of obtaining new patent rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.

Potential sources of outside capital include entering strategic business relationships, bank borrowings, public or private sales of shares of our capital stock or debt or similar arrangements. We do not have any committed sources of outside capital at this time other than the line of credit obtained by us in June 2006 and the working capital facility arrangement entered into in January 2007. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that are acceptable. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the effective ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

Our strategy includes the outsourcing of manufacturing operations. Accordingly, there are no significant investments in plant or equipment expected in the next twelve months except for any expenditures required to produce production tooling and molds for use by our contract manufacturers. Additionally, the startup of product deliveries may require us to make additions to our operations and administrative management teams. However, such personnel additions are not expected to result in substantial increases in employee headcount.

In June 2006, the Company negotiated a $2.0 million line of credit with one of its banks. The line of credit is guaranteed by the Guarantors. On December 29, 2006, the line of credit was amended to increase the amount available thereunder to up to $2.3 million, commensurate with the aggregate dollar value of the guarantees provided to the bank by the Guarantors. At January 12, 2007, the Guarantors had provided guarantees for the entire $2,300,000 of the line of credit and $2,100,000 of the available line of credit had been drawn by the Company. The Company has used the proceeds drawn from the line of credit to fund product development, procure raw materials and components for the production of lights and pay corporate expenses.

On January 4, 2007, the Company entered into a factoring agreement, also referred to as the working capital facility, between the Company and Allied Capital Partners, L.P. for a one-year term. Pursuant to the working capital facility, the Company may borrow up to $10.0 million against customer invoices sold or otherwise transferred to Allied Capital. Thus, our ability to borrow under this working capital facility will be limited by the extent of our customer invoices. The working capital facility is anticipated to be secured by the Company’s accounts receivables and other credit-related documents received from its customers. The Company anticipates that Bank of Texas, N.A., which currently holds a first charge on all personal property assets of the Company, will agree to take a subordinate security interest in such collateral. If Bank of Texas, N.A. does not agree to take a subordinate security interest in the accounts receivable and other credit-related documents received from the Company’s customers, the Company may be unable to borrow against the working capital facility.

The Company pays dividends on its 6% Convertible Preferred Stock four times annually: February 10, May 10, August 10 and November 10. The Company has the right to settle any dividend payment with the issuance of common stock, assuming certain criteria are met and notice is given to the 6% Convertible Preferred Stockholders. The Company paid a cash dividend of approximately $108,000 in February 2006. The Company issued 423,538 common shares to settle the May 2006 dividend, issued 434,462 common shares to settle the August 10, 2006 dividend and issued 334,168 shares of common stock to settle the November 10, 2006 dividend. The Company expects that it will continue to issue dividends in the form of common stock in 2007 in order to conserve cash.

We have embarked upon an aggressive design and development program in conjunction with bringing our products to market. If, as management believes, we are successful in developing viable products, additional capital may be needed to fund the manufacturing process to generate finished goods. In the event orders are received from established retailers and distributors of lighting products and other end user customers, management believes that traditional lending sources will be available to provide a portion of the capital needed to cover the manufacturing and receivables cycles. However, we may still be required to raise additional capital to meet our obligations. If we are able to raise sufficient capital through a combination of these traditional lending sources, revenue from the sale of products and use of proceeds from the revolving line of credit discussed above, we believe that we will have sufficient capital to complete the commercialization of our products.

Outlook

The Company began its transition to the operating phase of its business during the fourth quarter of 2006, as it began to sell products through its previously established distribution channels and partners. During this period, the Company substantially completed development and initial testing of a number of products.

The Company continues to develop new products to expand its existing product lines. The Company is working with potential major customers to develop custom lighting solutions and several of these potential customers are currently beta testing lighting applications developed by the Company. These products will initially be developed for roll-out to a number of locations within the identified customer organization. During the first quarter of 2007, the Company expects to release additional bulbs for sale, including S-6s, R-20s, the IMMARK path light and Candelabra lights.

The Company continues to expand the number of distribution channels through which it will sell products. Currently the Company sells products through lighting and electrical distributors, parking garage operators, distributors in the spa, hospitality and leisure sectors, retailers of energy efficient products and the Company’s own website.

DESCRIPTION OF PROPERTY

The Company occupies office space in Dallas, Texas that is leased by an institutional stockholder of the Company for $10,000 per month under a month-to-month agreement. The Company has leased space in Sunrise, Florida for its research and development activities through January 2007 for approximately $2,500 per month. The Company also leases space in Hong Kong and storage space in Dallas, Texas on a month-to-month basis at a total rate of approximately $650 per month.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

Lighting Science Group’s board of directors consists of eight (8) directors. Lighting Science Group’s bylaws allow for the number of directors to be set by the board of directors. Directors are elected annually to serve one-year terms.

Set forth below is information concerning our directors and executive officers:

Name	Age	Position
Ronald E. Lusk	50	CEO and Chairman
Robert H. Warshauer	48	Director and President
J. Michael Poss	55	Executive Vice President - Legal
Stephen A. Hamilton	42	Chief Financial Officer
Fredric S. Maxik	46	Director and Chief Technology Officer
K. Shane Hartman	51	Chief Information Officer
Robert E. Bachman	65	Director
John A. Collingwood	68	Director
Donald R. Harkleroad	62	Director
Daryl N. Snadon	61	Director
Robert L. Woodson, III	58	Director

Ronald E. Lusk, 50, has served as the Chairman of the board of directors and CEO of Lighting Science Group since November 1998. Mr. Lusk was appointed as our President in October 2005. Mr. Lusk is also the president of Match, Inc., a private investment company. Mr. Lusk has over 22 years of diverse business and management expertise contributing to his direct ownership and control of various companies, predominately in the healthcare industry. Mr. Lusk currently serves as a director on the boards of several private companies.

Robert H. Warshauer, 48, was appointed President of Lighting Science Group in March 2006. Prior to joining the Company, Mr. Warshauer served as Managing Director and a member of the Board of Directors of Giuliani Capital Advisors LLC (“GCA”), a boutique financial advisory and investment banking firm, a subsidiary of Giuliani Partners. Mr. Warshauer joined GCA upon its formation in 2004. From 1999 to 2004, Mr. Warshauer was a Senior Managing Director and member of the Board of Directors at Ernst & Young Corporate Finance LLC. Mr. Warshauer obtained an MBA from New York University and a BSBA from Bucknell University. Mr. Warshauer is also a Certified Public Accountant. Mr. Warshauer continues to serve as a member of the Board of Directors of GCA.

J. Michael Poss, 55, has served as Executive Vice President - Legal of Lighting Science Group since May 2005. Mr. Poss served as chief financial officer of Lighting Science Group from May 2002 to May 2005. Prior to his association with Lighting Science Group, Mr. Poss served as executive vice president of Zix Corporation from April 2000 through February 2002 where he was involved in sales, marketing, investor relations, and the negotiation of strategic alliance agreements with industry-leading partners. Prior to moving to Zix Corporation, Mr. Poss held the position of chief financial officer of The Perot Group, the family office operation of Ross Perot. Before joining Mr. Perot in 1979, Mr. Poss worked for Arthur Young & Company. He was awarded his Certified Public Accountant designation in 1978, and he received a Bachelor of Business Administration degree from the University of Texas at Austin in 1973. Mr. Poss is also a licensed attorney, having graduated from the University of Texas Law School in 1976. Mr. Poss also served as a director of Lighting Science Group from September 2003 through August 2005.

Stephen A. Hamilton, 42, joined us as Chief Financial Officer in November 2005. From September 2004 until joining Lighting Science Group, Mr. Hamilton served as a Senior Consultant at Grant Knauth LLP, a consulting firm specializing in technical outsourcing. From June 2000 - September 2004, Mr. Hamilton was with Quadrem International Holdings Limited, a private company operating an international electronic marketplace. He served as Chief Financial Officer of Quadrem from January 2001 - September 2004. From May 1995 - May 2000, Mr. Hamilton served as Controller and then Group Controller at Noranda Inc., a publicly traded, multi-national mining and metals producer, where he was responsible for negotiating, performing due diligence and assessing financing for acquisitions and achieving cost savings through the restructuring of administrative and support processes. Mr. Hamilton received his Bachelor of Commerce from the University of Toronto, and is a Chartered Accountant.

Fredric S. Maxik, 46, has served as Chief Technology Officer of Lighting Science Group since June 2004. After graduating from Bard College with a bachelor’s degree in physics and philosophy, Mr. Maxik began his career with Sansui Electronics in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Electronics in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, Mr. Maxik formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by Lighting Science Group in June 2004. Mr. Maxik received his honorary PhD in physics from the University of Hong Kong in 1993. Mr. Maxik has served as a director of Lighting Science Group since August 2004.

K. Shane Hartman, 51, was named Chief Information Officer and executive vice president of Lighting Science Group effective November 15, 2000. Prior to joining us, Mr. Hartman accumulated 20 years of business experience in the information technology industry, having served with Perot Systems where he held several senior management positions, most recently as Chief Technologist. Previously, Mr. Hartman served as Chief Architect for Programmability at Lotus Development Corporation. He is an alumnus of the Massachusetts Institute of Technology.

Robert E. Bachman, 65, has served as a director of Lighting Science Group since September 2003. He is the president and a director of USGT Investors Management Company, Inc., a Dallas-based investment/merchant bank that is the general partner of USGT Investors, L.P., a private venture capital/equity fund. Mr. Bachman serves as the chairman of the Audit Committee of the board of directors of Lighting Science Group.

John A. Collingwood, 68, has served as a director of Lighting Science Group since August 2004. He is a private investor and serves as an officer and/or director of several privately held companies and was previously a major stockholder of Lighting Science, Inc. prior to its acquisitions on June 1, 2004. Mr. Collingwood is an alumnus of the University of Kansas, and he graduated from the University of the Americas in Chouloa, Mexico with a degree in International Business Administration.

Donald R. Harkleroad, 62, has served as a director of Lighting Science Group since September 2003. He is president of The Bristol Company, an Atlanta-based holding company with interests in the food, technology, and merchant banking industries. Mr. Harkleroad serves as the chairman of the Compensation Committee of the board of directors of Lighting Science Group.

Daryl N. Snadon, 61, has served as a director of Lighting Science Group since September 2003. He is the owner of Beltway Development Company, a Dallas-based real estate development company with a 30-year operating history. Mr. Snadon is the principal owner of 25 separate commercial properties in Texas and other states. He serves as an officer and director of numerous privately held corporations, as managing partner of numerous joint ventures, and as a member or partner of numerous limited liability companies and partnerships.

Robert L. Woodson, III, 58, has been a director of Lighting Science Group since 1998 and previously served as president and chief operating officer of Lighting Science Group from January 1999 to November 2000. Mr. Woodson was president and chief executive officer from November 1998 to January 1999. Prior to joining Lighting Science Group, Mr. Woodson was president of HFI Home Care Management LP, a company that acquires and manages home health agencies, from 1994 through 1997, and executive vice president and secretary of HealthFirst, Inc., a company that manages home health agencies, from 1992 through 1994. In March 2000, Mr. Woodson resigned as an executive officer of Lighting Science Group but continues to serve as a director.

Each outside director receives compensation of $50,000 per year for service on the board of directors. To date, this compensation has been paid in the form of common stock of Lighting Science Group. We expect to continue paying compensation to directors in the form of common stock of Lighting Science Group for the foreseeable future.

EXECUTIVE COMPENSATION

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2006 by (1) each person who served as the principal executive officer of the Company during fiscal 2006; and (2) the Company’s two most highly compensated executive officers as of December 31, 2006 with compensation during fiscal 2006 of $100,000 or more (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)

Ronald E. Lusk	2005	$253,846	$-	$-	$-	$-	$-	$-	$253,846
Chariman and Chief Executive Officer	2006	$250,000	$-	$-	$41,133	$-	$-	$-	$291,133

Stephen A. Hamilton(3)	2005	$16,095	$20,000	$-	$12,803	$-	$-	$-	$48,898
Chief Financial Officer	2006	$170,000	$-	$-	$3,300	$-	$-	$-	$173,300

Robert H. Warshauer	2005	$-	$-	$-	$-	$-	$-	$-	$-
President	2006	$-	$-	$-	$402,313	$-	$-	$1,820	$404,133

(1) Reflects dollar amount expensed by the company during the applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires the Company to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time-in-service-based options, the Company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description FAS 123R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this prospectus.

(2) Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(3) Mr. Hamilton’s employment with the Company began in November 2005.

Employment Agreements

Ronald E. Lusk

We entered into a three-year employment agreement with Mr. Lusk during fiscal year 1999. Upon completion of the initial three-year term, Mr. Lusk’s agreement was automatically renewed for successive one-year periods. The Company may terminate this agreement as of any renewal date upon 90 days advance written notice to Mr. Lusk. In addition, we may terminate his agreement upon his death or disability or upon just cause. In the event Mr. Lusk’s employment agreement is terminated by us without cause or by Mr. Lusk upon a change in control of the Company, the Company is obligated to pay Mr. Lusk the compensation that he would otherwise be entitled to receive had the agreement not been terminated.

Stephen A. Hamilton

Mr. Hamilton does not currently have an employment agreement with the Company.

Robert H. Warshauer

On March 7, 2006, the Company entered into an employment agreement with Mr. Warshauer to serve as president of the Company for a term of three years. The terms of the employment agreement calls for Mr. Warshauer to receive the following:

•
In the event that, in any calendar quarter, the Company achieves net income exceeding $250,000, Mr. Warshauer will begin receiving cash compensation at an annual rate of $250,000 per year for such quarter and thereafter during the term of his agreement. If after such commencement, in each calendar period, the Company does not achieve an average of at least $250,000 per quarter, his salary will be retroactively reduced pro rata with any such short fall;

•
Options, vesting immediately, to purchase one million shares of the Company’s common stock, issued pursuant to the 2005 Plan, at a strike price per share equal to fair market value as of the date of the grant ($0.30 per share);

•	One million unvested options to be granted on the same terms above but to vest equally on the first, second and third anniversary of the date of the grant;
•	Variable cash compensation determined by the Compensation Committee of the board of directors relating to quarterly net revenues collected by the Company; and
•
Such other compensation as determined by the Compensation Committee, including periodic cash bonuses and grants of additional equity or equity-linked securities, based on the performance of the Company and Mr. Warshauer.

Mr. Warshauer is entitled to vacation, health and medical benefits on no less favorable terms to other executives and employees of the Company. The Company is obligated to grant Mr. Warshauer such other benefits as may from time to time be paid to similarly situated executives of the Company including but not limited to health, life and disability insurance.

Under Mr. Warshauer’s employment agreement, his compensation and any and all other rights as an employee of the Company terminates: (a) upon his death, (b) upon disability or (c) for cause or (d) without cause upon the consent of the parties. If Mr. Warshauer’s employment terminates due to death or disability, all options previously granted but unvested will be deemed to be immediately vested and exercisable. Upon termination by the Company without cause, the Company will be obligated to pay Mr. Warshauer, as severance, a continuation salary for six months if such termination is because of death and for one year if such termination is because of disability. No severance pay will be due or owing in the event of a termination for cause.

Outstanding Equity Awards At Fiscal Year-End

The following table provides certain information concerning unexercised options, stock that has not vested, and equity incentive plan awards held by each of our Named Executive Officers that were outstanding as of December 31, 2006.

Name and Position	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share s or Units of stock That have Not Vested (#)	Market value of Shares or Units of Stock that Have Not Vetsed ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ronald E. Lusk	66,667	(1)	133,333	(2)	-	$0.32	2/21/2011	-	-	-	-
Chairman and Chief Executive Officer

Stephen A. Hamilton	40,000	(3)	20,000	(4)	-	$0.45	11/28/2009	-	-	-	-
Chief Financial Officer	6,667	(1)	13,333	(5)	-	$0.32	2/21/2009	-	-	-	-

Robert H. Warshauer	1,000,000	(6)	1,000,000	(7)	-	$0.30	3/9/2011	-	-	-	-
President

Frederick S. Maxik	3,333	(1)	6,667	(8)	-	$0.32	2/21/2009	-	-	-	-
Chief Technology Officer

K. Shane Hartman	10,000	(1)	20,000	(9)	-	$0.32	2/21/2009	-	-	-	-
Executive Vice-President and Chief Information Officer

(1) These options were granted on February 21, 2006 and were fully exercisable (vested) upon grant.
(2) These options were granted on February 21, 2006. 66,667 and 66,667 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer or director.

(3) These options were granted on November 28, 2005. 20,000 and 20,000 of these options became exercisable (vested) on November 28, 2005 and November 28, 2006, respectively.
(4) These options were granted on November 28, 2005 and will become exercisable (vested) on November 28, 2007 assuming continued provision of services as an officer.
(5) These options were granted on February 21, 2006. 6,667 and 6,667 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer.

(6) These options were granted on March 9, 2007 in connection with Mr. Warshauer’s employment agreement, and were fully exercisable (vested) upon grant.
(7) These options were granted on March 9, 2007 in connection with Mr. Warshauer’s employment agreement. 333,333, 333,333 and 333,333 of these options will become exercisable (vested) on March 7, 2008, March 7, 2009 and March 7, 2010, respectively, assuming continued provision of services as an officer.

(8) These options were granted on February 21, 2006. 3,333 and 3334 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer.
(9) These options were granted on February 21, 2006. 10,000 and 10,000 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer.

Director Compensation

The following table shows the overall compensation earned for the 2006 fiscal year with respect to each person who was a director as of December 31, 2006.
Name	Fees Earned or Paid In cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert E. Bachman (2)	$91,400	$-	$164,534	$-	$-	$-	$255,934
John Collingwood (3)	$105,200	$-	$8,302	$-	$-	$-	$113,502
Donald Harkleroad (4)	$82,430	$-	$164,534	$-	$-	$-	$246,964
Ronald E. Lusk (5)	$13,800	$-	$-	$-	$-	$-	$13,800
Daryl Snadon (6)	$105,200	$-	$8,302	$-	$-	$-	$113,502
Robert Woodson III (7)	$50,000	$-	$8,302	$-	$-	$-	$58,302

	$448,030	$-	$353,974	$-	$-	$-	$802,004

(1) Reflects dollar amount expensed by the company during the applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires the Company to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time-in-service-based options, the Company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description FAS 123R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this prospectus.

(2) As of December 31, 2006, Mr. Bachman held options to purchase 900,000 shares of the Company’s common stock.
(3) As of December 31, 2006, Mr. Collingwood held options to purchase 70,000 shares of the Company’s common stock.
(4) As of December 31, 2006, Mr. Harkleroad held options to purchase 1,000,000 shares of the Company’s common stock.
(5) As of December 31, 2006, Mr. Lusk held options to purchase 200,000 shares of the Company’s common stock.
(6) As of December 31, 2006, Mr. Snadon held options to purchase 70,000 shares of the Company’s common stock.
(7) As of December 31, 2006, Mr. Woodson, III held options to purchase 70,000 shares of the Company’s common stock.

Each independent director receives compensation of $50,000 per year for service on the board of directors. To date this compensation has been paid by the issuance of the Company’s common stock. Members of the board of directors are also eligible for participation in the 2005 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Loans to Lighting Science Group; Issuance of Warrants to Directors

At a meeting of the board of directors of Lighting Science Group held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan Lighting Science Group an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip R. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned Lighting Science Group an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned Lighting Science Group funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees, and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, we have: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued a warrant to each Lender for the purchase of 30,000 shares of our common stock (or 100,000 shares in the case of Mr. Collingwood, 130,000 shares in the case of Mr. Snadon, 46,000 shares in the case of Mr. Harkleroad and 50,000 shares in the case of Mr. Lusk) for a total of 476,000 shares. The principal and interest due on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement described on page 1 of this prospectus and the remaining $200,000 of such loans were repaid from proceeds of the private placement.

The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

On December 29, 2006, the Company offered to adjust the exercise price of the warrants issued to the Lenders. The Company has agreed to adjust the exercise price of the warrants to provide for an exercise price of $0.30 per share contingent upon the Lenders exercising such warrants on or before January 31, 2007. Warrants that are not exercised on or before January 31, 2007 will not be adjusted and the exercise price will remain $1.50. As of January 12, 2007, warrants for 190,000 of such shares had been exercised at the adjusted price of $0.30 per share.

Acquisition of Lighting Science, Inc.

On June 1, 2004, we acquired Lighting Science, Inc. by purchasing all of its outstanding stock in exchange for 4,796,276 shares of common stock and Lighting Science Group’s obligation to issue up to an additional 4,499,965 shares of common stock upon the satisfaction of certain conditions under the stock purchase agreement. Two of our directors, Fredric S. Maxik and John A. Collingwood, had significant relationships with Lighting Science, Inc. Mr. Maxik was the chief executive officer of Lighting Science, Inc. and the co-trustee of a trust that was a major stockholder of Lighting Science, Inc. Mr. Collingwood was also a major stockholder of Lighting Science, Inc. As part of the acquisition of Lighting Science, Inc., Lighting Science Group agreed to use its best efforts to cause the election of Mr. Maxik and Mr. Collingwood to Lighting Science Group’s board of directors. The acquisition of Lighting Science, Inc. was previously disclosed on Lighting Science Group’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2004. As part of the acquisition Mr. Maxik entered into an employment agreement with Lighting Science Group.

Note Payable to Trust of Stockholder and Chairman Ronald E. Lusk / Exchange of Note and Series A Preferred Stock for Common Stock

We were previously obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $341,226 in accrued interest at March 31, 2005. Ronald E. Lusk, Chairman of Lighting Science Group, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. The line of credit agreement with Match, Inc. was available up to a limit of $2 million, bore interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts, was due on demand and was unsecured.

On July 25, 1994, Lighting Science Group sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Disclosure Statement and Plan of Reorganization under which Lighting Science Group emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At March 31, 2005, the cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,670,685. Thus, the total liquidation preference of the Series A Preferred Stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of 6% Convertible Preferred Stock that was completed in May 2005, our financial advisor and its investment-banking representative had both advised that the outstanding debt and the Series A Preferred Stock would preclude us from successfully completing the financing transaction and should be eliminated through conversion into common stock. The board of directors concurred with this assessment, and accordingly, a special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III was formed on March 14, 2005 to negotiate with Mr. Lusk to exchange the Series A Preferred Stock and the amount owed on the debt for shares of common stock.

The special committee took note of the fact that for the month of March 2005, the closing prices for the common stock had ranged between $1.48 and $1.90 per share. The proposal submitted by Mr. Lusk offered to set the exchange ratio at $1.725 per share, which represented the five-day average closing price as of March 15, 2005. Mr. Lusk also proposed to reduce the amount of the accrued interest on the line of credit with Match, Inc. by $250,000. Thus, the number of shares for which the Series A Preferred Stock and the cumulative dividend would be exchanged was equal to 2,127,933 ($3,670,685 / $1.725) under the proposal presented by Mr. Lusk. Using the same conversion price of $1.725 proposed by Mr. Lusk, the total of $1,942,525 ($2,192,525 - $250,000) due on the line of credit would be convertible into 1,126,101 shares of common stock of Lighting Science Group. The committee also noted that the trading range for the stock at the end of the month of March was closer to the lower end of the range ($1.48) at the time that the analysis was being completed. The special committee reported the results of its analysis to the board.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the special committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the exchange of the Series A Preferred Stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to Lighting Science Group and voted to approve the transactions contained in the proposal from Mr. Lusk. A total of 3,254,034 shares of common stock were issued in exchange for the Series A Preferred Stock and the amount due under the line of credit agreement on May 5, 2005.

Other Loans from Directors and Officers

On November 25, 2003, Ronald E. Lusk, the Chairman of Lighting Science Group, advanced $50,000 to Lighting Science Group for purposes of meeting general and administrative expenses. The loan provided for interest at a rate of prime plus 1%. Mr. Lusk elected to forego any interest that was otherwise due with respect to the loan. No interest on the loan had previously been recorded by Lighting Science Group. Any such interest would not have been material. During 2004, Mr. Lusk advanced Lighting Science Group an additional $29,541 for general corporate purposes. During the third quarter of 2004, Lighting Science Group repaid the outstanding balances on these advances.

On August 10, 2006, Donald Harkleroad, a Director of the Company, advanced $30,000 to the Company.  The loan bears interest at Prime Rate plus 1%.  The loan was repaid November 13, 2006.

Guarantors of Line of Credit

On June 29, 2006 the Company entered into agreements with one of its banks to obtain a $2,000,000 line of credit. Amounts due under the line of credit are guaranteed by the Guarantors. The amount of the line of credit available for use by the Company at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the Guarantors at that time. In December 2006, the Company amended the line of credit to increase the total amount available thereunder to up to $2,300,000. At January 12, 2007, Guarantors had provided guarantees in the amount of $2,187,500.

The Guarantors of the initial $2,000,000 line of credit include the following directors, officers and beneficial owners who have been issued the respective number of shares of common stock and warrants to purchase common stock:

Name of Guarantor	Postion	Total Value of Debt Guaranteed	Warrant Shares /Common Shares to be Issued
USGT Investors LP(1)	Director	$150,000	525,000
Daryl Snadon	Director	200,000	700,000
John Collingwood	Director	200,000	700,000
Ron Lusk	Chief Executive Officer	50,000	175,000
Jerome Hill		100,000	350,000
George Parker Young		50,000	175,000
Phil Lacerte		1,250,000	2,375,000

		$2,000,000	5,000,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

The warrants and shares of common stock listed in the table above were issued to the Guarantors during the third quarter of 2006. The warrants have an exercise price of $0.30 per share of common stock and a term of five years.

On January 23, 2007, the Company issued warrants to the following Guarantors as consideration for providing additional guarantees enabling the Company to obtain the additional amount available under its line of credit:

Name	Position	Amount of Line of Credit Guaranteed	# of Warrant Shares to be Issued

Phil Lacerte		$65,000	65,000
Daryl Snadon	Director	$50,000	50,000
Edward Hawes		$50,000	50,000
USGT Investors, LP (1)	Director	$37,500	37,500
Baron Cass		$48,750	48,750
Paul Schlosberg		$48,750	48,750

		$300,000	300,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

The warrants have an exercise price of $0.30 per share and have a term of five years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on July 14, 2005, our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board, which is a quotation service administered by the National Association of Securities Dealers (NASD). Our trading symbol on the OTC Bulletin Board is “LSGP.”

The OTC Bulletin Board is a limited and sporadic trading market. The following table sets forth the range of high and low bid information for our common stock as reported on the OTC Bulletin Board for the last two fiscal years. The price information available reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock
	HIGH	LOW

2006
Fourth Quarter	0.45	0.17
Third Quarter	0.32	0.15
Second Quarter	0.48	0.22
First Quarter	0.65	0.29
2005
Fourth Quarter	0.90	0.24
Third Quarter	1.65	0.73
Second Quarter	1.65	0.73
First Quarter	2.08	1.45

As of January 12, 2007, there were approximately 700 holders of record of our common stock, holding a total of 64,732,598 shares.

Lighting Science Group has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future due to Lighting Science Group’s limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of the stock.

On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. A total of 5,000,000 shares of common stock were initially reserved for issuance pursuant to the 2005 Plan. In December 2006, an amendment to the 2005 Plan was approved at the annual stockholders meeting, whereby an additional 5,000,000 shares of common stock were reserved under the 2005 Plan. Prior to adoption of the 2005 Plan, Lighting Science Group had no option or other equity based compensation plans.

The following table summarizes certain of the securities authorized for issuance under our equity compensation plans, including:

•	The number of securities to be issued upon exercise of outstanding options;
•	The weighted average exercise price of outstanding options; and
•	The number of securities remaining available for future issuance under the 2005 Plan.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan	4,630,000	$0.38 per share	5,370,000

In fiscal year 2005, a total of 730,000 stock options were granted to our employees and directors under the 2005 Plan. An additional 50,000 stock options were granted to a consultant under the 2005 Plan.

In February 2006, a total of 2,555,000 stock options were granted to our employees and directors under the 2005 Plan. An additional 2,000,000 stock options were issued to Mr.Warshauer in March 2006 under the 2005 Plan.

In May 2006, August 2006, and November 2006 the Company issued 423,538, 434,462 and 334,168 shares of common stock, respectively, in settlement of dividends payable on its 6% Convertible Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 12, 2007, by:

•	each person who is known by us to beneficially own more than five percent of our common stock
•	each of our directors at that date and nominees and named executive officers; and

•	all directors and officers as a group.

	Shares Beneficially Owned(1)(2)
Name and Address of Beneficial Owner	Number	Percent
Directors and Officers
Robert E. Bachman (3)	2,350,525	3.6%
John A. Collingwood (4)	5,101,520	7.8%
Steve Hamilton (5)	90,900	0.1%
Don R. Harkleroad (6)	2,207,160	3.3%
K. Shane Hartman (7)(16)	988,463	1.5%
Ron E. Lusk (8)(16)	6,635,258	10.2%
Fredric S. Maxik (9)(16)	72,250	0.1%
J. Michael Poss (10)(16)	1,559,017	2.4%
Daryl N. Snadon (11)	2,779,094	4.2%
Robert Warshauer (12)	2,070,000	3.1%
Robert L. Woodson III (13)	620,700	1.0%
Directors and Officers as a Group	24,474,887	37.4%

Certain Persons
AG Offshore Convertibles Ltd. (14)	12,991,202	16.8%
Philip R. Lacerte (15)	7,757,202	11.9%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)	Unless otherwise indicated, the address of each person in the above table is Lighting Science Group Corporation, 2100 McKinney Avenue, Suite 1555, Dallas, TX 75201.
(3)
Includes 111,073 shares of common stock issuable upon conversion of 10,413 shares of 6% Convertible Preferred Stock, 443,739 shares of common stock issuable upon exercise of warrants and 900,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 2,313,025 shares of common stock held by USGT Investors, L.P. Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by USGT Investors, L.P.

(4)
Includes 50,003 shares of common stock issuable upon conversion of 4,688 shares of 6% Convertible Preferred Stock, 614,063 shares of common stock issuable upon exercise of warrants and 70,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(5)	Includes 80,000 shares of common stock issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.
(6)
Includes 166,667 shares of common stock issuable upon conversion of 15,625 shares of 6% Convertible Preferred Stock, 92,876 shares of common stock issuable upon exercise of warrants and 1,000,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 1,207,160 shares of common stock held by the Bristol Company. Mr. Harkleroad is sole shareholder of the Bristol Company and may be deemed to have sole voting and/or investment power with respect to the shares owned by the Bristol Company.

(7)	Includes 30,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.
(8)
Includes 175,000 shares of common stock issuable upon exercise of warrants and 200,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 5,591,097 shares of common stock held by the Ronald E. Lusk Revocable Trust. Mr. Lusk is the trustee of the Ronald E. Lusk Revocable Trust and may be deemed to have voting and/or investment power with respect to the shares owned by the Ronald E. Lusk Revocable Trust.

(9)	Includes 10,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.
(10)	Includes 10,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.
(11)
Includes 311,883 shares of common stock issuable upon conversion of 29,238 shares of 6% Convertible Preferred Stock, 637,715 shares of common stock issuable upon exercise of warrants and 70,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(12)	Includes 2,000,000 common shares to be issued upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.
(13)
Includes 30,000 shares of common stock issuable upon exercise of warrants and 70,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(14)	Includes 10,000,000 shares of common stock issuable upon conversion of 937,500 shares of 6% Convertible Preferred Stock and 2,812,500 shares of common stock issuable upon exercise of warrants.
(15)
Includes 110,657 shares of common stock issuable upon conversion of 10,374 shares of 6% Convertible Preferred Stock and 96,122 shares of common stock issuable upon exercise of warrants. Mr. Lacerte served as our Executive Vice President of Sales and Marketing from October 12, 2004 until his resignation on October 4, 2005.

(16)
Pursuant to the terms of their employment agreement, individual had (or has, in the case of Mr. Maxik) the ability to elect to receive salary and other forms of cash compensation in the form of equity securities of Lighting Science Group.

SELLING STOCKHOLDERS

The Offered Shares include shares (i) previously issued by us to the selling stockholders, (ii) issuable by us to the selling stockholders pursuant to conversion of 6% Convertible Preferred Stock held by the selling stockholders, (iii) issuable by us to the selling stockholders in connection with the payment by us of PIK dividends on the 6% Convertible Preferred Stock, (iv) issuable by us to the selling stockholders pursuant to the exercise of the PIPE Warrants, and (v) additional shares that may be issuable or issued in connection with or as a result of anti-dilution provisions of the 6% Convertible Preferred Stock or the PIPE Warrants. For additional information regarding the 6% Convertible Preferred Stock and the PIPE Warrants, see “Summary - The Private Placement” above. We are registering the Offered Shares in order to permit the selling stockholders to offer the shares for resale. Certain selling stockholders, as indicated next to their names, are members of our board of directors and senior management. Other relationships, such as family relationships or affiliated trusts or businesses are also indicated.

The term “selling stockholders” includes the stockholders identified below and their respective permitted transferees and assignees, pledgees, donees, and other successors-in-interest. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The third column lists the number of shares of common stock beneficially owned by each selling stockholder, based on the stockholder’s ownership of the 6% Convertible Preferred Stock, warrants and other shares of common stock, as of May 12, 2005, assuming conversion of all 6% Convertible Preferred Stock and exercise of all warrants held by such selling stockholder on that date, without regard to any limitations on conversions or exercise, plus the number of shares issued by Lighting Science Group to such selling stockholder from May 12, 2005 through June 5, 2006.

In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of the sum of the (i) shares of common stock held by non-affiliated stockholders who have executed a lock-up agreement with Lighting Science Group, (ii) shares of common stock to be issued upon exercise of PIPE Warrants held by Merriman Curhan Ford & Co., who previously acted as a placement agent for us, and MRM Capital LP, who previously acted as a financial advisor for us, (iii) shares of common stock issued and issuable pursuant to conversion of the 6% Convertible Preferred Stock as of the trading day immediately preceding the date the registration statement is initially filed with the Commission, (iv) shares of common stock issued and issuable in connection with payment by us of PIK dividends on the 6% Convertible Preferred Stock, (v) shares of common stock issuable pursuant to the exercise of the PIPE Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the Commission, and (vi) shares of common stock issuable upon any stock split, stock dividend, recapitalization or similar event with respect to such shares of common stock and any other securities issued in exchange of or replacement of such shares of common stock. Because the conversion price of the 6% Convertible Preferred Stock and the exercise price of the PIPE Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Position, Office or Other Material Relationship	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Conversion of Preferred Stock Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Exercise of Warrants Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Exercise of Stock Options Owned Prior to the Offering	Total Number of Securities Owned Prior to the Offering	Total Number of Securities to be Offered		Number of Shares of Common Stock to be Beneficially Owned After the Offering	Percentage of Shares of Common Stock to be Beneficially Owned After the Offering
Robert Shelton (1)		4,167	-	-		4,167	4,167		-	*
Trust for Daniel Barson (1)		10,417	-	-		10,417	10,417		-	*
Trust for Sophia Barson (1)		10,417	-	-		10,417	10,417		-	*
Bernie Selmenson (1)		20,000	-	-		20,000	20,000		-	*
Clay Christensen (1)		35,046	-	-		35,046	25,000		10,046	*
David A. Reed (1)		25,000	-	-		25,000	25,000		-	*
Elise Ayers (1)		31,250	-	-		31,250	31,250		-	*
Holly Davis (1)		62,500	-	-		62,500	31,250		31,250	*
Josh Phillips (1)		41,666	-	-		41,666	41,666		-	*
Unimark Insurance Company (1)		41,667	-	-		41,667	41,667		-	*
Chris M. Gigl (1)		41,667	-	-		41,667	41,667		-	*
Allen B. Smith (1)		83,334	-	-		83,334	60,000		23,334	*
Halden Conner (1)		62,500	-	-		62,500	62,500		-	*
Reagan Vidal (1)		62,500	-	-		62,500	62,500		-	*
Mary Beougher (1)		62,500	-	-		62,500	62,500		-	*
William Arnold (1)		83,333	-	-		83,333	83,333		-	*
Mark Sommer (1)		100,759	-	-		100,759	100,759		-	*
Jim Durbin (1)		100,759	-	-		100,759	100,759		-	*
Alan Barson (1)		104,167	-	-		104,167	104,167		-	*
George Parker Young (1)		491,667	-	-		491,667	104,167		387,500	*
Amy Lacerte (1)		125,000	-	-		125,000	125,000		-	*
Stuart Dickinson (1)		262,500	-	-		262,500	131,250		131,250	*
Charles Terrell (1)		135,418	-	-		135,418	135,418		-	*
Craig Hudson (1)		175,000	-	-		175,000	140,000		35,000	*
Steve Dulin (1)		208,333	-	-		208,333	208,333		-	*
Eric Norris (1)		208,333	-	-		208,333	208,333		-	*
Craig Martin (1)		208,333	-	-		208,333	208,333		-	*
Kate Blackmon (1)		241,667	-	-		241,667	229,167		12,500	*
JPB GS (5x5) (1)		345,000	-	-		345,000	345,000		-	*
BLF Investments, LP (1)		416,667	-	-		416,667	416,667		-	*
Joe Williams (1)		812,500	-	-		812,500	812,500		-	*
Robert Schlegel (1)		1,000,000	-	-		1,000,000	1,000,000		-	*
Total Capital (1)		1,100,000	-	-		1,100,000	1,000,000		100,000	*
2 Boys AB Revocable Trust (1)		1,654,853	83,337	-		1,738,190	1,738,190		-	*
Phibian S Trust (1)		2,511,010	-	-		2,511,010	2,511,010		-	*
Edward I. Lanier (1)	Beneficially owned 5% or more of the Company's outstanding common stock within the last three years	3,444,007	83,334	23,437		3,550,778	3,250,778	(2)	300,000	*
Western Reserve Hedged Equity, LP		100,234	1,900,000	534,375		2,534,609	2,534,609		-	*
Western Reserve Hedged Equity Offshore, Ltd.		110,785	2,100,000	590,625		2,801,410	2,801,410		-	*
Gryphon Master Fund L.P.		228,602	4,333,334	1,218,750		5,780,686	5,780,686		-	*
GSSF Master Fund, L.P.		123,093	2,333,334	656,250		3,112,677	3,112,677		-	*
AG Offshore Convertibles Ltd.		527,540	10,000,000	2,812,500		13,340,040	13,340,040		-	*
Xerion Partners I, LLC		14,892	312,500	234,375		561,767	561,767		-	*
Xerion Partners II Master Fund Limited		14,892	312,500	234,375		561,767	561,767		-	*
Telemark Asset Management		-	156,252	117,188		273,440	273,440		-	*
Jerome Hill Amy Hill JTWRS		110,553	200,000	56,250		366,803	266,803		100,000	*
George L. Lowe		66,898	83,334	23,437		173,669	111,169	(3)	62,500	*
Bristol Company	Beneficially owned by Donald R. Harkleroad (Director)	947,617	166,667	92,876	1,000,000	2,207,160	222,337	(4)	1,984,823	2.0%
Daryl N. Snadon	Director	1,759,496	311,884	637,715	70,000	2,779,095	416,053	(5)	2,363,042	2.4%
Trust for Cole Snadon		4,398	83,334	23,437	-	111,169	111,169		-	*
Trust for Kendall Snadon		4,398	83,334	23,437	-	111,169	111,169		-	*
USGT Investors L.P. (10)	Beneficially owned by Robert E. Bachman (Director)	895,713	111,074	443,739	900,000	2,350,526	148,174	(6)	2,202,352	2.2%
John A. Collingwood	Director	4,267,454	50,004	614,063	70,000	5,001,521	66,706	(7)	4,934,815	5.0%
Philip R. Lacerte	Beneficially owns 5% or more of the Company's outstanding common stock	7,550,423	110,657	31,122	-	7,692,202	147,618	(8)	7,544,584	7.7%
Merriman Curhan & Ford		-	-	575,860	-	575,860	575,860		-	*
MRM Capital, LP (1)		1,251,484	-	-	-	1,251,484	1,063,984	(9)	187,500	*

Total		32,302,409	22,814,879	8,943,811	2,040,000	66,101,099	45,690,603		20,410,496
(1)	Party to the Lock-up Agreement
(2)	Consists of 3,139,609 shares of common stock, 31,252 shares underlying preferred stock and 23,437 shares underlying warrants.
(3)	Consists of 31,252 shares underlying preferred stock and 23,437 shares underlying warrants.
(4)	Consists of 62,500 shares underlying preferred stock and 46,876 shares underlying warrants.
(5)	Consists of 116,952 shares underlying preferred stock and 87,715 shares underlying warrants.
(6)	Consists of 41,652 shares underlying preferred stock and 31,239 shares underlying warrants.
(7)	Consists of 18,752 shares underlying preferred stock and 14,063 shares underlying warrants.
(8)	Consists of 41,496 shares underlying preferred stock and 31,122 shares underlying warrants.
(9)	Consists of 1,000,000 shares of common stock and 63,984 shares underlying warrants.
(10)	Mr. Bachman is the controlling shareholder and the full corporate general partner of USGT Investors LP.

DESCRIPTION OF SECURITIES

The following description is a summary of our capital stock and contains the material terms of the capital stock. Additional information can be found in our Certificate of Incorporation and Bylaws. Our certificate of incorporation authorizes the issuance of 495,000,000 shares of common stock, $0.001 par value per share. As of January 12, 2007, 64,732,598 shares of common stock were issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote per share of common stock standing in such holder’s name on the records on each matter submitted to a vote of Lighting Science Group stockholders, except as otherwise required by law. Holders of the common stock do not have cumulative voting rights. Holders of the common stock are entitled to equal dividends and distributions, per share, when, as and if declared by the board of directors from funds legally available. Holders of the common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of the common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred stockholders, if any, are paid.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our board of directors. As of January 12, 2007, 2,065,653 shares of 6% Convertible Preferred Stock were issued and outstanding.

The preferred stock may be issued from time to time in one or more series by resolution or resolutions of our board of directors. The resolution or resolutions of our board of directors may, to the full extent now or hereafter permitted by law and subject to the provisions of our certificate of incorporation, fix the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series. The authority of our board of directors with respect to each such series may include, but not be limited to, determinations of the following:

(a)
the distinctive designation of such series, the number of shares that shall constitute such series, including any limitation on the authority to increase or decrease such number, and the stated value thereof, if any, if different from the par value thereof;

(b)
the dividends, if any, payable either in cash, property or securities of Lighting Science Group, on such series, and the restrictions, limitations and conditions, if any, upon the payment of such dividends, whether any such dividends shall be cumulative or non-cumulative, the date or dates from which dividends, if declared, shall be payable, and the preference, if any, or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	whether the shares of such series shall have voting power, in addition to any voting power provided by law and, if so, the terms of such voting power, which may be general or limited;
(d)	the right, if any, of Lighting Science Group to redeem any or all shares of such series and, if so, the terms and conditions of such redemption;
(e)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund or funds and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(f)
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities or assets and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(g)
the amount, if any, that the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation and the preference, if any, or relation which such amounts shall bear to the amounts payable on any shares of stock of any other class or any other series of this class;

(h)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by Lighting Science Group of, the common stock or shares of stock of any other class or any other series of this class;

(i)
the conditions or restriction, if any, upon the creation of indebtedness of Lighting Science Group or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)	any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series.

The designations, voting powers, preferences and relative, participating, option or other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Dividends accrue on the 6% Convertible Preferred Stock at an annual rate of 6%. Accrued dividends will be payable in cash quarterly. However, we have the right to pay dividends in shares of common stock; provided, however, that our right to pay dividends in shares of common stock on each dividend payment date is subject to the following conditions: (i) a registration statement covering the underlying common stock must be effective on such dividend payment date and available for use by the investors; and (ii) the number of shares issued will be based on a 15% discount to the daily volume weighted average price of the common stock for the 10 trading days immediately preceding (but not including) the applicable dividend payment date.

Shares of 6% Convertible Preferred Stock will be entitled to voting rights on an “as if converted” basis.

Shares of 6% Convertible Preferred Stock were and are convertible at the option of the holder at any time after the closing of the private placement and prior to redemption into shares of common stock, at a conversion price equal to $0.30 per share of common stock. The conversion price is subject to full-ratchet anti-dilution adjustment in the event that the we issue, after May 12, 2005, common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value).

On June 2, 2006, in connection with a waiver of certain anti-dilution rights by such holders, the Company entered into the Waiver, Consent and Amendment Agreement with the holders of at least a majority of the shares of 6% Convertible Preferred Stock then outstanding that (i) reduced the conversion price of the shares of 6% Convertible Preferred Stock from $0.80 to $0.50 per share of common stock, (ii) provided for a contingent reduction of the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock in the event that the current market price, as defined in the Waiver, Consent and Amendment Agreement, of the common stock is less than $0.50 per share on December 29, 2006, and (iii) increased the total number of shares of common stock issued and issuable pursuant to the conversion of the 6% Convertible Preferred Stock from 9,043,864 to 22,814,844 shares of common stock. Because the current market price of the Company’s common stock, as defined in the Waiver, Consent and Amendment Agreement, was less than $0.50 per share on December 29, 2006, the Certificate of Designation was modified to reduce the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock.

Shares of the 6% Convertible Preferred Stock will be entitled to a liquidation preference over other classes of our capital stock in an amount per share equal to the purchase price of the 6% Convertible Preferred Stock. The liquidation right and preference will be applicable in the event of our liquidation, a merger of our Company with or into another entity (i.e., the preferred stockholders will have a preference in the cash, securities or other consideration issued in such merger) or the sale by the us of all or substantially all of our business or operating assets.

We may force the conversion of any or all of the 6% Convertible Preferred Stock at any time after the registration statement is effective and available for use by the Investors, if the closing price per share of the common stock exceeds 200% of the conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of the common stock must have exceeded 150,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify the Investors of the exercise of our option to force conversion.

Lighting Science Group must redeem all of the 6% Convertible Preferred Stock outstanding on the fifth anniversary of the closing date at a redemption price, in cash, equal to the purchase price of the 6% Convertible Preferred Stock, plus all accrued but unpaid dividends.

As mentioned above, our board of directors has the ability to issue “blank check” preferred stock in series, and shares of each series will have such rights, preferences, and privileges fixed by the board of directors in the resolutions authorizing the issuance of that particular series. The board of directors may issue any such series of blank check preferred stock without action by the holders of the common stock. Accordingly, the issuance of blank check preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of blank check preferred stock may be used as an ‘‘anti-takeover’’ device without further action on the part of the holders of the common stock. The issuance of preferred stock may also dilute the voting power of the holders of common stock, in that a series of preferred stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders’ best interest. We have no current plans to issue any additional preferred stock.

Warrants

As of  January 12, 2007, there were warrants outstanding to purchase 13,096,311 shares of common stock.

On February 10, 2005, Lighting Science Group agreed to issue The Equity Group two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price based on the financing being contemplated by us at the time. Each warrant provides for the purchase of $300,000 worth of our common stock. One of the warrants became fully vested upon the signing of the contract. The other warrant became exercisable upon the first anniversary date of the consulting contact. Based on the $0.80 initial conversion price of the 6% Convertible Preferred Stock issued by us in May 2005, the terms of each warrant was determined to be 375,000 shares of common stock at a exercise price of $0.80 per share.

Giuliani Capital Advisors, or GCA, holds a warrant exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $0.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

In connection with the 6% Convertible Preferred Stock offering, Merriman Curhan Ford & Co. acted as placement agent for the transaction and MRM Capital LP served as a financial advisor to Lighting Science Group. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share were issued to these entities in conjunction with this transaction. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance. In December 2006, the Company agreed to adjust the exercise price of the 63,984 warrants issued to MRM Capital LP to $0.30 per common share contingent upon it exercising the warrants by the end of December 2006. MRM Capital LP exercised all of its warrants by the end of December 2006.

Bridge Loan Warrants

As previously discussed, in 2005, certain individual members of our board of directors and members of senior management loaned Lighting Science Group an aggregate of $476,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The board members and officers who loaned Lighting Science Group funds in this transaction are collectively referred to as the Lenders. The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance. On December 29, 2006, the Company offered to adjust the exercise price of these warrants. The Company has agreed to adjust the exercise price of the warrants to provide for an exercise price of $0.30 per share contingent upon the exercise of the warrants on or before January 31, 2007. Warrants that have not been exercised on or before January 31, 2007 will not be adjusted and the exercise price will remain at $1.50 per share. As of January 12, 2007, warrants for 190,000 of such shares had been exercised at the adjusted price of $0.30 per share.

Warrants Issued to 6% Convertible Preferred Stock Investors

In connection with the Securities Purchase Agreement under which we issued 2,260,966 shares of 6% Convertible Preferred Stock, the purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The number of shares issuable upon exercise of the warrants and the exercise price per share will be subject to full-ratchet anti-dilution adjustment in the event that we issue, after May 12, 2005, common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value). On June 2, 2006, the Company agreed to adjust the exercise price of the warrants to $0.30 per share from $0.96 per share. This price adjustment did not result in an increase in the number of shares the Company may potentially need to issue. As of January 12, 2007, 6,759,451 warrants for the purchase of shares of common stock have not been exercised.

We may force the exercise of any or all of the warrants at any time after a registration statement is effective and available for use by the investors in the 6% Convertible Preferred Stock, if the closing price per share of the common stock exceeds 200% of the then current conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of our common stock must have exceeded 50,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify the investors of the exercise of our option to force exercise.

Each warrant will expire on the fifth anniversary of the closing date.

Warrants Issued to Guarantors of Line of Credit

On June 29, 2006 the Company entered into agreements with one of its banks to obtain a $2,000,000 line of credit. Amounts due under the line of credit are guaranteed by the Guarantors. The amount of the line of credit available for use by the Company at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the Guarantors at that time. In December 2006, the Company amended the line of credit to increase the total amount available thereunder to up to $2,300,000. At January 12, 2007, Guarantors had provided guarantees in the amount of $2,300,000.

The Guarantors of the initial $2,000,000 line of credit include the following directors, officers and beneficial owners who have been issued the respective number of shares of common stock and warrants to purchase common stock:

Name of Guarantor	Position	Total Value of Debt Guaranteed	Warrant Shares /Common Shares to be Issued
USGT Investors LP(1)	Director	150,000	525,000
Daryl Snadon	Director	200,000	700,000
John Collingwood	Director	200,000	700,000
Ron Lusk	Chief Executive Officer	50,000	175,000
Jerome Hill		100,000	350,000
George Parker Young		50,000	175,000
Phil Lacerte		1,250,000	2,375,000

		2,000,000	5,000,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

The warrants and shares of common stock listed in the table above were issued to the Guarantors during the third quarter of 2006. The warrants have an exercise price of $0.30 per share of common stock and a term of five years.

On January 23, 2007, the Company issued warrants to the following Guarantors as consideration for providing additional guarantees enabling the Company to obtain the additional amount available under its line of credit:

Name	Position	Amount of Line of Credit Guaranteed	# of Warrant Shares to be Issued

Phil Lacerte		$65,000	65,000
Daryl Snadon	Director	$50,000	50,000
Edward Hawes		$50,000	50,000
USGT Investors, LP (1)	Director	$37,500	37,500
Baron Cass		$48,750	48,750
Paul Schlosberg		$48,750	48,750

		$300,000	300,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

The warrants have an exercise price of $0.30 per share and have a term of five years.

Other Warrants

In February 2006, the Company issued a warrant to purchase 400,000 shares of common stock of the Company. The warrants were issued to ABM Industries, Inc. in connection with a marketing services agreement. The warrant has an exercise price of $0.40 per share and the term of the warrant is two years.

In October 2006, the Company entered into a marketing agreement with ICurie Limited under which the Company may buy certain lighting components from ICurie. As part of the agreement, the Company has agreed to issue 500,000 warrants for the purchase of common stock at an exercise price of $0.32 to ICurie. At January 12, 2007, 125,000 of the warrants had vested. In turn, ICurie has agreed to issue options to the Company to purchase 1,500,000 shares of common stock of ICurie. The common stock warrants issued to ICurie and the common stock options issued to the Company vest over the following schedule:

Vesting Period	% of Warrants / Options Vested
December 31, 2006	25%
December 31, 2007	25%
Upon delivery by ICurie of 100,000 units	25%
Upon delivery by ICurie of 2,000,000 units	25%

The common stock warrants and the common stock options both have an exercise price of $0.32 per share and have a term of five years. If the marketing agreement is terminated by either party, any unvested options or warrants will be terminated.

Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan

Effective September 1, 2005, we implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan, or the 2005 Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code, or the Code, stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the board of directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the board of directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of our common stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

As of January 12, 2007, Lighting Science Group has issued 5,285,000 Incentive Stock Options and 50,000 Non-Qualified Stock Options under the 2005 Plan. All of the options outstanding, except for the grant of 2,000,000 options on March 9, 2006, vest one-third at the date of grant, and a remaining one-third on each of the first and second anniversaries of the grant. The 2,000,000 options granted on March 9, 2006 vest 50% on the date of grant, with the remaining balance vesting equally on the first, second and third anniversaries of the grant. The following chart shows the Incentive Stock Options issued by the Company and currently outstanding, and the exercise price and term of each grant:

Incentive Stock Options
Option Grant Date	# of Shares issued	Exercise Price	Term
September 19, 2005	370,000	$0.87	4 years
October 31, 2005	300,000	$0.53	4 years
November 28, 2005	60,000	$0.45	4 years
February 21, 2006	705,000	$0.32	3 years
February 21, 2006	1,800,000	$0.32	5 years
February 28, 2006	50,000	$0.29	3 years
March 9, 2006	2,000,000	$0.30	5 years
	5,285,000

 The date of issuance of the nonqualified stock options was September 19, 2005 and the exercise price per share of each option is $0.87, which was the closing price of the Lighting Science Group’s common stock on the date of issuance.

The transfer agent for the common stock is American Stock Transfer and Trust Company of Brooklyn, New York and its telephone number is (718) 921-8206.

PLAN OF DISTRIBUTION

We are registering the Offered Shares to permit the resale of these shares by the selling stockholders, and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive the proceeds from any cash exercise of the warrants issued to the selling stockholders if and when they are exercised. We will bear all fees and expenses incident to our obligation to register the shares of common stock. We will not be paying any underwriting discounts or commissions in this offering.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the shares of common stock are sold through broker-dealers, the selling stockholders will be responsible for discounts or commissions relating to the sale of their securities. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, such as:

•	sales on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	sales in the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	sales through broker-dealers who may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the 6% Convertible Preferred Stock, the warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person participating in this offering. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $281,165 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. However, the selling stockholders will pay all discounts and commissions, if any, relating to the sale of their securities. We have agreed to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

LEGAL PROCEEDINGS

Lighting Science Group is not currently involved in any material legal proceedings.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Haynes and Boone, LLP for Lighting Science Group and is included as Exhibit 5.1.

EXPERTS

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. We filed a single prospectus in the registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and other offerings registered on earlier registration statements. This combined prospectus relates to, and shall act, upon effectiveness, as a post-effective amendment to, Registration Statement Nos. 333-126530 and 333-131884. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Lighting Science Group and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that Lighting Science Group has filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. Lighting Science Group also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as Lighting Service Group, that file electronically with the Commission. More information about us can be found on our website at www.lsgc.com. Information contained on our website should not be considered part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of Lighting Science Group’s Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Lighting Science Group, pursuant to the foregoing provisions, or otherwise, Lighting Science Group has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OUR ACCOUNTANTS

Appointment and Ratification of Turner, Stone & Company, LLP

Our Audit Committee appointed the firm of Turner, Stone & Company, LLP as our independent registered public accounting firm on March 31, 2004 for the purpose of expressing an opinion on the financial statements of Lighting Science Group dated December 31, 2003. Although stockholder ratification of the appointment is not required by our bylaws or by any other applicable law, our board of directors and our Audit Committee submitted the appointment of Turner, Stone & Company, LLP to the stockholders for ratification as a matter of good corporate practice at the annual stockholder meeting on August 20, 2004. Such appointment was ratified. Our Audit Committee submitted the appointment of Turner, Stone & Company, LLP as independent auditors of Lighting Science Group for the fiscal year ending December 31, 2005 to the stockholders for ratification at our annual stockholder meeting held on August 22, 2005 and such appointment was ratified. Further, our Audit Committee submitted the appointment of Turner, Stone & Company, LLP as independent auditors of Lighting Science Group for the fiscal year ending December 31, 2006 to the stockholders for ratification at our annual stockholder meeting held on December 21, 2006 and such appointment was ratified.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Lighting Science Group Corporation

We have audited  the accompanying consolidated balance sheet of Lighting Science Group Corporation and subsidiaries (a development stage company) (the Company) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004, and the period from September 26, 2003 (see Note 1) through December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lighting Science Group Corporation and subsidiaries as of December 31, 2005, and the consolidated results of their operations and cash flows for the periods indicated above, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has experienced substantial net losses as well as negative cash flows from operations since September 26, 2003, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Turner, Stone & Company, L.L.P.

Turner Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
January 31, 2006

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,984,477
Accounts receivable	9,775
Inventory, net of allowances (Note 6)	617,518
Prepaid expenses and other current assets	130,479
Total current assets	2,742,249

PROPERTY AND EQUIPMENT, net (Note 7)	295,336

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224
Intellectual property, net (Notes 2 and 7)	1,108,683
Proprietary rights agreement, net (Notes 2 and 7)	501,972
Goodwill (Note 2)	154,097
Total other assets	4,557,976

TOTAL ASSETS	$7,595,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$247,969
Accrued expenses	155,329
Accrued dividend on 6% Convertible Preferred Stock	59,957
Note payable - related party - current portion (Note 9)	38,889
Total current liabilities	502,144

OTHER LIABILITIES
Note payable - related party - long-term portion (Note 9)	111,111
Liability under derivative contracts (Note 10)	3,327,437
Total other liabilities	3,438,548

TOTAL LIABILITIES	3,940,692

COMMITMENTS AND CONTINGENCIES (Note 13)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,260,966 shares issued and outstanding, liquidation value of $7,235,086 (Note 10)	927,677

STOCKHOLDERS’ EQUITY
Common Stock, $.001 par value, 495,000,000 shares authorized,
55,474,591 shares issued and outstanding	55,475
Additional paid-in-capital (Note 10)	12,830,833
Deficit accumulated during the development stage	(10,159,116)
TOTAL STOCKHOLDERS’ EQUITY	2,727,192
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,595,561

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative from September 26, 2003 through December 31, 2005
Revenue	$72,564	$3,404	$75,968
Cost of goods sold	(33,110)	(2,076)	(35,186)
Gross margin	39,454	1,328	40,782

Operating expenses
Selling, general and administrative	1,823,020	1,224,013	3,126,484
Compensation and related expenses	1,976,549	1,148,426	3,333,036
Professional fees	1,627,684	624,934	2,252,618
Directors fees	294,445	388,575	770,520
Depreciation and amortization	487,766	259,251	747,017
Total operating expenses	6,209,464	3,645,199	10,229,675

Operating loss	(6,170,010)	(3,643,871)	(10,188,893)

Other income (expense)
Interest income	72,732	3,388	76,120
Interest expense	(77,697)	(136,843)	(248,700)
Other, net (Notes 9 and 10)	3,069,638	6,305	3,075,943
Total other income (expense)	3,064,673	(127,150)	2,903,363

Net loss	(3,105,337)	(3,771,021)	(7,285,530)

Dividend on 6% Convertible Preferred Stock and
accretion of preferred stock redemption value (Note 10)	1,202,901	-	1,202,901

Net loss applicable to common stock	$(4,308,238)	$(3,771,021)	$(8,488,431)

Basic net loss per weighted average common share	$(0.08)	$(0.12)	$(0.22)

Weighted average number of common shares outstanding	53,807,907	31,668,957	38,870,415

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative from September 26, 2003 through December 31, 2005
OPERATING ACTIVITIES
Net loss	$(4,308,238)	$(3,771,021)	$(8,488,431)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	487,766	259,251	747,017
Loss on disposal of assets	97,155	-	97,155
Non-cash stock option compensation expense	111,109	-	111,109
Expenses paid by issuance of common stock	580,511	1,551,700	2,132,211
Non-cash accrual of interest to related party	25,670	-	25,670
Forgiveness of accrued interest due to related party	(250,000)	-	(250,000)
Fair value adjustment to liabilities under derivative contracts	(3,907,649)	-	(3,907,649)
Accretion of 6% convertible preferred stock redemption value	927,677	-	927,677
Preferred stock issuance expenses paid by issuance of warrants	290,000	-	290,000
Conversion of interest accrued to preferred stock	24,086	-	24,086
Changes in:			-
Accounts receivable	(8,634)	(1,141)	(9,775)
Inventory	(603,748)	(13,770)	(617,518)
Prepaid expenses	33,060	(157,956)	(124,896)
Accounts payable	207,333	40,636	247,969
Accrued expenses and other liabilities	197,387	124,590	716,845
Security deposits	27,215	(27,215)	-
Net cash used by operating activities	(6,069,300)	(1,994,926)	(8,078,530)

INVESTING ACTIVITIES
Purchase of property and equipment	(155,246)	(327,915)	(483,161)
Cash in bank of subsidiary at date of acquisition	-	10,000	10,000
Net cash used by investing activities	(155,246)	(317,915)	(473,161)

FINANCING ACTIVITIES
Loans from directors and officers	476,000	-	476,000
Repayment of loans from directors and officers	(200,000)	-	(200,000)
Principal payment on note payable to related parties	(25,000)	(25,000)	(50,000)
Loan from stockholder	-	29,541	79,541
Repayment of loan from stockholder	-	(78,041)	(79,541)
Proceeds from issuance of 6% Convertible Preferred Stock, net of issuance costs	6,935,000	-	6,935,000
Proceeds from private placement, net of issuance costs	36,000	3,338,890	3,374,890
Net cash provided by financing activities	7,222,000	3,265,390	10,535,890

Net increase in cash	997,454	952,549	1,984,199
Cash at beginning of period	987,023	34,474	278
Cash at end of period	$1,984,477	$987,023	$1,984,477

Interest paid	$3,011	$30,152	$33,163

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued in settlement of note payable and accrued interest to related party	$1,942,525	$-	$1,942,525
Common Stock issued to pay accrued liabilities	$-	$360,707	$360,707
Reduction of accrued interest on note to related party	$250,000	$500,000	$750,000
Conversion of loans from directors and officers to 6% Convertible Preferred Stock	$276,000	$-	$276,000
Exchange of Series A Preferred Stock for Common Stock	$3,670,685	$-	$3,670,685
Proceeds from issuance of 6% Convertible Preferred Stock to Liability under Derivative Contracts	$6,935,000	$-	$6,935,000
Preferred stock dividends paid and deducted in arriving at Net Loss	$215,269	$-	$215,269

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Stock Subscriptions Receivable	Additional Paid In Capital	Deficit Accumulated During Development Stage	Total

Balance at September 26, 2003	533,333	533	16,685,446	16,685	-	250,282	-	267,500

Net Loss	-	-	-	-	-	-	(409,172)	(409,172)

Balance December 31, 2003	533,333	533	16,685,446	16,685	-	250,282	(409,172)	(141,672)

Issuance of common stock in private placement (Note 11)	-	-	18,341,906	18,343	(26,000)	3,846,547	-	3,838,890

Issue of common stock to acquire subsidiary (Note 2)	-	-	9,452,491	9,452	-	2,221,645	-	2,231,097

Issue of common stock in payment of operating expenses	-	-	6,817,413	6,817	-	1,911,174	-	1,917,991

Net loss	-	-	-	-	-	-	(3,771,021)	(3,771,021)

Balance December 31, 2004	533,333	533	51,297,256	51,297	(26,000)	8,229,648	(4,180,193)	4,075,285

Issuance of common stock in private placement	-	-	83,333	83	-	9,917	-	10,000

Issue of common stock in payment of operating expenses	-	-	839,968	840	-	579,671	-	580,511

Issue of common stock pursuant to conversion of outstanding preferred stock, cumulative dividends on preferred stock and certain notes payable (Note 10)	(533,333)	(533)	3,254,034	3,255	-	3,610,488	(1,670,685)	1,942,525

Fair value of a warrant issued for payment of operating expenses	-	-	-	-	-	290,000	-	290,000

Recording of expense for stock options issued during the year (Note 12)	-	-	-	-	-	111,109	-	111,109

Receipt of amounts due under share subscription agreements	-	-	-	-	26,000	-	-	26,000

Net loss	-	-	-	-	-	-	(4,308,238)	(4,308,238)

Balance December 31, 2005	-	$-	55,474,591	$55,475	$-	$12,830,833	$(10,159,116)	$2,727,192

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lighting Science Group Corporation (the “Company”) is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the periods were Americare Management, Inc. and LSGC LLC, a joint venture with Giuliani Capital Advisors LLC (Note 13). Americare Management, Inc. and LSGC LLC had no significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

As of December 31, 2005, the Company continues to operate as a development stage company, having not had appreciable revenue during 2005 or 2004. With its acquisition of certain intellectual property rights on June 1, 2004 (see Note 2), the Company entered the field of solid state lighting. Light emitting diode (“LED”) technology has been in use since 1962, but until recently was used only in small electronic devices. Manufacturers of LED’s have made substantial progress in the past few years, but the enabling technologies such as power conversion and thermal management have not kept pace. Consequently, the existing gap between the advancements in LED technology and their incorporation into general illumination systems has widened over the past five years.

Through the development of its Optimized Digital Lighting™ (“ODL™”) technology, the Company believes that it has begun to close the gap between the theoretical performance capability of today’s LED’s and the level of their performance in the current generation of general illumination products. The Company has developed several enabling technologies that form the basis of the intellectual property for which it has filed for patent protection.

The Company is currently designing several products for the consumer lighting market as well as commercial products for the streetlight and parking lot lighting sector. The Company has formed strategic alliances with a major parking facilities operator and a financial advisory services firm to target municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as customers and partners for the Company’s products.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code. During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively, the “Plan”) that was confirmed by the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”) on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 - Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

Reverse Stock Split

On August 20, 2004, the stockholders of the Company approved a proposal by management to undertake a reverse stock split of the shares of the Company’s common stock in the ratio of one share of new common stock for every 16 shares of old common stock. All per share amounts in the accompanying consolidated financial statements and in these notes to consolidated financial statements have been retroactively adjusted for the reverse split of the Company’s shares.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 which does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains balances in cash accounts which could exceed federally insured limits of $100,000. The Company has not experienced any losses from maintaining balances in such cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of raw materials and components and lighting products designed by the Company and assembled by a third-party manufacturer, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Deposits paid to contract manufacturers and raw material and components suppliers related to future purchases are also classified in inventory in the consolidated balance sheet.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist primarily of consulting fees paid to financial consulting firms and prepaid insurance policy premiums. Prepaid expenses are amortized over the period during which the service is provided or the length of the specific contract.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $73,233, $17,440 and $90,673 for the years ended December 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation. At the date of acquisition, Lighting Science, Inc. owned no tangible assets. As a result, the net purchase price of $2,231,097 was allocated to current assets, three classes of intangible assets, and liabilities as follows: Cash - $10,000; Intellectual Property - $1,204,000; Proprietary Rights Agreement - $1,063,000; Goodwill - $154,097, and Notes Payable - $200,000. The acquisition of Lighting Science, Inc. is described in greater detail in Note 2.

Intellectual property, which includes, but is not limited to, provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense related to intellectual property was $60,200, $35,117 and $95,317 for the years ended December 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005, respectively.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all intellectual property created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with the Company or that have technology similar to the Company for a period of time following his employment termination with the Company. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science, Inc. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense related to the proprietary rights agreement was $354,333, $206,694 and $561,027 for the years ended December 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheet. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of Match, Inc. (see Note 9). Match, Inc. (“Match”), an entity controlled by Ronald E. Lusk, the Company’s chairman, agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 - Goodwill and Other Intangible Assets, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon its internal review as of September 30, 2005, the Company has determined that no impairment to the Company’s intangible assets has occurred since the date of the previous evaluation.

Financial Instruments

The Company has issued certain preferred stock and warrants, the terms of which qualify these financial instruments under SFAS 133 - Accounting for Derivative Instruments and Hedging Activities, as derivatives. Such derivatives have not been designated as hedging instruments. Accordingly, all derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in Other Income (Expense).

Revenue

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. Sales to date have not been significant.

As of the date of this report, the Company has no reason to believe that an allowance for material product returns is necessary.

Stock Based Compensation

On July 6, 2005, the Board of Directors of the Company adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the "2005 Plan") and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. Effective with adoption of the plan, the Company adopted the fair value method of accounting for employee stock compensation cost pursuant to SFAS No. 123 (R) - Share-Based Payment. Accordingly, compensation cost is based on the fair value of options or other equity instruments measured at the date of grant and compensation cost is charged to operations over the expected service period.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 - Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed conversion of the preferred stock or the exercise of warrants or stock options because the effect would be anti-dilutive. See Notes 10 through 13.

Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2005 consolidated financial statements.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation based in Las Vegas, Nevada, which owned certain intellectual property related to the design and development of an ODL light bulb. The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established SFAS No. 141 - Business Combinations, and No. 142 - Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Proprietary rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$2,431,097

Note payable assumed		(200,000)
Net assets acquired		$2,231,097

Lighting Science, Inc. was formed on or about May 31, 2004 for the purpose of acquiring intellectual property from Phibian S Trust. There were no predecessor operations with respect to this entity, therefore, no pro forma results of operations are presented.

Intellectual Property

As of the date of acquisition, four provisional patents on the ODL technology had been submitted to the United States Patent and Trademark Office and were acquired by Lighting Science, Inc. Provisional patents are equivalent to a filing date placeholder in the United States Patent Office (“USPTO”). They provide a one-year period following submittal in which to finalize the utility patent application with respect to the particular idea, process, concept or method contained in a provisional patent.

Subsequent to the acquisition of Lighting Science, Inc., the Company filed four utility patent applications (thereby complying with the one-year time period mentioned above) based on the initial four provisional patents. Eleven additional patent applications have also been filed to provide further protection to the ODL technology. Two of such fifteen patent applications have been granted. Accordingly, there are currently thirteen utility patents pending with respect to the ODL technology before the USPTO. It is anticipated that it will be about 18 months to two years from the date of filing of the utility applications before the USPTO will issue a response to the filing. Additionally, with respect to proprietary branding of its products and services, the Company has filed for federal trademark/service registrations on certain marks and anticipates filing additional registrations on other marks and logos, and, as appropriate, the Company has also established common law trademark protection on several marks and logos. Further, other appropriate intellectual property protection, such as copyright and trade secret, is being applied to the ODL technology and the lighting products which embody it. It is also the policy of the Company to develop an intellectual property portfolio that protects and enhances the ODL technology ideas, concepts, methods and processes. The Company has also adopted intellectual property policies, procedures and practices into its business operations to facilitate its proprietary positioning with respect to its product development and commercialization.

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced substantial net losses as well as negative cash flows from operations since September 26, 2003.

The Company has embarked upon an aggressive design and development program to bring product to market during the current year. To provide the Company with adequate working capital for the design and the initial manufacture of these products, the Company completed a transaction with a group of institutional and accredited investors in May 2005 whereby the Company issued 2,260,966 shares of the Company’s 6% Convertible Preferred Stock for proceeds totaling $7,235,086 in a private placement transaction (Note 10).

Based upon the receipt of proceeds from the private placement of the Company’s 6% Convertible Preferred Stock and revenue from anticipated product releases, management believes that the Company will have sufficient capital necessary to enable it to deliver finished products to market during 2006. Despite these activities, there can be no assurance that management’s efforts to sufficiently capitalize the Company beyond the initial rollout of the Company’s product line will be successful.

NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 - Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, accounts receivable, notes and accounts payable, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments. As discussed in Note 10, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market.

NOTE 6: INVENTORY

At December 31, 2005, inventory is comprised of the following:

December 31, 2005
Deposits paid to contract manufacturers	$156,140
Raw materials and components	213,057
Finished goods	248,321
$617,518

At December 31, 2005 the Company provided an allowance for the decline in market value of certain raw materials and components of approximately $87,000, which is netted against the balance of raw materials and components in the table above.

NOTE 7: PROPERTY, EQUIPMENT AND OTHER ASSETS

Property and equipment consists of the following:

December 31, 2005
Leasehold Improvements	$5,526
Office furniture, fixtures and telephone equipment	97,152
Computer equipment	103,008
Test Equipment	94,988
Tooling and molds	52,609
Total property and equipment	353,283
Accumulated depreciation	(57,947)
$295,336

During 2005, the Company incurred a loss on the disposal of property and equipment of $97,155. Of this amount, $77,304 related to the write-off of prototype tools and molds that were no longer being used by the Company for the manufacture of parts due to the development of production tooling and more advanced prototypes. The Company does not use these prototype tools and molds for any other purpose.

Intellectual property consists of the following:

December 31, 2005
Intellectual property	$1,204,000
Accumulated amortization	(95,317)
$1,108,683

Proprietary rights agreement consists of the following:

December 31, 2005
Property rights agreement	$1,063,000
Accumulated amortization	(561,028)
$501,972

The estimated amortization expense for the next five years for the intangible assets listed above is as follows:

	Amortization Expense
Year ended	Intellectual Property	Proprietary Rights Agreement
2006	$60,200	$354,333
2007	$60,200	$147,639
2008	$60,200	-
2009	$60,200	-
2010	$60,200	-

NOTE 8: INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $23,200,000 at December 31, 2005, and which has been fully offset by a valuation reserve, the Company does not have any other significant deferred tax assets or liabilities. The Company has recorded a change in the valuation allowance of $2,300,000, $1,500,000 and $3,800,000 for the years ended December, 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005, respectively. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2020. The change in the fair value under derivative contracts of $3,907,649 (Note 10) has been treated as a permanent difference to calculate the total net operating losses available for carryforward to offset future periods’ taxable income.

Benefits realized in future periods from the application of net operating losses incurred prior to September 26, 2003 of $19,400,000 will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and, thereafter, will be credited to additional paid in capital. Any benefits realized in future periods from net operating loss carryforwards generated after September 26, 2003 ($3,800,000 at December 31, 2005) will be recorded as a tax benefit in the statement of operations.

NOTE 9: NOTES PAYABLE - RELATED PARTIES

Match Loan

We were obligated under the terms of a line of credit agreement to Match outstanding in the amount of $1,851,299 in principal and $341,226 in accrued interest at March 31, 2005. The line of credit agreement with Match, Inc. was available up to a limit of $2 million; bearing interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts; was due on demand and was unsecured.

We entered into an agreement with Match on April 12, 2005, under which Match agreed to reduce the accrued interest by $250,000 and exchange the debt for common stock at the exchange ratio of $1.725 per share. On May 5, 2005, the debt to Match of $1,851,299 plus $91,226 of accrued interest was exchanged for common stock. The reduction in accrued interest was recorded in Other income/(expense) during the year ended December 31, 2005. As a result of these transactions, the total of $1,942,525 due on the line of credit was exchanged for 1,126,101 shares of common stock of the Company on May 5, 2005.
Note to Phibian S Trust

Upon the acquisition of Lighting Science, Inc. we owed a balance of $200,000 to Phibian S Trust of which the remaining balance of $150,000 and is recorded as follows:

December 31, 2005
Notes payable - related party - current portion	$38,889
Notes payable - related party - long-term portion	111,111
$150,000

The Phibian S Trust is a trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. At the time of the acquisition, the trust was controlled by Mr. Maxik who was co-trustee of the trust. On July 2, 2004, Maxik resigned his position as co-trustee. Currently, Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by the Company. The Company is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles. The Company will begin paying regular monthly installments on the note beginning in June 2006, after giving effect to the $50,000 in prepayments noted above. Accordingly, payments relating to the period from June 2006 through December 2006 have been classified as current liabilities.

As an accommodation to the trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made advance payments to the trust on this note in the amount of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

Loans from Directors and Officers

During the first and second quarters of 2005, members of the board of directors and certain officers of the Company (the “Lender” or “Lenders”) agreed to loan the Company an aggregate of $476,000 on a short-term basis, of which $220,000 was received as of March 31, 2005 and the remaining $256,000 was received in the quarter ended June 30, 2005. Proceeds from the loans funded the Company’s continuing operating expenses, ongoing expenses for salaries, legal and accounting fees, as well as for working capital and other contingencies. Under the terms of the notes issued by the Company to each Lender, the Company: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued warrants to the Lenders for a total of 476,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement of preferred stock (Note 10) and the remaining $200,000 of such loans and accrued interest and commitment fees thereon were repaid from proceeds of the private placement.

NOTE 10: PREFERRED STOCK

At the date of acquisition of Lighting Science, Inc. by the Company (June 1, 2004), Lighting Science, Inc. had 100,000 shares of preferred stock authorized with no shares issued or outstanding. As of December 31, 2004, this issue of preferred stock was still authorized, however no shares had been issued. Effective January 1, 2005, this stock was cancelled under the merger agreement between Lighting Science, Inc. and its parent company, Lighting Science Group Corporation.

Exchange of Series A Preferred Stock held by Match for Common Stock

On July 25, 1994, Lighting Science Group sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum per share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which the Company emerged from bankruptcy, such rights were waived, including voting and conversion rights.

On April 12, 2005 the Company announced that the Company and Match had negotiated the exchange of the 533,333 shares of Series A Preferred Stock held by Match and the Match debt (See Note 9) into common stock of the Company at a exchange ratio of $1.725 per share that was approximately 15% in excess of the market price of the stock at the date the exchange was proposed, resulting in fewer shares being issued to Match than would have been issued had the then current market price of the stock been used.

The Series A Preferred Stock, owned by Match at the date of the exchange, carried cumulative dividends of $0.30 per annum per share. The cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,680,000 as of March 31, 2005, resulting in a total liquidation preference of $3,680,000 as of that date. However, for purposes of the exchange calculation, the amount of $1,670,685 was used to reflect the unpaid dividend on the date the exchange ratio of $1.725 per share was determined. This adjustment produced the slightly smaller liquidation value of $3,670,685 and this amount was used to record the dividend as a charge to Deficit accumulated during the development stage on the balance sheet. Thus, the Series A Preferred Stock owned by Match and the accumulated dividend thereon was exchanged for 2,127,933 shares of common stock on May 5, 2005. The accumulated dividend was recorded as a reduction of retained earnings.

Private Placement with Institutional and Accredited Investors

On May 12, 2005, the Company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the Company, for the sale of 2,260,966 shares of the Company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the Company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the Company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $0.80 per share into four shares of common stock, subject to full ratchet anti-dilution adjustments. Thus, if all of the shares of the 6% Convertible Preferred Stock were converted to common stock, an additional 9,043,864 shares of common stock would be issued.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $0.192 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Corporation must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010. In connection with the transaction, the Company filed a certificate of designation for the 6% Convertible Preferred Stock with the Delaware Secretary of State on May 10, 2005. This filing constituted an amendment to the Company's certificate of incorporation, designating the terms, rights and preferences of a new series of preferred stock of the Company.

The warrants are exercisable at the election of the holder into a total of 6,782,889 shares of common stock at an initial exercise price of $0.96 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.

Pursuant to SFAS 133 and EITF Abstract No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $927,677 for the period from the date of issuance (May 12, 2005) to December 31, 2005. The change in the fair value of the liability for derivative contracts totaled $(3,907,649) in 2005 and has been credited to Other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of December 31, 2005 are as follows:

	Warrants	Embedded conversion feature associated with the 6% Convertible Preferred Stock
Exercise/Conversion Price	$0.96	$0.80
Fair Value of the Company’s Common Stock	$0.58	$0.58
Expected life in years	4.4	4.4
Expected volatility	75%	75%
Expected dividend yield	0.0%	0.0%
Risk free rate	4.09%	4.09%
Calculated fair value per share	$0.29	$0.31

The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 - Redeemable Preferred Stocks. The conversion feature associated with the 6% Convertible Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from Stockholders’ Equity (Deficit).

The Company incurred cash expenses totaling $700,859 related to this transaction which have been charged to Other income/(expense) in the statements of operations during the three months ended June 30, 2005. Additionally, the Company issued warrants to purchase a total of 639,844 shares of the Company’s common stock at an initial exercise price of $1.50 per share (also subject to adjustment pursuant to anti-dilution provisions) to the firms which acted as the placement agent and as financial advisor for this transaction. The warrants expire five years from the date of issuance. The fair value of these warrants totaled $290,000 and such amount was charged to Other income/(expense) and credited to Additional Paid-In Capital during the three months ended June 30, 2005.

NOTE 11: STOCKHOLDERS’ EQUITY

Lighting Science Private Placement
In connection with the acquisition of Lighting Science, Inc., the Company undertook a private placement (“Lighting Science Private Placement”) of the Company’s common stock under the exemption of Section 505 of Regulation D of the Securities Act of 1933. On March 4, 2005 the Company amended its filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to elect the exemption under Rule 506 rather than Rule 505 for the sale of the Company’s common stock. Under Rule 506, the Company can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors. A total of $3,874,890 had been raised through the sale of 18,383,573 shares of the Company’s common stock. There have been no such sales of the Company’s stock subsequent to that date. The total of $3,874,890 includes $500,000 of accrued but unpaid interest on a note payable to Match. In lieu of disbursing cash in payment of the interest expense, the Company issued stock to the Ronald E. Lusk Revocable Trust (the “Trust”) the owner of Match. The Trust had contemporaneously subscribed to purchase $500,000 of stock under the terms of the Lighting Science Private Placement.

NOTE 12: EQUITY BASED COMPENSATION PLAN

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The maximum number of shares reserved for the 2005 Plan is 5,000,000 shares. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

During 2005, the Company issued 730,000 Incentive Stock Options to employees and directors and 50,000 Non-Qualified Stock Options to a consultant under the 2005 Plan. Such options have a term of four years and are vested one-third on the date of issuance and the subsequent two-thirds in equal parts on the first and second anniversaries thereof.

The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted during 2005:

Exercise price	$0.87 - $0.45
Fair market value of the underlying stock on date of grant	$0.87 - $0.45
Expected life in years	2.5
Estimated volatility	75%
Expected dividend yield	0.0%
Risk free rate	4.09% - 3.75%
Calculated fair value per share	$0.41 - $0.21

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.

The fair value of the options issued 2005 totaled $266,700 of which $111,109 was recorded in operating expense in the consolidated statements of operations based on service conditions and vesting.

A summary of the option awards under the Company’s 2005 Plan as of December 31, 2005 and changes during the year then ended is presented below:

Stock Options	Shares	Weighted Average Exercise Price
Outstanding and exercisable, beginning of period	-	-
Granted	780,000	$0.71
Exercised	-	-
Forfeited	(100,000)	($0.76)

Outstanding and exercisable, end of period	680,000	$0.70

Options vested at end of period	140,000	$0.71

Weighted average fair value of options granted during 2005	$0.34

At December 31, 2005, the average remaining term for outstanding stock options is 3.8 years.

A summary of the status of non-vested shares under the Company’s 2005 Plan as of December 31, 2005, and changes during the year then ended is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	-	-
Granted	780,000	$0.34
Vested	(260,000)	($0.34)
Forfeited	(100,000)	($0.36)

Non-vested at end of period	420,000	$0.34

As of December 31, 2005, there was a total of $155,591 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the year ended December 31, 2005, was $88,600. Note that this disclosure is provided in the aggregate for all awards that vest based on service conditions. There were no grants during the periods of awards subject to performance vesting.

NOTE 13: COMMITMENTS AND CONTINGENCIES

Leased office space

The Company occupies office space that is leased by an institutional shareholder of the Company who also provided financial advisory services to the company during 2005. Effective with the termination of the financial advisory agreement as of September 30, 2005, the Company pays the shareholder $10,000 per month under a month to month agreement. Prior to that time, the Company was using the office space rent free. Such rent was not material. The Company has leased space in Sunrise, Florida for its research and development activities for a period of fifteen months commencing November 1, 2005. The space is being leased from a company that is also a contract manufacturer for the Company. For the period from November 1, 2005 through January 31, 2005 the company will pay rent of approximately $2,300 per month and for the period from February 1, 2005 through the end of the lease term, it will pay approximately $2,500 per month. The Company also leases space in Hong Kong and storage space in Dallas, TX on a month-to-month basis at a total rate of approximately $650 per month.

From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial statements.

Financial advisory services

In 2004, the Company entered into an agreement with a financial consulting firm located in Dallas, Texas to provide financial advisory services in connection with the Company’s capital structure. Under the terms of the agreement, the Company paid the advisor a retainer of $150,000 during the fourth quarter of 2004 for services anticipated to be rendered during calendar year 2005, which was recorded in prepaid expenses. The agreement also provided for monthly payments of $10,000 during the one-year term of the agreement. This financial advisory agreement was terminated as of September 30, 2005.

Agreement with Giuliani Capital Advisors

On February 15, 2005, the Company entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to the Company and a to-be-formed entity (the “Joint Venture”). The joint venture agreement was subsequently executed on May 4, 2005.

As consideration for the services to be provided by GCA, the Company agreed to pay GCA the following:
•	A non-refundable deposit of $150,000 (paid on March 31, 2005 and recorded in prepaid expenses);
•	A market rate fee for all debt and/or equity capital raised for the Joint Venture; and
•	Reasonable expenses of GCA incurred in performing its services.

In addition, GCA will receive the following:
•	A financial advisory role in the Joint Venture on capital raising transactions on a case by case basis; and
•	A 20% ownership interest in the Joint Venture.

The Company also issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

Consulting Contract with Equity Group, Inc.

On February 10, 2005, the Company entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of the Company. In connection therewith, the Company agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of the Company’s common stock with each warrant having an exercise price of $0.80 per share. Each warrant will provide for the purchase of $300,000 worth of common stock of the Company. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contact unless terminated earlier. Equity will receive $5,000 per month during the term of the contract.

Executive Compensation

As of December 31, 2005, the Company was obligated under the terms of employment contracts for five of its executives. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $90,000 and $250,000 per year. The annual compensation for the Company’s executives under these agreements is expected to be approximately $910,000 for 2006.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the proceeds for any Shared Savings Program contracts which a director is responsible for closing. During the second quarter or 2005, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

Registration Rights Agreement

In connection with the issuance of 6% Convertible Preferred Stock (Note 10), the Company executed a Registration Rights Agreement with the purchasers thereof under which the Company agreed to register the common shares underlying the 6% Convertible Preferred Stock and related warrants. The Registration Rights Agreement provides for liquidated damages in the event a registration statement is not declared effective by the SEC within 150 days of the May 12, 2005 closing date or if the registration statement is not maintained effective for a period of two years following the closing date. The liquidated damages total an amount equal to two percent of the purchase price of the 6% Convertible Preferred Stock for each thirty (30) day period effectiveness of a registration statement is not maintained.

In connection therewith, on July 12, 2005, the Company filed on Form SB-2, a Registration Statement under the Securities Act of 1933, related to the sale of up to 30,727,420 shares of Lighting Science Group Corporation common stock, par value $.001 by the selling stockholders named therein. Of the common stock offered thereby, (i) 9,043,864 shares of the common stock are issuable upon conversion of $7,235,086 aggregate principal amount of our 6% Convertible Preferred Stock, (ii) 7,422,733 shares of common stock are issuable upon exercise of warrants issued in connection with the sale of the 6% Convertible Preferred Stock, and (iii) 14,260,823 shares of common stock were acquired prior to May 12, 2005 by certain selling stockholders who agreed to the terms of a lock-up agreement dated as of May 12, 2005 and which may not be sold by the selling stockholders except pursuant to the lock-up agreement. The Company will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of the offering. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. This registration was declared effective by the SEC on August 23, 2005, and remains effective as of the date of this filing.

NOTE 14: SUBSEQUENT EVENT

In January 2006, a former executive of the Company returned to the Company 100,000 shares of its common stock. The stock was returned to the Company pursuant to the termination of the former executive’s employment agreement with the Company. The shares were returned to the Company in return for the Company agreeing to waive certain obligations of the former executive under the terminated employment agreement. The returned shares will be cancelled.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2006

Consolidated Balance Sheet	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Cash Flows	F-4
Notes to the Consolidated Financial Statements	F-5

F-1

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

ASSETS	September 30, 2006
CURRENT ASSETS
Cash and cash equivalents	$86,295
Accounts receivable, net of allowance of doubtful accounts (2006- $3,021)	18,842
Inventory, net of allowances (Note 6)	487,924
Prepaid expenses and other current assets	1,115,908
Total current assets	1,708,969

PROPERTY AND EQUIPMENT, net (Note 7)	345,793

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224
Intellectual property, net (Notes 2 and 7)	1,063,533
Proprietary rights agreement, net (Notes 2 and 7)	236,222
Goodwill (Note 2)	154,097
Total other assets	4,247,076

TOTAL ASSETS	$6,301,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$305,442
Accrued expenses	303,892
Accrued dividend on 6% Convertible Preferred Stock	54,814
Line of Credit (Note 8)	1,253,804
Note payable - related party - current portion (Note 10)	98,750
Total current liabilities	2,016,702

OTHER LIABILITIES
Note payable - related party - long-term portion (Note 10)	81,250
Liability under derivative contracts (Note 11)	50,267
Total other liabilities	131,517

TOTAL LIABILITIES	2,148,219

COMMITMENTS AND CONTINGENCIES (Note 13)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,065,653 shares issued and outstanding, liquidation value of $6,610,090 (Note 11)	1,839,960

STOCKHOLDERS’ EQUITY

Common stock, $.001 par value, 495,000,000 shares authorized, 60,840,774 shares issued and outstanding	60,841
Additional paid-in-capital	15,333,791
Deficit accumulated during the development stage (Note 11)	(13,080,973)
TOTAL STOCKHOLDERS’ EQUITY	2,313,659
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,301,838

The accompanying notes are an integral part of the consolidated financial statements.

F-2

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Cumulative from September 26, 2003 through September 30, 2006
Revenue	$125,522	$43,943	$262,516	$42,868	$338,484
Cost of goods sold	(107,094)	(16,487)	(217,798)	(16,487)	(252,984)
Gross margin	18,428	27,456	44,718	26,381	85,500

Operating expenses:
Selling, general and administrative	344,921	406,913	1,428,551	1,158,278	4,555,036
Compensation and related expenses	624,139	552,672	2,128,637	1,441,424	5,461,673
Professional fees	96,585	386,116	422,688	1,154,996	2,675,306
Directors fees	260,530	75,000	385,530	225,000	1,156,050
Depreciation and amortization	127,291	122,623	377,375	364,736	1,124,392
Total operating expenses	1,453,466	1,543,324	4,742,782	4,344,434	14,972,457
Operating loss	(1,435,038)	(1,515,868)	(4,698,064)	(4,318,053)	(14,886,957)

Other income (expense)
Interest income	901	28,660	14,982	47,128	91,102
Interest expense	(172,451)	(1,752)	(175,361)	(77,068)	(424,061)
Other, net (Note 11)	314,240	1,661,067	3,153,999	(703,554)	6,229,942
Total other income (expense)	142,690	1,687,975	2,993,620	(733,494)	5,896,983

Net income (loss)	(1,292,348)	172,107	(1,704,444)	(5,051,547)	(8,989,974)

Dividend on 6% Convertible Preferred Stock and accretion of preferred stock redemption value (Note 11)	432,091	477,378	1,217,413	729,982	2,420,314
Net loss attributable to common stock	$(1,724,439)	$(305,271)	$(2,921,857)	$(5,781,529)	$(11,410,288)

Basic net loss per weighted average common share	$(0.03)	$(0.01)	$(0.05)	$(0.10)	$(0.26)

Weighted average number of common shares outstanding	58,191,254	54,969,055	56,283,577	55,214,668	43,192,045

The accompanying notes are an integral part of the consolidated financial statements.

F-3

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Cumulative from September 26, 2003 through September 30, 2006
OPERATING ACTIVITIES
Net loss	$(2,921,857)	$(5,781,529)	$(11,410,288)
Adjustments to reconcile net loss to net cash used by operating activities:
Expenses paid by issuance of common stock	1,211,708	296,817	3,343,919
Expenses paid by issuance of common share warrants	283,516	-	283,516
Non-cash stock option compensation expense	680,110	59,691	791,219
Accretion of 6% convertible preferred stock redemption value	912,283	562,949	1,839,960
Fair value adjustment to liabilities under derivative contracts	(3,154,299)	(45,223)	(7,061,948)
6% Convertible Preferred Stock dividends settled by issuance of common stock	203,091	-	203,091
Non-cash accrual of interest to related party	-	25,672	25,670
Forgiveness of accrued interest due to related party	-	(250,000)	(250,000)
6% Convertible Preferred Stock issuance costs paid by issue of warrants	-	290,000	290,000
Conversion of interest accrued to preferred stock	-	24,076	24,086
Loss on disposal of assets	-	7,917	97,155
Depreciation and amortization	377,374	364,736	1,124,391
Changes in:
Accounts receivable	(9,069)	(40,291)	(18,844)
Prepaid expenses	(985,430)	56,996	(1,110,326)
Inventory	129,594	(520,616)	(487,924)
Accounts payable	57,473	129,996	305,442
Accrued expenses and other liabilities	143,420	117,610	860,265
Security deposits	-	22,947	-
Net cash used by operating activities	(3,072,086)	(4,678,252)	(11,150,616)

INVESTING ACTIVITIES
Cash in bank of subsidiary at date of acquisition	-	-	10,000
Purchase of property and equipment	(116,931)	(78,103)	(600,092)
Net cash used by investing activities	(116,931)	(78,103)	(590,092)

FINANCING ACTIVITIES
Loans from directors and officers	30,000	476,000	506,000
Repayment of loans from directors and officers	-	(200,000)	(200,000)
Principal repayment on note payable to related party	-	(25,000)	(50,000)
Loan from stockholder	-	-	79,541
Repayment of loan from stockholder	-	-	(79,541)
Proceeds from draws on Line of Credit	1,253,804	-	1,253,804
Proceeds from exercise of common stock warrants	7,031	-	7,031
Proceeds from issuance of 6% Convertible Preferred Stock, net of issuance costs	-	6,935,010	6,935,000
Proceeds from private placement	-	36,000	3,374,890
Net cash provided by (used by) financing activities	1,290,835	7,222,010	11,826,725

Net increase (decrease) in cash	(1,898,182)	2,465,655	86,017
Cash at beginning of period	1,984,477	987,023	278
Cash at end of period	$86,295	$3,452,678	$86,295

Interest paid	$19,974	$75,316	$53,137
6% Convertible Preferred Stock dividends paid and deducted in arriving at Net Loss	$108,227	$-	$323,496

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued in settlement of note payable and accrued interest to related party	$-	$1,942,525	$1,942,525
Common Stock issued to pay accrued liabilities	$-	$-	$360,707
Reduction of accrued interest on note to related party	$-	$250,000	$750,000
Conversion of loans from directors and officers to 6% Convertible Preferred Stock	$-	$276,000	$276,000
Conversion of 6% Convertible Preferred Stock to Common Stock	$122,871	$-	$122,871
Exchange of Series A Preferred Stock for Common Stock	$-	$3,670,685	$3,670,685
Proceeds from issuance of 6% Convertible Preferred Stock	$-	$7,235,086	$7,235,086

The accompanying notes are an integral part of the consolidated financial statements.

F-4

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lighting Science Group Corporation (the “Company”) is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the periods were Americare Management, Inc. and LSGC LLC, a joint venture with Giuliani Capital Advisors LLC (Note 13). Americare Management, Inc. and LSGC LLC had no significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

As of September 30, 2006, the Company continues to operate as a development stage company, having not had appreciable revenue during the first nine months of 2006 or since entering the development stage. With its acquisition of certain intellectual property rights on June 1, 2004 (see Note 2), the Company entered the field of solid state lighting. The Company is currently designing several products for the consumer lighting market as well as commercial products for the streetlight and parking lot lighting sector. The Company has formed strategic alliances with a major parking facilities operator and a financial advisory services firm to target municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as customers and partners for the Company’s products.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code. During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively, the “Plan”) that was confirmed by the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”) on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock, Match, Inc., a related party, agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 - Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

Reverse Stock Split

On August 20, 2004, the stockholders of the Company approved a proposal by management to undertake a reverse stock split of the shares of the Company’s common stock in the ratio of one share of new common stock for every 16 shares of old common stock. All per share amounts in the accompanying consolidated financial statements and in these notes to consolidated financial statements have been retroactively adjusted for the reverse split of the Company’s shares.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 which does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains balances in cash accounts which could exceed federally insured limits. The Company has not experienced any losses from maintaining balances in such cash accounts in excess of federally insured limits of $100,000. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of raw materials and components, work-in-process and finished lighting products, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Deposits paid to contract manufacturers and raw material and components suppliers related to future purchases are also classified in inventory in the consolidated balance sheet.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of debt guarantee fees paid to the guarantors of the line of credit obtained by the Company in August 2006 (see Note 8) and rent. The guarantee fees are amortized over the one-year term of the line of credit and will be recorded as interest expense in the consolidated statements of operations. Other prepaid expenses are amortized over the period during which the service is provided or the length of the specific contract.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $23,657 and $18,990, for the three-month periods ended September 30, 2006 and 2005 and $66,475, $53,836 and $157,147 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period beginning September 26, 2003 and ending September 30, 2006, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation (Note 2). At the date of acquisition, Lighting Science, Inc. had recorded no tangible assets.

Intellectual property, which includes, but is not limited to, provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense related to intellectual property was $15,050 and $15,050 for the three-month periods ended June 30, 2006 and 2005 and $45,150, $45,150 and $140,467 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period beginning September 26, 2003 and ending September 30, 2006, respectively.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all intellectual property related to LED lighting created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with the Company or that have technology similar to the Company for a period of time following his employment termination with the Company. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science, Inc. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense related to the proprietary rights agreement was $88,583 and $88,583 for the three-month periods ended September 30, 2006 and 2005 and $265,749, $265,749 and $826,778 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period beginning September 26, 2003 and ending September 30, 2006, respectively.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheet. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of Match, Inc. (see Note 10). Match, Inc. (“Match”), an entity controlled by Ronald E. Lusk, the Company’s chairman and chief executive officer, agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 - Goodwill and Other Intangible Assets, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon its internal review as of September 30, 2005, the Company has determined that no impairment to the Company’s intangible assets has occurred since the date of the previous evaluation. The annual review for 2006 is currently in progress and will be completed during the fourth quarter of 2006.

Financial Instruments

The Company has issued certain preferred stock and warrants, the terms of which qualify these financial instruments under SFAS 133 - Accounting for Derivative Instruments and Hedging Activities, as derivatives. Such derivatives have not been designated as hedging instruments. Accordingly, all derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in Other Income (Expense).

Revenue

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met.

As of the date of this report, the Company has no reason to believe that an allowance for material product returns is necessary.

Revenue is not recognized on the shipment of products to customers under shared savings programs. Under shared savings programs, the Company recognizes revenue over the useful life of the lights based on the agreed sharing of electricity savings. The lights shipped to customers under shared savings agreements are classified as property and equipment on the Company’s consolidated balance sheet and are depreciated over the estimated useful life of the lights.

Research and Development

The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or molds. The Company has recorded research and development costs of $209,075 and $381,839 for the three-month periods ended September 30, 2006 and 2005 and $938,786, $856,330 and $2,069,825 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period beginning September 26, 2003 through September 30, 2006, respectively, in the consolidated statements of operations.

Stock Based Compensation

On July 6, 2005, the Board of Directors of the Company adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the "2005 Plan") and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. Effective with adoption of the plan, the Company adopted the fair value method of accounting for employee stock compensation cost pursuant to SFAS No. 123 (R) - Share-Based Payment. Accordingly, compensation cost is based on the fair value of options or other equity instruments measured at the date of grant and compensation cost is charged to operations over the expected service period.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 - Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed conversion of the preferred stock or the exercise of warrants or stock options because the effect would be anti-dilutive. See Notes 11 and 12.

Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2006 consolidated financial statements.

In management’s opinion, the accompanying consolidated interim financial statements contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation based in Las Vegas, Nevada, which owned certain intellectual property related to the design and development of an ODL light bulb. The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established by SFAS No. 141 - Business Combinations, and No. 142 - Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Proprietary rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$2,431,097
Note payable assumed		(200,000)
Net assets acquired		$2,231,097

Intellectual Property

As of the date of acquisition, four provisional patents on the ODL technology had been submitted to the United States Patent and Trademark Office and were acquired by Lighting Science, Inc. Provisional patents are equivalent to a filing date placeholder in the United States Patent Office (“USPTO”). They provide a one-year period following submittal in which to finalize the utility patent application with respect to the particular idea, process, concept or method contained in a provisional patent.

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced substantial net losses as well as negative cash flows from operations since September 26, 2003.

The Company has embarked upon an aggressive design and development program to bring product to market. To provide the Company with adequate working capital for the design and the initial manufacture of these products, the Company has negotiated a line of credit with one of its banks (see Note 8).

Based upon the receipt of proceeds from the line of credit and revenue from anticipated product releases, management believes that the Company will have sufficient capital necessary to enable it to deliver finished products to market during 2006. Despite these activities, there can be no assurance that management’s efforts to sufficiently capitalize the Company beyond the initial rollout of the Company’s product line will be successful.

NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 - Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, accounts receivable, notes and accounts payable, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments. As discussed in Note 11, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market.

NOTE 6: INVENTORY

At September 30, 2006, inventory is comprised of the following:

September 30, 2006
Deposits paid to contract manufacturers	$69,096
Raw materials and components	220,416
Work-in-process	32,412
Finished goods	166,000
$487,924

At September 30, 2006 the Company provided an allowance for the decline in market value of certain raw materials and components of approximately $141,000, which is netted against the balance of raw materials and components in the table above.

NOTE 7: PROPERTY, EQUIPMENT AND OTHER ASSETS

Property and equipment consists of the following:

September 30, 2006
Leasehold improvements	$5,526
Office furniture, fixtures and telephone equipment	91,096
Computer equipment	111,250
Test equipment	94,989
Tooling and molds	167,354
Total property and equipment	470,215
Accumulated depreciation	(124,422)
$345,793

At September 30, 2006, the Company has no shared savings program agreements under which lights or fixtures have been recorded as property and equipment on the consolidated balance sheet.

Intellectual property consists of the following:

September 30, 2006
Intellectual property	$1,204,000
Accumulated amortization	(140,467)
$1,063,533

Proprietary rights agreement consists of the following:

September 30, 2006
Proprietary rights agreement	$1,063,000
Accumulated amortization	(826,778)
$236,222

The estimated amortization expense for the next five fiscal years ended December 31 for the intangible assets listed above is as follows:

	Amortization Expense
Year ended	Intellectual Property	Proprietary Rights Agreement
2006	$60,200	$354,333
2007	$60,200	$147,639
2008	$60,200	-
2009	$60,200	-
2010	$60,200	-

NOTE 8: LINE OF CREDIT

On June 29, 2006 the Company entered into agreements with one of its banks to obtain a $2,000,000 line of credit. Amounts due under the line of credit will be guaranteed by a group of directors and shareholders of the Company (the “Guarantors”). The amount of the line of credit available for use by the Company at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the guaranteeing directors and shareholders at that time. At September 30, 2006, the Guarantors had provided guarantees for the entire $2,000,000 balance of the line of credit. The total amount of the line of credit drawn at September 30, 2006 was $1,253,804.

The line of credit has a term of one year and provides for monthly payments of interest only at prime plus 1%. The Company also entered into a Security and Pledge Agreement with the bank on June 29, 2006 which gives the bank a general security interest in all of the Company’s personal property assets.

As consideration for providing guarantees and enabling the Company to obtain the line of credit, the Company issued common stock and warrants for the purchase of common stock of the Company to the Guarantors. In September 2006, the Company issued 3,125,000 shares of common stock and 1,875,000 warrants for the purchase of shares of common stock to the Guarantors. The warrants have an exercise price of $0.30 per common share. and have a five year term. The fair value of the warrants issued to the Guarantors is $241,985. The value of the common stock issued to the Guarantors is $937,500. The fair value of the common stock and the warrants issued to the Guarantors has been recorded as a prepaid expense and will be amortized over the term of the line of credit. During the three months ended September 30, 2006, $105,392 was recognized as an expense in the Consolidated Statement of Operations.

NOTE 9: INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $24,760,,000 at September 30, 2006, and which has been fully offset by a valuation allowance, the Company does not have any other significant deferred tax assets or liabilities. The Company has recorded a change in the valuation allowance of $648,000 and $540,000 for the three-month periods ended September 30, 2006 and 2005 and $1,560,000, $1,480,000 and $5,360,000 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period beginning September 26, 2003 and ending September 30, 2006, respectively. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2020. The cumulative change in the fair value under derivative contracts of approximately $(7,061,948) (Note 11) has been treated as a permanent difference to calculate the total net operating losses available for carryforward to offset future periods’ taxable income.

Benefits realized in future periods from the application of net operating losses incurred prior to September 26, 2003 of $19,400,000 will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and, thereafter, will be credited to additional paid in capital. Any benefits realized in future periods from net operating loss carryforwards generated after September 26, 2003 ($5,360,000 at September 30, 2006) will be recorded as a tax benefit in the statement of operations.

NOTE 10: NOTES PAYABLE - RELATED PARTIES

Match Loan

We were obligated under the terms of a line of credit agreement to Match outstanding in the amount of $1,851,299 in principal and $341,226 in accrued interest at March 31, 2005.

We entered into an agreement with Match on April 12, 2005, under which Match agreed to reduce the accrued interest by $250,000 and exchange the debt for common stock at the exchange ratio of $1.725 per share. On May 5, 2005, the debt to Match of $1,851,299 plus $91,226 of accrued interest was exchanged for common stock. The reduction in accrued interest was recorded in Other income/(expense) during May 2005. As a result of these transactions, the total of $1,942,525 due on the line of credit was exchanged for 1,126,101 shares of common stock of the Company on May 5, 2005.

Note to Phibian S Trust

Upon the acquisition of Lighting Science, Inc. we owed a balance of $200,000 to Phibian S Trust of which the remaining balance of $150,000 is recorded as follows:

September 30, 2006
Notes payable - related party - current portion	$68,750
Notes payable - related party - long-term portion	81,250
$150,000

The Phibian S Trust is a trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. Currently, Mr. Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by the Company. The Company is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles. As an accommodation to the trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made advance payments to the trust on this note in the amount of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

The Company first recorded revenues of more than $10,000 in August of 2005. As the $50,000 prepayment noted above related to approximately nine months of regular installment payments, the Company was to begin paying regular installment payments against the loan in June 2006.

The trust agreed to defer any installment payments otherwise due to it during the period June 2006 through November 2006, until November 30, 2006. In return for the deferral of the installment payments, the Company has agreed to convert the note to an interest bearing note. Beginning November 30, 2006, the Company will make twenty-four monthly installment payments of $6,250 each. The note will bear interest at 10% beginning on July 15, 2006. Interest payments will be made on the note semi-annually, with the first payment due in December 2006.

Loans from Directors and Officers

During the first and second quarters of 2005, members of the board of directors and certain officers of the Company (the “Lender” or “Lenders”) agreed to loan the Company an aggregate of $476,000 on a short-term basis, of which $220,000 was received as of March 31, 2005 and the remaining $256,000 was received in the quarter ended June 30, 2005. Under the terms of the notes issued by the Company to each Lender, the Company: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued warrants to the Lenders for a total of 476,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement of preferred stock (Note 11) and the remaining $200,000 of such loans and accrued interest and commitment fees thereon were repaid from proceeds of the May 2005 private placement.

On August 10, 2006, a director of the Company, advanced $30,000 to the Company.  The loan bears interest at Prime Rate plus 1%.  The loan matures November 8, 2006.

NOTE 11: PREFERRED STOCK

Exchange of Series A Preferred Stock held by Match for Common Stock

On April 12, 2005 the Company announced that the Company and Match had negotiated the exchange of the 533,333 shares of Series A Preferred Stock held by Match and the Match debt (See Note 10) into common stock of the Company at a exchange ratio of $1.725 per share that was approximately 15% in excess of the market price of the stock at the date the exchange was proposed, resulting in fewer shares being issued to Match than would have been issued had the then current market price of the stock been used.

The Series A Preferred Stock, owned by Match at the date of the exchange, carried cumulative dividends of $0.30 per annum per share. The cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,680,000 as of March 31, 2005, resulting in a total liquidation preference of $3,680,000 as of that date. However, for purposes of the exchange calculation, the amount of $1,670,685 was used to reflect the unpaid dividend on the date the exchange ratio of $1.725 per share was determined. This adjustment produced the slightly smaller liquidation value of $3,670,685 and this amount was used to record the dividend as a charge to Deficit accumulated during the development stage on the consolidated balance sheet. Thus, the Series A Preferred Stock owned by Match and the accumulated dividend thereon was exchanged for 2,127,933 shares of common stock on May 5, 2005. The accumulated dividend was recorded as an increase of the deficit in May 2005..

Private Placement with Institutional and Accredited Investors

On May 12, 2005, the Company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the Company, for the sale of 2,260,966 shares of the Company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the Company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the Company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Initially, each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $0.80 per share into four shares of common stock, subject to full ratchet anti-dilution adjustments.

In the nine-month period ended September 30, 2006, 195,313 shares of 6% Convertible Preferred Stock were converted by the holders to common stock of the Company. At September 30, 2006, 2,065,653 shares of 6% Convertible Preferred Stock remained outstanding.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $0.192 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Company must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010.

Initially, the warrants were exercisable at the election of the holder into a total of 6,782,889 shares of common stock at an initial exercise price of $0.96 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.

On June 6, 2006, the Company agreed to amend the terms of the then outstanding 6% Convertible Preferred Stock and the warrants issued to purchasers of the 6% Convertible Preferred Stock . The Company agreed to adjust the conversion price of the 6% Convertible Preferred Stock then outstanding to $0.50 per common share compared to the original conversion price of $0.80 per common share. This adjustment resulted in an increase in the total number of shares of common stock that may be required to be issued by the Company in the future to holders of the 6% Convertible Preferred Stock from 8,262,612 shares to 13,220,180 shares. The Company also agreed that, at December 31, 2006, it would further adjust the conversion price of the then outstanding 6% Convertible Preferred Stock to $0.30 per common share from the current exercise price of $0.50 if the then current market price of the Company’s common stock (as defined in the agreement) was less than $0.50 per common share. If the conversion price of the currently outstanding 6% Convertible Preferred Stock was further adjusted to $0.30 per common share in December 2006, the total number of shares of common stock that may be required to be issued by the Company would increase from the current 13,220,180 common shares to 22,033,632. The Company has filed a registration statement with the Securities and Exchange Commission covering (i) the additional shares that may be required to be issued after the adjustment of the exercise price to $0.50 per common share, and (ii) the potential future adjustment of the exercise price to $0.30 per common share. The registration statement was declared effective on July 14, 2006.

On June 6, 2006, the Company also agreed to amend the terms of the warrants issued to the purchasers of the 6% Convertible Preferred Stock. The Company agreed to immediately adjust the exercise price of the 6,782,889 outstanding warrants from $0.96 per common share to $0.30 per common share. The adjustment of the terms of these warrants does not change the total number of common shares that the Company may be required to issue in the future to holders of the warrants. Subsequent to the adjustment of the exercise price of the warrants, a holder of warrants exercised its warrants to purchase 23,438 common shares.

Pursuant to SFAS 133 and EITF No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $333,222 and $368,692 for the three-month periods ended September 30, 2006 and 2005 and $912,283, $562,949 and $1,839,960 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period from September 26, 2003 through September 30, 2006. The change in the fair value of the liability for derivative contracts totaled $(314,240) and $(1,666,335) for the three-month periods ended September 30, 2006 and 2005 and $(3,154,299), $(45,223) and $(7,061,948) for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period from September 26, 2003 through September 30, 2006 and has been credited to Other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of September 30, 2006 are as follows:

	Warrants	Embedded conversion feature associated with the 6% Convertible Preferred Stock
Exercise/Conversion Price	$0.30	$0.50
Fair Value of the Company’s Common Stock	$0.20	$0.20
Expected life in years	3.6	3.6
Expected volatility	75%	75%
Expected dividend yield	0.0%	0.0%
Risk free rate	5.34%	5.34%
Calculated fair value per share	$0.10	$0.07

The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 - Redeemable Preferred Stocks. The conversion feature associated with the 6% Convertible Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from Stockholders’ Equity.

The Company incurred cash expenses totaling $700,859 related to this transaction which were charged to Other income/(expense) in the consolidated statement of operations during the three months ended June 30, 2005. Additionally, the Company issued warrants to purchase a total of 639,844 shares of the Company’s common stock at an initial exercise price of $1.50 per share (also subject to adjustment pursuant to anti-dilution provisions) to the firms which acted as the placement agent and as financial advisor for this transaction. The warrants expire five years from the date of issuance. The fair value of these warrants totaled $290,000 and such amount was charged to Other income/(expense) and credited to Additional Paid-In Capital during the three months ended June 30, 2005.

NOTE 12: STOCKHOLDERS’ EQUITY

Lighting Science Private Placement
In connection with the acquisition of Lighting Science, Inc., the Company undertook a private placement (“Lighting Science Private Placement”) of the Company’s common stock under the exemption of Section 505 of Regulation D of the Securities Act of 1933. On March 4, 2005 the Company amended its filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to elect the exemption under Rule 506 rather than Rule 505 for the sale of the Company’s common stock. Under Rule 506, the Company can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors. A total of $3,874,890 had been raised through the sale of 18,383,573 shares of the Company’s common stock. The total of $3,874,890 includes $500,000 of accrued but unpaid interest on a note payable to Match. In lieu of disbursing cash in payment of the interest expense, the Company issued stock to the Ronald E. Lusk Revocable Trust (the “Trust”) the owner of Match. The Trust had contemporaneously subscribed to purchase $500,000 of stock under the terms of the Lighting Science Private Placement.

Issuance of Common Stock During the Quarter

During the three-month period ended September 30, 2006, the Company issued a total of 4,115,494 shares of its common stock. Of this amount, 3,125,000 common shares were issued to the Guarantors for providing guarantees of the line of credit negotiated by the Company, 190,180 common shares were issued as settlement of Directors Fees earned in the second quarter of 2006, 100,000 common shares were issued to an employee as a starting bonus and 265,852 common shares were issued to suppliers as settlement of their account balances.

During the quarter ended September 30, 2006, the Company issued 434,462 common shares as settlement of the dividends payable on the 6% Convertible Preferred Stock on August 10, 2006.

Equity Based Compensation Plan

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

The Company issued 4,555,000 and 730,000 Incentive Stock Options to employees and directors during the nine- month period ended September 30, 2006 and the year ended December 31, 2005, respectively, and 50,000 Non-Qualified Stock Options to a consultant under the 2005 Plan during the year ended December 31, 2005. No additional stock options were issued in the three-month period ended September 30, 2006. Such options have a term of between three and five years. A portion of such options vest on the date of issuance, with the balance vesting over a period of two to three years.

The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted during 2006 and 2005:

Exercise price	$0.87 - $0.30
Fair market value of the underlying stock on date of grant	$0.87 - $0.30
Option term	3.0 years - 5.0 years
Estimated volatility	75%
Expected dividend yield	0.0%
Risk free rate	4.88% - 3.75%
Calculated fair value per share	$0.41 - $0.17

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.

No options were issued during the three-month periods ended September 30, 2006 and 2005. The fair value of the options issued during the nine-months ended September 30, 2006 and 2005 and cumulatively for the period September 26, 2003 through September 30, 2006 totaled $897,850, $172,010 and $1,123,393 respectively. The amount recorded in operating expense in the consolidated statements of operations based on service conditions and vesting were $118,310 and $59,691 for the three-month periods ended September 30, 2006 and 2005 was $680,110, $59,691 and $791,219 for the nine-month periods ended September 30, 2006 and 2005 and cumulatively for the period September 26, 2003 through September 30, 2006.

A summary of the option awards under the Company’s 2005 Plan as of September 30, 2006 and changes during the three-month period then ended is presented below:

Stock Options	Shares	Weighted Average Exercise Price
Outstanding and exercisable, beginning of period	5,185,000	$0.36
Granted	-	-
Exercised	-	-
Forfeited	(356,666)	($0.34)

Outstanding and exercisable, end of period	4,828,334	$0.36

Options vested at end of period	2,218,334	$0.34

Weighted average fair value of options granted during the three-month period ended September 30, 2006	-

At September 30, 2006, the average remaining term for outstanding stock options is 3.3 years.

A summary of the status of non-vested shares under the Company’s 2005 Plan as of September 30, 2006, and changes during the three-month period then ended is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	3,023,333	$0.35
Granted	-	-
Vested	(56,667)	($0.87)
Forfeited	(356,666)	($0.34)

Non-vested at end of period	2,610,000	$0.34

As of September 30, 2006, there was a total of $332,950 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the three-month period ended September 30, 2006, was $37,733. Note that this disclosure is provided in the aggregate for all awards that vest based on service conditions. There were no grants to officers, employees or directors during the periods of awards subject to performance vesting.

During the three month period ended March 31, 2006, the Company granted 500,000 common share options to a consultant, subject to the consultant meeting certain performance measures over the two year term of its contract. If the performance criteria under the option grant are not met, no options will be issued to the consultant. In accordance with SFAS 123(R), no compensation expense has been included related to this stock option grant as the measurement date cannot be determined and no disincentive for non-performance exists in the contract.

Warrants for the Purchase of Common Stock

At September 30, 2006, the Company has issued the following warrants for the purchase of common stock:

Warrant Holder	Reason for Issuance	No. of common shares	Exercise Price	Expiry date
Line of Credit Guarantors (Note 8)	Financing guarantees	1,875,000	$0.30	September 22, 2011
6% Convertible Preferred stockholders (Note 11)	Private Placement	6,759,451	$0.30	May 10, 2010
Financial advisors (Note 11)	Private Placement	639,844	$1.50	May 10, 2010
Giuliani Capital Advisors	Advisory services	1,650,000	$0.60	Feb. 14, 2010
The Equity Group	Consulting services	750,000	$0.80	Feb. 10, 2010
Officers and Directors (Note 9)	Bridge Financing	476,000	$1.50	April 20, 2010
ABM Industries Inc.	Marketing services	400,000	$0.40	March 2, 2008
Total		12,550,295

At September 30, 2006, all warrants are fully vested.

NOTE 13: COMMITMENTS AND CONTINGENCIES

Leased office space

The Company occupies office space that is leased by an institutional shareholder of the Company for approximately $10,000 per month under a month to month agreement. The Company has leased space in Sunrise, Florida for its research and development activities through January 2007 for approximately $2,500 per month. The Company also leases space in Hong Kong and storage space in Dallas, Texas on a month-to-month basis at a total rate of approximately $650 per month.

From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial statements.

Agreement with Giuliani Capital Advisors

On February 15, 2005, the Company entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to the Company and a to-be-formed entity (the “Joint Venture”). The joint venture agreement was subsequently executed on May 4, 2005.

As consideration for the services to be provided by GCA, the Company agreed to pay GCA the following:
•	A non-refundable deposit of $150,000 (paid on March 31, 2005);
•	A market rate fee for all debt and/or equity capital raised for the Joint Venture; and
•	Reasonable expenses of GCA incurred in performing its services.

In addition, GCA will receive the following:
•	A financial advisory role in the Joint Venture on capital raising transactions on a case by case basis; and
•	A 20% ownership interest in the Joint Venture.

Executive Compensation

As of September 30, 2006, the Company was obligated under the terms of employment contracts for four of its executives. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $150,000 and $250,000 per year. The annual compensation for the Company’s executives under these agreements is expected to be approximately $820,000 for 2006.

In March 2006, the Company appointed Robert Warshauer as President. In the event that, in any calendar quarter, the Company achieves net income exceeding $250,000, Mr. Warshauer will begin receiving his annual salary at a rate of $250,000 per annum for such quarter and thereafter during the term of his employment. If after such commencement, in each calendar annual period, the Company does not achieve an average net income of at least $250,000 per quarter, Mr. Warshauer’s salary shall be retroactively reduced pro-rata for any such shortfall.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the proceeds for any Shared Savings Program contracts which a director is responsible for closing. During the second quarter or 2005, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

Registration Rights Agreement

In connection with the issuance of 6% Convertible Preferred Stock (Note 11), the Company executed a Registration Rights Agreement with the purchasers thereof under which the Company agreed to register the common shares underlying the 6% Convertible Preferred Stock and related warrants. The Registration Rights Agreement provides for liquidated damages in the event a registration statement was not declared effective by the SEC within 150 days of the May 12, 2005 closing date or if the registration statement is not maintained effective for a period of two years following the closing date. The liquidated damages total an amount equal to two percent of the purchase price of the 6% Convertible Preferred Stock for each thirty (30) day period effectiveness of a registration statement is not maintained. No such damages have been incurred.

In connection therewith, on July 12, 2005, the Company filed on Form SB-2, a Registration Statement under the Securities Act of 1933, related to the sale of up to 30,727,420 shares of Lighting Science Group Corporation common stock, par value $.001 by the selling stockholders named therein. Of the common stock offered thereby, (i) 9,043,864 shares of the common stock are issuable upon conversion of $7,235,086 aggregate principal amount of our 6% Convertible Preferred Stock, (ii) 7,422,733 shares of common stock are issuable upon exercise of warrants issued in connection with the sale of the 6% Convertible Preferred Stock, and (iii) 14,260,823 shares of common stock were acquired prior to May 12, 2005 by certain selling stockholders who agreed to the terms of a lock-up agreement dated as of May 12, 2005. The Company will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of the offering.. This registration was declared effective by the SEC on August 23, 2005, and remains effective as of the date of this filing.

NOTE 14: SUBSEQUENT EVENTS

In October 2006, the Company notified the then current holders of its 6% Convertible Preferred Stock that it would settle the November 10, 2006 dividend payment on such preferred stock by issuing common shares in lieu of making a cash payment. As a result, the Company will issue approximately 335,000 new common shares as settlement of the dividend payable to holders of the 6% Convertible Preferred Stock in November 2006.

In October 2006, the Company entered into a consulting agreement with a shareholder for the shareholder to provide consulting services to the Company for a period of one year. The Company expects to issue 1,625,000 shares of common stock in settlement of the fees due under the agreement. The Company anticipates that the common stock will be issued before December 31, 2006.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of Lighting Science Group’s Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

Total Offering Costs
SEC Registration fee	3,934
Blue Sky fees	7,231
Legal fees and expenses	280,000
Accounting fees and expenses	9,000
Miscellaneous	11,000

TOTAL	311,165

The selling stockholders will pay any expenses customarily borne by selling stockholders (including discounts, commissions and fees and expenses of counsel relating to the sale of their securities to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this registration statement, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold and issued the unregistered securities described below (figures adjusted to give effect to the 1:16 reverse split effective August 20, 2004):

1)	On September 25, 2003 and as of December 31, 2003, pursuant to a plan of reorganization, LSGC issued shares of common stock in settlement of creditor accounts as follows

Date	Issuee	No. of Shares	Price per Share	Total
9/22/2003	Durbin, Jim	30,911	$0.031	$954
9/22/2003	Daryl N. Snadon	247,287	0.031	7,629
9/22/2003	Sommer, Mark	30,911	0.031	954
9/25/2003	Adorno & Yoss	8,346	0.031	257
9/25/2003	ADP Investor Communications	143	0.031	4
9/25/2003	ADP Proxy Services	5,652	0.031	174
9/25/2003	Akin, Gump, Strauss, Hauer & Feld	79,077	0.031	2,440
9/25/2003	American Bank Note Company	324	0.031	10
9/25/2003	Artis & Associates	277	0.031	9
9/25/2003	Barrier Corporation (Ronald E. Lusk - CEO)	103	0.031	3
9/25/2003	Ceneur Services (Donald R. Harkleroad - Director)	312,606	0.031	9,644
9/25/2003	Christensen, Clay	9,759	0.031	301
9/25/2003	Consolidated Ordering Services	3,685	0.031	114
9/25/2003	Denitech	246	0.031	8
9/25/2003	Fourth Street Partners	44,816	0.031	1,383
9/25/2003	G & L Realty	808,909	0.031	24,956

9/25/2003	Glankler, Brown PLC	2,143	0.031	66
9/25/2003	Godwin Gruber	61,033	0.031	1,883
9/25/2003	Goulston Storrs	1,212	0.031	37
9/25/2003	K. Shane Hartman	27,412	0.031	846
9/25/2003	Hero, Barbara Jean	896	0.031	28
9/25/2003	Hodges, Doughty & Carson, PLC	1,039	0.031	32
9/25/2003	Howard & Howard	1,287	0.031	40
9/25/2003	Humberson, Gary	456,864	0.031	14,095
9/25/2003	Intercity Investments	32,102	0.031	990
9/25/2003	Jeffers, Mangel, Butler	17,261	0.031	533
9/25/2003	Jones, Mark	514,262	0.031	15,866
9/25/2003	Lamberth Bonapfel Cifelli	181	0.031	6
9/25/2003	Lentz Cantor & Massey Ltd	322	0.031	10
9/25/2003	Level 3 Management	242,210	0.031	7,473
9/25/2003	Ronald E. Lusk	9,240	0.031	285
9/25/2003	Matthews Leasing Company	8,407	0.031	259
9/25/2003	McBee, Andy	514,262	0.031	15,866
9/25/2003	McCarron, Joe	5,848	0.031	180
9/25/2003	Nixon Peabody	79,430	0.031	2,451
9/25/2003	Patton Boggs	52,715	0.031	1,626
9/25/2003	Perkins, Smith & Cohen	282	0.031	9
9/25/2003	Piedmont Ivy Association LLC	8,201	0.031	253
9/25/2003	J. Michael Poss	116,569	0.031	3,596
9/25/2003	Raindance Communications	81	0.031	2
9/25/2003	Robertson, George	6,250	0.031	193
9/25/2003	Schlinger Foundation	388,335	0.031	11,981
9/25/2003	Shares issued to trustee for distribution to creditors at 12/31/03	1,765,228	0.031	54,460
9/25/2003	Shotwell, Brown & Sperry LLP	844	0.031	26
9/25/2003	Springfield Foodservice Corp	108,252	0.031	3,340
9/25/2003	Stephen A. Sherman & Assoc.	11,362	0.031	351
9/25/2003	Total Capital	979,798	0.031	30,228
9/25/2003	Turley, James	1,096,474	0.031	33,828
9/25/2003	Wanat, Julianne	3,161	0.031	98
9/25/2003	Wayne Miller PC	2,705	0.031	83
9/25/2003	Weir & Partners, LLP	91	0.031	3
9/25/2003	Westlake Management Company (Ronald E. Lusk - CEO)	3,270	0.031	101
9/25/2003	Winstead Sechrest & Minick	75,657	0.031	2,334
9/25/2003	Robert L. Woodson, III	3,978	0.031	123
12/31/2003	Adorno & Yoss P.A.	247	0.031	8
12/31/2003	ADP Investor Communication Svc	5	0.031	0
12/31/2003	ADP Proxy Services	167	0.031	5
12/31/2003	Advantage Movers	538	0.031	17
12/31/2003	Akin Gump	2,333	0.031	72
12/31/2003	American Bank Note Company	10	0.031	0
12/31/2003	Artis & Associates	9	0.031	0
12/31/2003	Barbara Jean Hero	27	0.031	1
12/31/2003	Barrier Corporation (Ronald E. Lusk - CEO)	3	0.031	0
12/31/2003	Castleberry, Gary	113,322	0.031	3,496
12/31/2003	Ceneur Services (Donald R. Harkleroad - Director)	9,220	0.031	284
12/31/2003	Clay Christensen	288	0.031	9
12/31/2003	Consolidated Ordering Services	109	0.031	3
12/31/2003	Denitech	8	0.031	0
12/31/2003	Fine Incentives	375	0.031	12

12/31/2003	Fourth Street Partners LLC c/o Bart Houston	1,322	0.031	41
12/31/2003	G&L Realty	23,857	0.031	736
12/31/2003	Glankler Brown PLC	64	0.031	2
12/31/2003	Godwin Gruber	1,800	0.031	56
12/31/2003	Goulston & Storrs c/o Alan Goldberg	36	0.031	1
12/31/2003	Hodges, Doughty & Carson, PLC	31	0.031	1
12/31/2003	Howard & Howard	38	0.031	1
12/31/2003	J. Michael Poss	3,438	0.031	106
12/31/2003	Jeffer Mangels Butler & Marmaro	510	0.031	16
12/31/2003	Joe McCaron	173	0.031	5
12/31/2003	LCP Original Touch	426	0.031	13
12/31/2003	Lentz Cantor & Massey Ltd	10	0.031	0
12/31/2003	Level 3 Management, LLC	7,144	0.031	220
12/31/2003	Matthews Leasing Company	248	0.031	8
12/31/2003	Nixon Peabody	2,343	0.031	72
12/31/2003	Patton Boggs	1,555	0.031	48
12/31/2003	Perkins Smith & Cohen	9	0.031	0
12/31/2003	Robert L. Woodson, III	118	0.031	4
12/31/2003	Ronald E. Lusk	273	0.031	8
12/31/2003	K. Shane Hartman	809	0.031	25
12/31/2003	Shotwell Brown & Sperry LLP	25	0.031	1
12/31/2003	Stephen A. Sherman & Assoc.	336	0.031	10
12/31/2003	Total Capital	28,897	0.031	892
12/31/2003	Wayne Miller PC	80	0.031	2
12/31/2003	Weir & Partners LLP	3	0.031	0
12/31/2003	Westlake Management Company (Ronald E. Lusk - CEO)	97	0.031	3
12/31/2003	Winstead Sechrest & Minick c/o Brian Morris	2,232	0.031	69
		8,384,251		$258,667

2)
During 2004, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2004 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
4/1/2004	Ronald E. Lusk Revocable Trust	69,445	$0.300	$20,833
4/1/2004	Daryl N. Snadon	69,445	0.300	20,833
4/1/2004	USGT Investors, LP (Robert E. Bachman)	69,445	0.300	20,833
4/1/2004	Robert L. Woodson, III	69,445	0.300	20,833
4/1/2004	Frank "Duke" Yetter	69,445	0.300	20,833
4/12/2004	The Bristol Company (Donald R. Harkleroad)	69,445	0.300	20,833
5/10/2004	J. Michael Poss	69,445	0.300	20,833
8/4/2004	Daryl N. Snadon	66,346	0.314	20,833
8/4/2004	Frank "Duke" Yetter	66,346	0.314	20,833
8/4/2004	J. Michael Poss	66,346	0.314	20,833
8/4/2004	Robert L. Woodson, III	66,346	0.314	20,833
8/4/2004	Ronald E. Lusk Revocable Trust	66,346	0.314	20,833
8/4/2004	The Bristol Company (Donald R. Harkleroad)	66,346	0.314	20,833
8/4/2004	USGT Investors, LP (Robert E. Bachman)	66,346	0.314	20,833
10/12/2004	The Bristol Company (Donald R. Harkleroad)	17,103	0.487	8,333
10/12/2004	Dallas Snadon (Daryl N. Snadon)	17,103	0.487	8,333

10/12/2004	J. Michael Poss	17,103	0.487	8,333
10/12/2004	John A. Collingwood	17,103	0.487	8,333
10/12/2004	Phibian S Trust (Fredric S. Maxik)	17,103	0.487	8,333
10/12/2004	Robert L. Woodson, III	17,103	0.487	8,333
10/12/2004	Robert M. McMonigle	9,894	0.530	5,242
10/12/2004	Ronald E. Lusk Revocable Trust	17,103	0.487	8,333
10/12/2004	USGT Investors, LP (Robert E. Bachman)	17,103	0.487	8,333
11/23/2004	The Bristol Company (Donald R. Harkleroad)	9,256	1.417	13,120
11/23/2004	John A. Collingwood	9,256	1.417	13,120
11/23/2004	Robert M. McMonigle	9,256	1.417	13,120
11/23/2004	Phibian S Trust (Fredric S. Maxik)	9,256	1.417	13,120
11/23/2004	J. Michael Poss	9,256	1.417	13,120
11/23/2004	Ronald E. Lusk Revocable Trust	9,256	1.417	13,120
11/23/2004	Dallas Snadon (Daryl N. Snadon)	9,256	1.417	13,120
11/23/2004	USGT Investors, LP (Robert E. Bachman)	9,256	1.417	13,120
11/23/2004	Robert L. Woodson, III	9,256	1.417	13,120
		1,180,559		$481,658

During 2005, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
3/31/2005	The Bristol Company (Donald R. Harkleroad)	5,719	$2.186	$12,500
3/31/2005	John A. Collingwood	5,719	2.186	12,500
3/31/2005	Robert M. McMonigle	5,719	2.186	12,500
3/31/2005	Dallas Snadon (Daryl N. Snadon)	5,719	2.186	12,500
3/31/2005	USGT Investors, LP (Robert E. Bachman)	5,719	2.186	12,500
3/31/2005	Robert L. Woodson, III	5,719	2.186	12,500
6/30/2005	Daryl N. Snadon	9,760	1.281	12,500
6/30/2005	USGT Investors, LP (Robert E. Bachman)	9,760	1.281	12,500
6/30/2005	Robert L. Woodson, III	9,760	1.281	12,500
6/30/2005	Robert M. McMonigle	9,760	1.281	12,500
6/30/2005	The Bristol Company (Donald R. Harkleroad)	9,760	1.281	12,500
6/30/2005	John A. Collingwood	9,760	1.281	12,500
9/30/2005	Daryl N. Snadon	12,328	1.014	12,500
9/30/2005	USGT Investors, LP (Robert E. Bachman)	12,328	1.014	12,500
9/30/2005	Robert L. Woodson, III	12,328	1.014	12,500
9/30/2005	Robert M. McMonigle	12,328	1.014	12,500
9/30/2005	The Bristol Company (Donald R. Harkleroad)	12,328	1.014	12,500
9/30/2005	John A. Collingwood	12,328	1.014	12,500
12/30/2005	Daryl N. Snadon	25,409	0.492	12,500
12/30/2005	USGT Investors, LP (Robert E. Bachman)	25,409	0.492	12,500
12/30/2005	Robert L. Woodson, III	25,409	0.492	12,500
12/30/2005	Robert M. McMonigle	11,914	0.492	6,944
12/30/2005	The Bristol Company (Donald R. Harkleroad)	25,409	0.492	12,500
12/30/2005	John A. Collingwood	25,409	0.492	12,500
		305,801		$294,444

During 2006, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2006 are as follows:

Date	Issuee	# of Shares	Price per Share	Total

April 19, 2006	Daryl Snadon	29,914	$0.42	$12,500
April 19, 2006	USGT Investors, LP (Robert E. Bachman)	29,914	0.42	12,500
April 19, 2006	The Bristol Company (Donald R. Harkleroad)	29,914	0.42	12,500
April 19, 2006	John A. Collingwood	29,914	0.42	12,500
April 19, 2006	Robert Woodson	29,914	0.42	12,500
August 18, 2006	Daryl Snadon	38,036	0.33	12,500
August 18, 2006	USGT Investors, LP (Robert E. Bachman)	38,036	0.33	12,500
August 18, 2006	The Bristol Company (Donald R. Harkleroad	38,036	0.33	12,500
August 18, 2006	John A. Collingwood	38,036	0.33	12,500
August 18, 2006	Robert Woodson	38,036	0.33	12,500
October 6, 2006	Daryl Snadon	294,348	0.20	58,870
October 6, 2006	John A. Collingwood	294,348	0.20	58,870
October 6, 2006	USGT Investors, LP (Robert E. Bachman)	234,348	0.20	46,870
October 6, 2006	The Bristol Company (Donald R. Harkleroad)	195,348	0.20	39,070
October 6, 2006	Ronald Lusk	60,000	0.20	12,000
October 6, 2006	Robert Woodson	54,348	0.20	10,870

		1,472,490		$351,548

3)	In 2004, we paid certain compensation amounts due employees using our common stock. The number of shares issued and the price per share for such shares issued during 2004 are as follows:

Individual	No. of Shares	Price per Share	Amount
Accrued as of December 31, 2003
Ronald E. Lusk	157,333	$0.419	$65,971.17
J. Michael Poss	154,627	0.415	64,238.17
K. Shane Hartman	126,307	0.415	52,363.17
Kathryn D. Fuller	61,528	0.414	25,488.16

Payment in Stock in Lieu of Cash - Q1-2004
Ronald E. Lusk	325,516	0.192	62,499.00
J. Michael Poss	325,525	0.192	62,499.00
K. Shane Hartman	264,331	0.192	50,835.00
Kathryn D. Fuller	130,213	0.192	25,003.00

Payment in Stock in Lieu of Cash - Q2-2004
Ronald E. Lusk	106,199	0.305	32,339.85
J. Michael Poss	108,939	0.304	33,106.97
K. Shane Hartman	84,894	0.305	25,905.92
Kathryn D. Fuller	39,742	0.306	12,169.62

Staying Bonus
Ronald E. Lusk	555,502	0.160	88,880.34
J. Michael Poss	365,269	0.160	58,443.00
K. Shane Hartman	400,289	0.160	64,046.20
Kathryn D. Fuller	619,479	0.160	99,116.70
Shanna Raymond	31,250	0.160	5,000.00

Employment Agreement Shares

J. Michael Poss	312,500	0.160	50,000.00

Sign-On Bonus
Fredric S. Maxik	156,250	0.240	37,500.00

Payment in Stock in Lieu of Cash - Q3-2004
Fredric S. Maxik	52,081	0.480	25,000.00
Fredric S. Maxik	15,547	0.536	8,333.33
	4,393,321		$948,738.60

In 2005, we paid starting bonuses in common stock to certain employees in conjunction with commencement of their employment with us. The number of shares issued and the price per share for such shares issued during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/10/2005	Kate Blackmon	229,167	$0.240	$55,000
5/10/2005	Tracy Smith	10,000	0.240	2,400
9/19/2005	Paul Garrity	20,000	1.014	20,279
		259,167		$77,679

4)
On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a Las Vegas, Nevada-based corporation, which owned certain intellectual property related to the design and development of an ODL light bulb. We acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John A. Collingwood in exchange for 4,796,276 shares of our common stock and our obligation to issue up to an additional 4,499,965 shares of our common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004. The shares issued in conjunction with this acquisition were as follows:

Date	Issuee	No. of Shares	Price per Share	Total
6/2/2004	John A. Collingwood	1,774,622	$0.240	$425,909
6/2/2004	Lanier, Ed I.	1,774,622	0.240	425,909
6/2/2004	Phibian S Trust	1,247,032	0.240	299,288
9/3/2004	Edward I. Lanier	1,664,987	0.240	399,597
9/3/2004	John A. Collingwood	1,664,987	0.240	399,597
9/3/2004	Phibian S Trust	1,169,991	0.240	280,798
		9,296,241		$2,231,097

5)
In connection with the acquisition of Lighting Science, Inc., we undertook a private placement of our common stock under Regulation D of the Securities Act of 1933. A total of $3,874,890 was raised through the sale of 18,425,244 shares of our common stock, as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/17/2004	Philip R. Lacerte	1,041,667	$0.240	$250,000
5/27/2004	Lieser, Charles D.	8,334	0.240	2,000
5/27/2004	Quince Associates, LP	416,667	0.240	100,000
5/27/2004	Schereck, William J.	41,667	0.240	10,000
5/27/2004	Terrell, Charles T.	41,667	0.240	10,000
5/27/2004	Tipton, Paul S.	62,500	0.240	15,000
5/27/2004	Unimark Insurance Company	41,667	0.240	10,000
5/27/2004	Young, George Parker	104,167	0.240	25,000

5/28/2004	Barson, Alan	20,834	0.240	5,000
5/28/2004	Barson, Alan	83,334	0.240	20,000
5/28/2004	Barson, Trust for Daniel G	10,417	0.240	2,500
5/28/2004	Barson, Trust for Sophia J.	10,417	0.240	2,500
5/28/2004	Boudreaux, Reece	20,834	0.240	5,000
5/28/2004	Christensen, Clay	25,000	0.240	6,000
5/28/2004	Christensen, Wade	20,834	0.240	5,000
5/28/2004	Mills, John A.	20,834	0.240	5,000
6/7/2004	Conner, Halden	41,667	0.240	10,000
6/7/2004	Norris, Eric	83,334	0.240	20,000
6/7/2004	Taccetta Family LTD Partnership	62,500	0.240	15,000
7/15/2004	Lieser, Charles D.	20,834	0.240	5,000
7/15/2004	Pierce, Andy G.	104,167	0.240	25,000
8/9/2004	Charles T. Terrell	41,667	0.240	10,000
8/9/2004	David Sands	83,334	0.240	20,000
8/9/2004	Elise C. Ayers	31,250	0.240	7,500
8/9/2004	Granville Merritt	938	0.240	225
8/9/2004	Jeffrey J. Ayers	938	0.240	225
8/12/2004	John A. Collingwood	83,334	0.240	20,000
8/13/2004	Edward I. Lanier	62,500	0.240	15,000
8/20/2004	Antonio C. Alamo	104,167	0.240	25,000
8/20/2004	Halden Conner	20,834	0.240	5,000
8/20/2004	Robert H. Shelton	4,167	0.240	1,000
8/20/2004	Robert M. McMonigle	104,167	0.240	25,000
8/23/2004	G. Patrick Simpkins, Jr.	104,167	0.240	25,000
8/24/2004	Charles T. Terrell	52,084	0.240	12,500
8/24/2004	Chase G. Dickinson	417	0.240	100
8/24/2004	East Park Research, Inc.	208,334	0.240	50,000
8/24/2004	J. Michael McWilliams	62,500	0.240	15,000
8/24/2004	Joan H. Gardner	20,834	0.240	5,000
8/24/2004	Phillip W. Mirabelli	62,500	0.240	15,000
8/24/2004	SGD Family Limited Partnership	62,500	0.240	15,000
8/25/2004	Barbara Ann Churchman	417	0.240	100
8/25/2004	Holly A. Davis	62,500	0.240	15,000
8/25/2004	Mary D. Beougher	62,500	0.240	15,000
8/25/2004	Max G. Garoutte & Sandra B. Garoutte	62,500	0.240	15,000
8/25/2004	The Bristol Company (Donald R. Harkleroad - Director)	62,500	0.240	15,000
8/26/2004	Eric Norris	125,000	0.240	30,000
8/26/2004	Suzanne M. Farina	83,334	0.240	20,000
8/27/2004	Allen B. Smith and Jo A. Smith	83,334	0.240	20,000
8/27/2004	Brian H. Wald	104,167	0.240	25,000
8/30/2004	Clyde Hargrove	41,667	0.240	10,000
8/30/2004	Daniel H. Bradley	104,167	0.240	25,000
8/30/2004	Fitzgerald Realty Group, Inc., PSP	150,000	0.240	36,000
8/30/2004	Lara L. Poynor	41,667	0.240	10,000
8/30/2004	Paul S. Tipton	125,000	0.240	30,000
8/30/2004	Randy Phillips	41,667	0.240	10,000
8/30/2004	USGT Investors L.P. (Robert E. Bachman - Director)	31,250	0.240	7,500
8/31/2004	Dennis Brett	62,500	0.240	15,000
8/31/2004	Thomas Bradley	104,167	0.240	25,000
9/2/2004	G. Patrick Kevlin	41,667	0.240	10,000
9/2/2004	George Parker Young	312,500	0.240	75,000
9/2/2004	Robert L. Woodson, III	41,838	0.239	10,000
9/3/2004	BLF Investments, LP	416,667	0.240	100,000
9/3/2004	D. Craig Martin	208,333	0.240	50,000

9/3/2004	Reagan K. Vidal	62,500	0.240	15,000
9/3/2004	Scott Murray	20,833	0.240	5,000
9/3/2004	Steve Bronner	62,500	0.240	15,000
9/3/2004	Stuart G. Dickinson	62,500	0.240	15,000
9/10/2004	Craig R. Hudson	175,000	0.240	42,000
9/10/2004	Daryl N. Snadon	104,167	0.240	25,000
9/10/2004	Quince Associates, LP	416,667	0.240	100,000
9/16/2004	Andrew N. Adler	208,333	0.240	50,000
9/16/2004	Tanner Gill	41,667	0.240	10,000
9/22/2004	Chris M. Gigl	41,667	0.240	10,000
9/22/2004	Steve Dulin	208,333	0.240	50,000
9/22/2004	William Arnold	83,333	0.240	20,000
10/1/2004	USGT Investors L.P. (Robert E. Bachman - Director)	129,688	0.154	20,000
10/4/2004	Amy C. Lacerte	125,000	0.160	20,000
10/4/2004	Stuart G. Dickinson	200,000	0.240	48,000
10/5/2004	Bernie Selmanson	20,000	0.240	4,800
10/5/2004	Wendy S. Berkeley	4,167	0.240	1,000
10/8/2004	Mark L. Sutton	208,333	0.240	50,000
10/20/2004	Dianne Norris	83,333	0.240	20,000
10/20/2004	Kate Blackmon	12,500	0.240	3,000
10/21/2004	Joan H. Gardner	10,417	0.240	2,500
10/22/2004	Greenfield Capital V, L.P. (Stan T. Waldrop - President)	1,504,167	0.066	100,000
10/22/2004	James E. Fitzgerald	187,500	0.240	45,000
10/22/2004	Phillip C. McGraw	416,667	0.240	100,000
10/22/2004	Robert J. Schlegel	1,000,000	0.240	240,000
11/8/2004	Donald R. Harkleroad	55,000	0.240	13,200
11/8/2004	Jill Greene	10,000	0.240	2,400
11/8/2004	K.C. White	10,000	0.240	2,400
11/8/2004	Jennifer Lim	10,000	0.240	2,400
11/8/2004	Michael Anderson	5,000	0.240	1,200
11/8/2004	Joseph McCord	5,000	0.240	1,200
11/8/2004	Tim Myers	5,000	0.240	1,200
11/8/2004	SDW Investments, Ltd. (Stan T. Waldrop - President)	196,667	0.239	47,000
11/8/2004	Stan T. Waldrop	100,000	0.240	24,000
11/8/2004	Stan T. Waldrop	150,000	0.240	36,000
11/8/2004	Stan T. Waldrop	250,000	0.240	60,000
11/8/2004	Trust for Patrick Barley	345,000	0.241	83,000
11/10/2004	Philip R. Lacerte	1,666,667	0.150	250,000
11/17/2004	Ronald E. Lusk Revocable Trust	2,083,333	0.240	500,000
11/19/2004	MRM Capital, LP	1,000,000	0.125	125,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	325,000	0.240	78,000
12/8/2004	Philip R. Lacerte	625,000	0.240	150,000
12/21/2004	Marasco, Mark	41,667	0.240	10,000
12/31/2004	Fredric S. Maxik - Family Trusts	6,000	0.240	1,440
1/18/2005	Phillips, Josh	41,666	0.240	10,000
2/3/2005	McBride, Curtis	41,667	0.240	10,000
		18,425,255		$3,874,890

On March 4, 2005, we amended our filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to change the exemption we were relying on to Rule 506 rather than Rule 505 for the sale of our common stock. Under Rule 506, we can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors.

6)	During 2004, we paid certain vendors for rent and consulting services in shares of our common stock. The number of shares issued and the price per share for such shares issued are as follows:

Date	Issuee	No. of Shares	Price per Share	Total	In Payment of:
4/6/2004	Durbin, Jim	37,750	$0.320	$12,080	Rent
4/6/2004	Daryl N. Snadon	302,000	0.320	96,639	Rent
4/6/2004	Sommer, Mark	37,750	0.320	12,080	Rent
4/15/2004	Philip R. Lacerte	125,000	0.160	20,000	Consulting
5/11/2004	MRM Capital, LP	187,500	0.160	30,000	Consulting
5/20/2004	Phillip W. Offill, Jr. Trustee	20,800	0.016	333	Consulting
5/27/2004	International Management	125,000	0.160	20,000	Consulting
5/27/2004	Oliver, Debra	25,000	0.160	4,000	Consulting
5/27/2004	Young, George Parker	25,000	0.160	4,000	Consulting
6/22/2004	Barron, Charles & Karen	31,250	0.160	5,000	Consulting
7/15/2004	Lowe, George L.	62,500	0.320	20,000	Consulting
7/15/2004	T&T Jeary Family, Ltd.	93,750	0.320	30,000	Consulting
8/6/2004	Daryl N. Snadon	69,903	0.385	26,893	Rent
8/6/2004	Jim Durbin	8,738	0.385	3,362	Rent
8/6/2004	Mark Sommer	8,738	0.385	3,362	Rent
9/28/2004	T & T Jeary Family, Ltd.	100,000	0.540	54,000	Consulting
12/1/2004	Ed Hammer	34,483	1.450	50,000	Consulting
12/8/2004	David A. Reed	25,000	1.440	36,000	Consulting
12/27/2004	Durbin, Jim	7,937	0.754	5,985	Rent
12/27/2004	Daryl N. Snadon	63,494	0.754	47,877	Rent
12/27/2004	Sommer, Mark	7,937	0.754	5,985	Rent
		1,399,530		$487,594
7)
As discussed in the Certain Relationships and Related Transactions section of this prospectus, we were obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $315,554 in accrued interest at December 31, 2004. Ronald E. Lusk, our chairman, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. Additionally, on July 25, 1994, we sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which we emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At the date of the agreement, the cumulative unpaid dividend with respect to the 6% Convertible Preferred Stock was $1,670,685. Thus, the total liquidation preference of the Series A Preferred Stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of the 6% Convertible Preferred Stock which was completed in May 2005, the placement agent recommended and our board of directors concurred that the Match, Inc. debt and Series “A” Preferred Stock would preclude us from successfully completing the financing transaction. A special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III (the “Special Committee”) was formed on March 14, 2005 to negotiate with Mr. Lusk the exchange of the Series A Preferred Stock and the Match, Inc. debt for shares of our common stock.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the Special Committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the Series A Preferred Stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to us and voted to approve the transactions contained in the proposal from Mr. Lusk. The shares of common stock issued in exchange for the Series A Preferred Stock and the amount due under the credit agreement totaled 3,254,034 shares, which were issued on May 5, 2005 as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/5/2005	2 Boys AB Revocable Trust	1,627,017	$1.725	$2,806,604
5/5/2005	Ronald E. Lusk Revocable Trust	1,627,017	1.725	2,806,604
		3,254,034		$5,613,209

8)
On February 10, 2005, we entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of us. In connection therewith, we agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price to be determined in the future. Such exercise price has been determined to be $0.80 per share. Each warrant will provide for the purchase of $300,000 worth of our common stock. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contract unless terminated earlier.

9)
On February 15, 2005, we entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to us and a to-be-formed entity. The intent of the Joint Venture is to own streetlights and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers. We issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of our common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

10)
At a meeting of our board of directors held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan us an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip N. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and the Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned us an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned us funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, respectively, we issued warrants for 15,000 and 5,000 shares of common stock to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares of common stock to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

11)
On May 12, 2005, we entered into a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Western Reserve Hedged Equity, LP, AG Domestic Convertibles, L.P., A.G. Offshore Convertibles, Ltd., the Gryphon Master Fund, L.P., the GSSF Master Fund, L.P., Xerion Partners I LLC, Xerion Partners II Master Fund Limited, Telemark Asset Management, LLC and certain other accredited investors (collectively referred to as the “Purchasers”) for the private placement of our 6% Convertible Preferred Stock, $.001 par value, pursuant to which the Purchasers have agreed to purchase 2,260,966 shares of the 6% Convertible Preferred Stock at $3.20 per share for an aggregate purchase price of $7,235,086. The Securities Purchase Agreement was executed on May 12, 2005. Additionally, we entered into and executed warrants, a registration rights agreement and lock-up agreements with affiliates and certain stockholders. A certificate of designation that sets forth the rights, preferences, terms and conditions of the 6% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 10, 2005.

The 6% Convertible Preferred Stock may be converted into shares of common stock. The 6% Convertible Preferred Stock will have an initial conversion price of $0.80 per share of common stock subject to full ratchet anti-dilution provisions. The Purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The warrants have a term of five years from the closing date. Merriman Curhan Ford & Co. and MRM Capital LP acted as placement agents for this transaction. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share (subject to adjustment pursuant to anti-dilution provisions) were issued to Merriman and MRM in conjunction with this transaction.

The preferred shares issued in conjunction with this Securities Purchase Agreement are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	178,125	$3.200	$570,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	196,875	3.200	630,000
5/12/2005	Gryphon Master Fund, L.P.	406,250	3.200	1,300,000
5/12/2005	GSSF Master Fund, LP	218,750	3.200	700,000
5/12/2005	AG Domestic Convertibles, L.P.	281,250	3.200	900,000
5/12/2005	AG Offshore Convertibles, Ltd.	656,250	3.200	2,100,000
5/12/2005	Xerion Partners I LLC	78,125	3.200	250,000
5/12/2005	Xerion Partners II Master Fund Limited	78,125	3.200	250,000
5/12/2005	Telemark Asset Management, LLC	39,063	3.200	125,000
5/12/2005	Jerome Hill Amy Hill JTWRS	18,750	3.200	60,000
5/12/2005	George L. Lowe	7,813	3.200	25,000
5/12/2005	2 Boys AB Revocable Trust	7,813	3.200	25,001
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	15,625	3.200	50,000
5/12/2005	Daryl N. Snadon	29,238	3.200	93,565
5/12/2005	Trust for Cole Snadon	7,813	3.200	25,000
5/12/2005	Trust for Kendall Snadon	7,813	3.200	25,000
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	10,413	3.200	33,322
5/12/2005	John A. Collingwood	4,688	3.200	15,001
5/12/2005	Philip R. Lacerte	10,374	3.200	33,197
5/12/2005	Edward I. Lanier	7,813	3.200	25,000

Total Shares		2,260,966		$7,235,086

The warrants issued in conjunction with this Securities Purchase Agreement are as follows:

Date	Issuee	No. of Shares	Exercise Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	534,375	$0.960	$513,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	590,625	0.960	567,000
5/12/2005	Gryphon Master Fund, L.P.	1,218,750	0.960	1,170,000
5/12/2005	GSSF Master Fund, LP	656,250	0.960	630,000
5/12/2005	AG Domestic Convertibles, L.P.	843,750	0.960	810,000
5/12/2005	AG Offshore Convertibles, Ltd.	1,968,750	0.960	1,890,000
5/12/2005	Xerion Partners I LLC	234,375	0.960	225,000
5/12/2005	Xerion Partners II Master Fund Limited	234,375	0.960	225,000
5/12/2005	Telemark Asset Management, LLC	117,188	0.960	112,500
5/12/2005	Jerome Hill Amy Hill JTWRS	56,250	0.960	54,000
5/12/2005	George L. Lowe	23,437	0.960	22,500
5/12/2005	2 Boys AB Revocable Trust	23,438	0.960	22,500
5/12/2005	Merriman Curhan & Ford	575,860	1.500	863,790
5/12/2005	MRM Capital, LP (Aspen Advisors)	63,984	1.500	95,976
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	46,876	0.960	45,001
5/12/2005	Daryl N. Snadon	87,715	0.960	84,206
5/12/2005	Trust for Cole Snadon	23,437	0.960	22,500
5/12/2005	Trust for Kendall Snadon	23,437	0.960	22,500
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	31,239	0.960	29,989
5/12/2005	John A. Collingwood	14,063	0.960	13,500
5/12/2005	Philip R. Lacerte	31,122	0.960	29,877
5/12/2006	Ed Lanier	23,437	0.960	22,500

Total Securities Purchase Agreement Warrants		7,422,733		$7,471,339

12)
On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (“2005 Equity Compensation Plan”) and a proposal to implement this plan was approved at the annual stockholders’ meeting in August 2005. A total of 5,000,000 shares of common stock have been reserved under this plan. The following stock options have been granted under this plan in 2005. These have a four year life and vest one-third upon grant, one-third after one year from grant and one-third after two years from grant.

Date	Grantee	Option Shares	Strike Price	Proceeds	Expiration Date
Options granted
9/19/2005	Michael Lavey	100,000	0.870	$87,000.00	09/19/09
9/19/2005	Paul Garrity	30,000	0.870	26,100.00	09/19/09

9/19/2005	Cande Smiley	40,000	0.870	34,800.00	09/19/09
9/19/2005	Robert Bachman	50,000	0.870	43,500.00	09/19/09
9/19/2005	Donald Harkleroad	150,000	0.870	130,500.00	09/19/09
9/19/2005	Chester Britt	50,000	0.870	43,500.00	09/19/09
10/31/2005	Robert Bachman	50,000	0.530	26,500.00	10/31/09
10/31/2005	Donald Harkleroad	50,000	0.530	26,500.00	10/31/09
10/31/2005	Robert McMonigle	50,000	0.530	26,500.00	10/31/09
10/31/2005	Robert Woodson	50,000	0.530	26,500.00	10/31/09
10/31/2005	Daryl Snadon	50,000	0.530	26,500.00	10/31/09
10/31/2005	John Collingwood	50,000	0.530	26,500.00	10/31/09
11/28/2005	Stephen Hamilton	60,000	0.450	27,000.00	11/28/09

Total options issued during 2005		780,000		551,400

Options grants cancelled
11/25/2005	Michael Lavey	(66,667)	0.870	(58,000.29)
11/23/2005	Robert McMonigle	(33,333)	0.530	(17,666.49)

Total options cancelled during 2005		(100,000)		(75,667)

Total options outstanding		680,000		475,733

The following stock options have been granted under this plan in 2006. These options, except for the 2,000,000 options granted to Mr. Warshauer, vest one-third upon grant, one-third after one year from grant and one-third after two years from grant. The 2,000,000 options granted to Mr. Warshauer vest 50% upon grant, with the remaining options vesting 16.67% on each of the first, second and third anniversaries of the grant.

Date	Grantee	Option Shares	Strike Price	Proceeds	Expiration Date

2/21/2006	Don Harleroad	800,000	0.320	256,000.00	02/21/11
2/21/2006	Bob Bachman	800,000	0.320	256,000.00	02/21/11
2/21/2006	Ron Lusk	200,000	0.320	64,000.00	02/21/11
2/21/2006	Daryl Snadon	20,000	0.320	6,400.00	02/21/09
2/21/2006	Robert Woodson	20,000	0.320	6,400.00	02/21/09
2/21/2006	John Collingwood	20,000	0.320	6,400.00	02/21/09
2/21/2006	Steve Hamilton	20,000	0.320	6,400.00	02/21/09
2/21/2006	Fred Maxik	10,000	0.320	3,200.00	02/21/09
2/21/2006	Shane Hartman	30,000	0.320	9,600.00	02/21/09
2/21/2006	Paul Garrity	50,000	0.320	16,000.00	02/21/09
2/21/2006	Michael Poss	10,000	0.320	3,200.00	02/21/09
2/21/2006	Dee Needham	10,000	0.320	3,200.00	02/21/09
2/21/2006	Cande Smillie	15,000	0.320	4,800.00	02/21/09
2/21/2006	William Little	500,000	0.320	160,000.00	02/21/09
2/28/2006	Paul Garrity	50,000	0.290	14,500.00	02/21/09
3/9/2006	Robert Warshauer	2,000,000	0.300	600,000.00	03/09/11

Total Options issued in 2006		4,555,000		1,416,100

Options grants cancelled
2/21/2006	Robert McMonigle	(16,667)	0.870	(14,500.29)
2/28/2006	Mike Lavey	(33,333)	0.870	(28,999.71)
8/28/2006	William Little	(333,333)	0.320	(106,666.56)
8/28/2006	Cande Smillie	(13,333)	0.870	(11,599.71)
8/31/2006	Cande Smillie	(10,000)	0.320	(3,200.00)
10/31/2006	William Little	(166,667)	0.320	(53,333.44)
10/31/2006	Cande Smillie	(5,000)	0.320	(1,600.00)
10/31/2006	Cande Smillie	(26,667)	0.870	(23,200.29)

Total Options cancelled		(605,000)		(243,100)

Total Options Outstanding December 31, 2005		680,000		475,733.00

Total Options Outstanding January 8, 2007		4,630,000		1,648,733

13)
Philip R. Lacerte resigned as our Executive Vice President of Sales and Marketing on October 4, 2005. In connection with his resignation and as consideration for the Company agreeing to release him from his obligations under the Agreement, except for Sections 14, 16, 17, 21 and 22, Mr. Lacerte has agreed to deliver to the us 100,000 shares of our common stock, $.001 par value per share. The shares of Company common stock which were returned were cancelled.

14)	The following non-employee members of our board of directors received grants of stock options for shares of our common stock during 2005:

Director	Number of Shares
	September 2005 Grant	October 2005 Grant
Robert E. Bachman	50,000	50,000
John A. Collingwood	0	50,000
Don R. Harkleroad	150,000	50,000
Daryl N. Snadon	0	50,000
Robert Woodson	0	50,000

	200,000	250,000

Exercise price share	$0.87	$0.53

The following non-employee members of our board of directors received grants of stock options for shares of our common stock during 2006:

February 2006 Grant	Number of Shares
Robert E. Bachman	800,000
John A. Collingwood	20,000
Don R. Harkleroad	800,000
Daryl N. Snadon	20,000
Robert Woodson	20,000

1,660,000

Exercise price per share	$0.32

15)
On October 5, 2005, we terminated an agreement with Curtis McBride and Ron Froom to provide strategic account management relating to the sale of the our products. In connection therewith, we issued each of these individuals 100,000 shares of common stock at value of $0.89 per share.

16)
On October 18, 2005, Stan T. Waldrop, our president at the time, resigned from his position to pursue other business opportunities. Mr. Waldrop will continue to serve Lighting Science Group in an advisory capacity for six months, assisting in the transition. In conjunction therewith, Lighting Science Group issued to Mr. Waldrop 50,000 shares of common stock at a value of $0.52 per share.

17)	On December 5, 2005, we issued 25,000 shares of common stock to Claes Beckman at a value of $0.41 per share as consideration for technical consulting services provided to Lighting Science Group.

18)	On February 23, 2006, the Company issued 100,000 shares of its common stock at $0.33 per share to Mr. Edward Hammer in conjunction with his consulting agreement.

19)
On March 3, 2006, the Company issued a warrant for the purchase of 400,000 shares of its common stock to ABM Industries, Inc. (“ABM”) in conjunction with a marketing agreement with ABM. The warrants have an exercise price of $0.40 per share and can be exercised at any time after the date of issuance through the second anniversary date of the issuance.

20) During 2006, we paid certain vendors for consulting and legal services in shares of our common stock. The number of shares issued and the price per share for such shares issued are as follows:

Date	Issuee	No. of Shares	Price per Share	Total	In payment of

June 15, 2006	EScott, Inc.	29,741	$0.34	$10,000	Consulting Services
June 15, 2006	Alan Barson	45,162	$0.31	14,000	Legal Services
June 19, 2006	William Solemene	29,853	$0.34	10,150	Consulting Services
June 19, 2006	Brian Ternamian	29,853	$0.34	10,150	Consulting Services
August 18, 2006	EScott, Inc.	38,074	$0.26	10,000	Consulting Services
August 25, 2006	Inca Group LLC	27,778	$0.18	5,000	Consulting Services
September 20, 2006	MVPS, LLC	200,000	$0.15	29,953	Rent
October 4, 2006	Inca Group LLC	26,716	$0.19	5,000	Consulting Services
October 31, 2006	Inca Group LLC	18,519	$0.27	5,000	Consulting Services
October 31, 2006	EScott, Inc.	18,519	$0.27	5,000	Consulting Services
October 31, 2006	Alan Barson	56,904	$0.23	13,088	Legal Services
December 5, 2006	Inca Group LLC	17,242	$0.29	5,000	Consulting Services
December 5, 2006	EScott, Inc.	17,242	$0.29	5,000	Consulting Services
December 19, 2006	Phil Lacerte	1,625,000	$0.20	325,000	Consulting Services
December 28, 2006	The Equity Group	265,364	$0.24	63,687	Consulting Services

		2,445,967		$516,028

21)	In 2006, the Company issued shares of common stock to the following employees as bonuses:

Date	Employee	No. of Shares

July 17, 2006	David Rubin	100,000
October 31, 2006	Carroll Smith	40,000
October 31, 2006	Wei Sun	10,000
October 31, 2006	Addy Widjaja	20,000
October 31, 2006	Ruben Villarreal	10,000
October 31, 2006	Diana Cearley	10,000

		190,000

22)	On September 18, 2006 and Septmeber 22, 2006 the Company issued the following common stock and warrants for the purchase of common stock, respectively, to the Gurantors of the line of credit:

Name	Comon Stock Issued	Price per share	Total	Common Stock Warrants

USGT Investors, LP	150,000	$0.30	$45,000	375000
Daryl Snadon	200,000	$0.30	$60,000	500000
John Collingwood	200,000	$0.30	$60,000	500000
Jerome Hill	100,000	$0.30	$30,000	250000
Ron Lusk	50,000	$0.30	$15,000	125000
George Parker-Young	50,000	$0.30	$15,000	125000
Phil Lacerte	2,375,000	$0.30	$712,500	-

	3,125,000		$937,500	1,875,000

The warrants issued to the Guarantors have an exercise price of $0.30 per share and have a term of five years.

23)	The following table sets forth information pertaining to recent conversions of our 6% convertible preferred stock and recent exercises of warrants to purchase shares of our common stock.

Name	Date	Transaction	Number of shares of Common Stock	Underlying Price/Share
Telemark Asset Management	March 20, 2006	Preferred Stock Conversion	156,250	$0.80
Xerion Partners I, LLC	May 23, 2006	Preferred Stock Conversion	312,500	0.80
Xerion Partners II Master Fund Limited	May 23, 2006	Preferred Stock Conversion	312,500	0.80
2BOYSAB Trust	June 19, 2006	PIPE Warrant Exercise	23,438	0.30
Daryl Snadon	December 29, 2006	Warrant Exercise	130,000	0.30
MRM Capital, LP	December 19, 2006	Warrant Exercise	63,984	0.30
USGT Investors, L.P.	January 12, 2007	Warrant Exercise	30,000	0.30
Phil Lacerte	January 12, 2007	Warrant Exercise	30,000	0.30

24)
 In October 2006, the Company entered a marketing agreement with ICurie Limited under which the Company will buy certain components from ICurie to produce its lights. As part of the agreement, the Company agreed to issue 500,000 warrants for the purchase of common stock at an exercise price of $0.32 to ICurie. At January 12, 2007, 125,000 of the warrants had vested. The warrants have a term of five years.

25)
On January 9, 2007, the Company issued 6,854 shares of common stock to Ron Lusk, Chairman and Chief Executive Officer of the Company in exchange for converting an advance made to the Company. The advance was converted using a price of $0.30 per common share.

26)	During 2007, the Company issued common stock to the following suppliers in settlement of their accounts:

27)
On January 23, 2007, the company issued warrants to the following guarantors as consideratiuon for providing additional guarantees enabling the company to obtain the addtional amount available under its line of credit:

Name	Position	Amount of Line of Credit Guaranteed	# of Warrant Shares to be Issued

Phil Lacerte		$65,000	65,000
Daryl Snadon	Director	$50,000	50,000
Edward Hawes		$50,000	50,000
USGT Investors, LP (Robert E. Bachman)	Director	$37,500	37,500
Baron Cass		$48,750	48,750
Paul Schlosberg		$48,750	48,750

		$300,000	300,000

The warrants have an exercise price of $0.30 per share and have a term of five years.

ITEM 27. EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (1)
3.2	Amended and Restated By-laws of Lighting Science Group Corporation (1)
4.1	Stock Purchase Agreement of Lighting Science Inc. (2)
4.2	Preferred Stock Securities Purchase Agreement (3)
4.3	Form of Warrant (3)
4.4	Registration Rights Agreement (3)
4.5	Form of Lock-Up Agreement (Affiliates) (3)
4.6	Form of Lock-Up Agreement (Non-Affiliates) (3)
4.7	Certificate of Designation (3)
4.8	Form of Subscription Agreement for 2004 Private Placement (1)
4.9	Purchaser List for 2004 Private Placement (1)
4.10	Warrants Issued to Giuliani Capital Advisors (4)
5.1	Opinion on legality from Haynes and Boone, LLP (filed herewith)
10.1	Consulting Agreement with Equity Group (5)
10.2	Employment Agreement with Ronald E. Lusk (6)
10.3	Employment Agreement with Philip R. Lacerte (7)
10.4	Employment Agreement with Fredric S. Maxik (2)
10.5	Employment Agreement with K. Shane Hartman (6)
10.6	Employment Agreement with Kathryn D. Fuller (6)
10.7	Employment Agreement with J. Michael Poss (6)
10.8	Employment Agreement with Stan T. Waldrop (7)
10.9	Loan Agreement dated as of June 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A.(8)
10.10	Revolving Promissory Note dated as of June 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A. (8)
10.11	Pledge and Security Agreement dated as of June 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A. (8)
23.1	Consent of Turner, Stone & Company, LLP (filed herewith)
23.2	Consent of Haynes and Boone, LLP (contained in exhibit 5.1, filed herewith)
24	Power of attorney (1)

1.	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 12, 2005.
2.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2004.
3.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.
4.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2005.
5.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005.
6.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on August 16, 2004.
7.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on November 16, 2004.
8.	Incorporated by reference to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2006.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of our securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, September 11, 2006.

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Ronald E. Lusk
Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald E. Lusk Ronald E. Lusk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 26, 2007
/s/ Stephen A. Hamilton Stephen A. Hamilton	Chief Financial Officer (Principal Financial and Accounting Officer)	January 26, 2007
/s/ Robert E. Bachman (by Ronald E. Lusk, Attorney-in-Fact*) Robert E. Bachman	Director	January 26, 2007
/s/ John A. Collingwood (by Ronald E. Lusk, Attorney-in-Fact*) John A. Collingwood	Director	January 26, 2007
/s/ Donald R. Harkleroad (by Ronald E. Lusk, Attorney-in-Fact*) Donald R. Harkleroad	Director	January 26, 2007
/s/ Fredric S. Maxik (by Ronald E. Lusk, Attorney-in-Fact*) Fredric S. Maxik	Director	January 26, 2007
/s/ Daryl N. Snadon (by Ronald E. Lusk, Attorney-in-Fact*) Daryl N. Snadon	Director	January 26, 2007
/s/ Robert H. Warshauer (by Ronald E. Lusk, Attorney-in-fact*) Robert H. Warshauer	President and Director	January 26, 2007
/s/ Robert L. Woodson, III (by Ronald E. Lusk, Attorney-in-Fact*) Robert L. Woodson, III	Director	January 26, 2007

* pursuant to a Power of Attorney previously filed with the SEC